As filed with the Securities and Exchange Commission on November 10, 2010

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

AMENDMENT NO. 3 TO

FORM 10
GENERAL FORM FOR REGISTRATION OF SECURITIES
Pursuant to Section 12(b) or (g) of The Securities Exchange Act of 1934

China Dongfang Healthcare Group Inc.
(Exact name of registrant as specified in its charter)

Nevada	46-0525216
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
No. 8, Shian South Road, Shijing Street Baiyun District, Guangzhou City, People’s Republic of China	510430
(Address of principal executive offices)	Zip Code

Registrant’s telephone number, including area code: (011) 86 20 611 60111

Copies to:
Jeffrey A. Rinde, Esquire Blank Rome LLP The Chrysler Building 405 Lexington Avenue New York, New York 10174-0208 Telephone: +1 (212) 885-5000 Facsimile: +1 (212) 885-5001	Jeffrey M. Taylor, Esquire Blank Rome LLP One Logan Square Philadelphia, Pennsylvania 19103-6998 Telephone: +1 (215) 569-5500 Facsimile: +1 (215) 832-5579

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
None.	None.

Securities to be registered pursuant to Section 12(g) of the Act:
Common Stock, par value $0.0001 per share
(Title of class)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☒
(Do not check if a smaller reporting company)

TABLE OF CONTENTS

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EXPLANATORY NOTES

China Dongfang Healthcare Group Inc. is filing this registration statement on Form 10 under the Exchange Act on a voluntary basis to provide current public information about its business and operations to current and potential investors, stockholders and other members of the public.

Pursuant to Item 10(f) of Regulation S-K promulgated under the Securities Act, except as otherwise indicated, we have elected to comply throughout this registration statement with the scaled disclosure requirements applicable to “smaller reporting companies.”

TERMS USED THROUGHOUT THIS REGISTRATION STATEMENT

Except where the context otherwise requires, and for purposes of this registration statement only, the following terms shall have the meanings given below:

•	“we,” “us,” “our company,” “our,” and the “Company” refer to China Dongfang Healthcare Group Inc. and its combined operations and subsidiaries taken together as a whole;

•
“acquisition strategy”, “hospital acquisitions,” “hospitals we may [control/operate/acquire]” and “future hospitals” (or terms of similar import) refer to our plan to acquire control of privatized or to-be-privatized hospitals in China through contractual arrangements;

•
“GDH,” “the hospital we operate” or “the hospital we control” refers to Guangzhou Dongfang Hospital Co. Ltd. or Guangzhou Dongfang Hospital, the hospital as to which we have operational control and to which we provide consulting and management services through various contractual arrangements;

•
“management company” refers to Guangzhou Shouzhi Medical Institution Management Co. Ltd., a PRC limited liability company and our indirect wholly-owned subsidiary that operates GDH through various contractual arrangements;

•	“China” or the “PRC” refers to the People’s Republic of China, excluding Taiwan and the Hong Kong and Macau Special Administrative Regions;

•	“common stock” or “stock” refers to our common stock, $0.0001 par value per share;

•
“registration statement” refers to this Registration Statement of China Dongfang Healthcare Group Inc. on Form 10 filed under Section 12(g) of the Exchange Act, including all exhibits to this registration statement;

•	“Securities Act” refers to the U.S. Securities Act of 1933, as amended, and any successor statute;

•	“Exchange Act” refers to the U.S. Securities Exchange Act of 1934, as amended, and any successor statute;

•	“SEC” refers to the U.S. Securities and Exchange Commission, or any successor agency;

•	“RMB” and “Renminbi” refer to the legal currency of China; and

•	“$,” “dollars” and “U.S. dollars” refer to the legal currency of the United States.

Information contained in this registration statement and expressed in dollars has generally been presented in round numbers.  Certain of the percentages contained in this registration statement have been calculated using the rounded information provided in this registration statement.  As a result, these percentages may differ slightly from calculations obtained based upon the figures provided in our combined and condensed consolidated financial statements, and totals contained throughout this registration statement may be affected by rounding.

FORWARD-LOOKING STATEMENTS

Statements included in this registration statement that do not relate to present or historical conditions are called “forward-looking statements.”  Such forward-looking statements involve known and unknown risks and uncertainties and other factors that could cause actual results or outcomes to differ materially from those expressed in, or implied by, the forward-looking statements.  Forward-looking statements may include, without limitation, statements relating to our plans, strategies, objectives, expectations and intentions.  Words such as “believes,” “forecasts,” “intends,” “possible,” “estimates,” “projects,” “anticipates,” “future,” “expects,” “plans,” “goal,” “objective,” “should,” “could,” “will,” and similar expressions are intended to identify forward-looking statements.  We have based these forward-looking statements largely on our current expectations and projections about future events and trends that we believe may affect our financial condition, results of operations, business strategy and financial needs.  These forward-looking statements include, but are not limited to, the following:

•
statements contained in “Item 1.  Business” concerning our business strategies, operations, competitiveness, professional recruiting and retention, lack of insurance coverage and compliance with laws and regulations;

•	statements contained in “Item 1A. Risk Factors”; and

•
statements contained in “Item 2.  Financial Information — Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the notes to our combined and condensed consolidated financial statements, such as our ability to control additional hospitals on favorable terms, potential changes in governmental regulation of our business, and our critical accounting policies and estimates.

Our ability to predict or project future results or the effect of events on our operating results is inherently uncertain.  Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by which, such performance or results will be achieved.

Important factors, risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or implied by, forward-looking statements include, but are not limited to:

•	our limited operating history;

•	that we may not be able to obtain sufficient financing or raise sufficient capital as needed or desired for operations or to expand and grow our business;

•	our management company may be unable to provide services to and to collect the income from the hospitals to which it provides services;

•	the hospital we operate may be unable to distribute cash to the management company;

•	any adverse developments related to our sole hospital located in Guangzhou, Guangdong Province, China or the other hospitals we may control in the future;

•	our inability to obtain the necessary government registrations, approvals and licenses for our planned acquisitions and hospital expansions;

•	our inability to integrate and manage the acquisition of new hospitals and the expansion of our operations;

•
the uncertainties of the interpretation and application of current and future PRC laws and regulations, including regulations governing the validity and enforcement of our contractual arrangements we use and plan to use to operate our hospital;

•	our loss of ability to use and enjoy assets of the management company or the hospital in the event of their respective bankruptcies;

•
overall regulations and laws in China, including without limitation those in the healthcare industry, and any changes in those laws, rules or regulations, which may adversely affect our ability to operate profitably or at all;

•
the negative effects of increased competition in the private hospital sector in China, including the impact that such competition may have on our ability to locate and obtain control over the operations of other hospitals in China;

•	our inability to remain eligible for the payment of medical fees through insurance coverage under the laws of the PRC and its provinces and municipalities;

•
that we may be unable to continue to attract, hire, retain, promote and compensate physicians and other healthcare professionals as we need to or deem appropriate in connection with the proposed expansion of our business;

•	our inability to retain our key senior management, including Xu Jianping, our Chairman, President and Chief Executive Officer;

•	our inability to successfully centralize operations to take advantage of cost savings and other economies of scale that may be enjoyed by a larger operator of hospitals;

•	our lack of general and professional liability insurance, including healthcare malpractice insurance, which subjects us to potential exposure to malpractice, liability and other claims;

•	our inability to maintain effective disclosure or internal controls;

•	general changes in economic and business conditions in China and in the regions in which we operate; and

•	other factors described under “Item 1A. Risk Factors” in this registration statement.

Forward-looking statements speak only as of the date the statements are made.  We assume no obligation to update forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information except to the extent required by applicable securities laws. If we update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect thereto or with respect to other forward-looking statements.

EXCHANGE RATE INFORMATION

Our business is conducted in China and substantially all of our revenues are denominated in Renminbi.  This registration statement contains translations of Renminbi amounts into U.S. dollars at specific rates solely for the convenience of the reader.  The conversion of Renminbi into U.S. dollars in this registration statement, unless otherwise noted, is based on the average interbank exchange rate on December 31, 2009, as reported by OANDA Corporation which is RMB 6.8372 to U.S. $1.00.  We make no representation that any Renminbi or U.S. dollar amounts could have been, or could be, converted into U.S. dollars or Renminbi, as the case may be, at any particular rate, the rates stated below, or at all.  The PRC government imposes control over its foreign currency reserves in part through direct regulation of the conversion of Renminbi into foreign exchange and through restrictions on foreign trade.

The following table sets forth information concerning interbank exchange rates between the Renminbi and the U.S. dollar for the periods indicated.  These rates are provided solely for your convenience and are not necessarily the exchange rates that we used in this registration statement or in the preparation of our combined and condensed consolidated financial statements or any information that we will in the future file with the SEC.

	Interbank Exchange Rates (1) (Renminbi per U.S. dollar)
Period	Period End	Average (2)	Low (3)	High (3)
2008	6.85420	6.96225	6.74800	7.29410
2009	6.83720	6.84088	6.78800	6.84300
2010:
January	6.83690	6.83467	6.78360	6.82950
February	6.83670	6.83766	6.79410	6.83360
March	6.83610	6.83590	6.81360	6.82680
April	6.83580	6.83286	6.74710	6.82800
May	6.83150	6.83651	6.80000	6.83150
June	6.80860	6.83095	6.76160	6.82330
July	6.78700	6.78614	6.75950	6.78130
August	6.81300	6.79603	6.75470	6.79820
September	6.69810	6.75811	6.67460	6.80550
October	6.67180	6.67726	6.63100	6.69050

(1)	The source of these interbank exchange rates is OANDA Corporation, http://www.oanda.com.
(2)	Annual and monthly averages are calculated using the average of the daily ask prices during the relevant period.
(3)	High and low prices are based on the highest and lowest bid prices during the relevant period.

Item 1.Business.

Company Overview

We seek to operate high-quality hospitals throughout China to focus on providing specialized medical services to patients, particularly in the medical specialties of oncology, cardiovascular disease, gynecology, obstetrics and minimally invasive surgery.  We currently operate Guangzhou Dongfang Hospital, a general hospital located in Guangzhou, Guangdong Province, China.  Our management has operated GDH and its predecessors since 2002, and through our formation and organizational transactions we indirectly acquired the contractual right to operate GDH in June 2010.  See “— Formation of Our Business.”

GDH currently has 90 licensed beds and offers a wide range of medical services in the areas of surgery, internal medicine, ophthalmology, orthopedics, oncology, cardiovascular disease, urology, dentistry, gynecology, tocology, pediatrics, traditional Chinese medicine, rehabilitation and emergency care.   Going forward, we intend to focus our healthcare services at GDH primarily in the areas of gynecology, obstetrics and oncology, emphasizing high quality patient care and medical services by offering advanced technology and equipment in a setting staffed by doctors, nurses and other medical professionals who seek to provide the highest level of healthcare for patients.

During the next 12 to 18 months, we will seek to acquire two or three small and medium-sized hospitals located in Guangdong, Hunan, Jiangxi or other provinces in China.  We are targeting hospitals with less than 1,000 licensed beds and less than RMB 100 million of annual revenue.  Our long-term goal is to acquire up to 10 hospitals or more during the next three years.

Organizational Structure

China Dongfang Healthcare Group Inc., a Nevada corporation, was incorporated on September 29, 2009 to acquire operational control over GDH.  Our wholly-owned subsidiary, Winmark Group Limited, is a British Virgin Islands, or BVI, business company that was formed on August 8, 2008, and owns 100% of the equity interests of Guangzhou Shouzhi Medical Institution Management Co. Ltd., a PRC limited liability company, which we refer to in this registration statement as the management company.  Due to restrictions under PRC law on the acquisition and ownership of Chinese domestic entities and medical facilities by foreign-owned entities, we operate our business through ownership of the management company that provides consulting, investment and technical services to GDH.  We do not own any direct equity interest in GDH.  In June 2010, the management company entered into a series of contractual arrangements which effectively give the management company operational control over GDH despite the lack of direct ownership.  See “— Formation of Our Business.”

As a result of these contractual arrangements, we treat GDH as a variable interest entity, or VIE, under U.S. generally accepted accounting principles.  As a result, we have included GDH’s historical financial results in our combined and condensed consolidated financial statements.  The following diagram illustrates our corporate structure and contractual arrangements of each of our subsidiaries and the hospital we currently operate, including the jurisdiction of formation or organization, as of the date of this registration statement.

Elegant Capital Holdings Limited (BVI)
Eastern Well Holdings Limited (BVI)
Good Praise Holdings Limited (BVI)
Daily Fortune Investments Limited (BVI)
54.34%
39.0%
5.66%
1.00%
CHINA DONGFANG HEALTHCARE GROUP INC. (Nevada)
100%
Winmark Group Limited (BVI)
100%
Outside PRC
Inside PRC
Guangzhou Shouzhi Medical Institution Management Co. Ltd. ("Management Company")
(1) (2) (3) (4)
Xu Jianping
(1) (2)
Guangzhou Dongfang Hospital Co. Ltd. ("GDH")
100%
Direct Ownership
Contractual arrangements

(1) Exclusive Management Consultancy Agreement
(2) Call Option Agreement
(3) Shareholder's Voting Proxy Agreement
(4) Share Pledge Agreement

Formation of Our Business

China Dongfang Healthcare Group Inc.

China Dongfang Healthcare Group Inc. was formed on September 29, 2009 as a Nevada corporation with the goal of acquiring operational control of GDH as a for-profit hospital and to serve as an indirect U.S. holding company for the operations of the management company.  Until June 14, 2010, the date that our internal and PRC formation and organizational transactions were completed, we had no operations or assets.  Presently, our only primary assets are the ownership of 100% of the equity of Winmark and the management company, and we have no substantive operations other than the ownership and management of these assets.  All of our operations are located in the PRC.

China Dongfang Health Group Inc.’s principal executive offices are located at No. 8, Shian South Road, Shijing Street, Baiyun District, Guangzhou, China, and its telephone number is (011) 86 20 611 60111.  Our registered agent and agent for service of process in the United States is CSC Services of Nevada, Inc., and our registered office is located at 502 East John Street, Carson City, Nevada  89706.

Winmark Group Limited

Winmark was formed on August 8, 2008 as a BVI business company headquartered in Hong Kong.  Winmark was formed to acquire 100% of the equity interests in the management company, which was formed on November 13, 2009.  Prior to November 13, 2009, Winmark had no operations or assets, and commencing thereafter, Winmark’s primary asset and operations are its ownership of the management company.

Immediately prior to the completion of the share exchange, the shares of capital stock of Winmark had been owned by the following four entities, each of whom is a BVI business company:

Former Winmark Members	Percentage of Winmark Shares Owned	Identity
Elegant Capital Holdings Limited	54.3%	100% beneficially owned by Mr. Xu

Eastern Well Holdings Limited	39.0%	Owned and controlled by Ding Jinhong

Good Praise Holdings Limited	5.7%	Controlled by Fu Yunzhuang, our Chief Administrative Officer and one of our directors. Equity owners of Good Praise include certain of our executive officers, as well as officers and employees of GDH

Daily Fortune Investments Limited	1.0%	Unaffiliated stockholder

On April 30, 2010, Winmark and the members of Winmark entered into a share exchange agreement with the Company, whereby each Winmark member transferred all of its shares in Winmark to the Company in exchange for the issuance by the Company of a total of 21 million shares of its common stock, divided among the former Winmark members in proportion to such member’s prior ownership in Winmark.  As a result of this transaction, the Company now owns 100% of the shares of Winmark, and the four entities listed above own in the aggregate all 21 million shares of our issued and outstanding common stock, divided among them in the proportions set forth in the table above.

Guangzhou Shouzhi Medical Institution Management Co. Ltd.

Guangzhou Shouzhi Medical Institution Management Co. Ltd., the management company, was formed as a limited liability company and a wholly foreign-owned enterprise under the laws of the PRC on November 13, 2009.  The management company was formed to acquire the right to operate and control hospitals located in China, and, when and as permitted under PRC law, the right to own them.  The management company received its business license on November 13, 2009 from the Guangzhou Municipal Administration for Industry and Commerce.  On June 14, 2010, the management company obtained effective operational control over GDH in a series of transactions summarized in the next subsection.

Winmark owns all of the equity interests in the management company, and, as a result of the share exchange, we obtained indirect ownership and control over the management company through our direct ownership of 100% of the capital stock of Winmark.  The day to day operations of the management company are ultimately controlled by Winmark as its sole shareholder, which has the right to appoint an executive director and a supervisor to oversee the management company’s operations.  On September 20, 2009, Winmark appointed Mr. Xu as the management company’s executive director and Fu Yunzhuang, our Chief Administrative Officer, as its supervisor, each to serve a three-year term.  The term of the management company expires 30 years from the date of issuance of its business license.

Guangzhou Dongfang Hospital Co. Ltd.

Guangzhou Dongfang Hospital was originally formed under the laws of the PRC on July 10, 2002 by Guangzhou Yangguanghui Health Consultancy Limited Company.  GDH had originally been formed as a special hospital that offered medical treatment services in the area of cardiovascular disease and operated as a not-for-profit hospital under the name Guangzhou Dongfang Cardiovascular Disease Hospital prior to June 2006.  On January 1, 2006, Guangzhou Yangguanghui Health Consultancy Limited Company signed an equity transfer agreement with Xu Jianping, our Chairman, President and Chief Executive Officer.  According to that agreement, all of the equity in the Guangzhou Dongfang Cardiovascular Disease Hospital was transferred to Mr. Xu.  GDH was then renamed Guangzhou Dongfang Hospital and was operated as a non-profit general hospital approved by the Health Bureau of Guangzhou City.

On August 17, 2009, GDH was converted from a not-for-profit to a for-profit hospital under the name Guangzhou Dongfang Hospital Co. Ltd., which is a limited liability company with a term of 30 years from the issuance date of its business license.  On April 16, 2010, GDH obtained a business license from the Guangzhou Municipal Administration of Industry and Commerce to operate GDH as an enterprise under the name Guangzhou Dongfang Hospital Co. Ltd.  The operating term of this business license expires on February 24, 2020. However, GDH may apply for an extension of the operating term of its business license and its corporate entity from the Guangzhou Municipal Administration of Industry and Commerce.

On June 14, 2010, GDH entered into several contractual arrangements with the management company and Mr. Xu, the sole shareholder of GDH, which serve to give the management company effective operational control over GDH.  A summary of these arrangements is provided below.

Exclusive Management Consultancy Agreement.  GDH and Mr. Xu have agreed to engage the management company as the exclusive management consultant under the terms of this agreement.  GDH and Mr. Xu have granted to the management company full and exclusive responsibility for the operation and management of GDH, including, without limitation, the right to:

•	appoint, oversee and remove its management, supervisory and administrative personnel;

•	fully control and administer the internal financial affairs and daily operations of GDH, including the execution and performance of all contracts and the payment of taxes;

•	control all working capital, income and other funds of GDH; and

•	control all other decisions related to the operations of GDH.

In exchange for providing these management services, GDH will pay the management company a monthly management consultancy fee equal to the net profits of GDH, which is defined to mean all its revenues, less its operating costs, expenses and taxes.  No management fee is received if GDH does not generate a profit.  Also, even if GDH generates a profit, GDH may nevertheless be unable to pay the management fee if it does not have sufficient disposable cash on hand.  For example, GDH may record a profit from non-cash items but there could be insufficient funds to pay the fee in whole or in part, or the management company and GDH may determine that the profit should be retained by GDH for operations.  Unless the parties mutually agree to terminate the exclusive management agreement, GDH will continue to be managed by the management company until the earlier of:

•	the date on which the business term of GDH expires and is not renewed within the applicable period of time provided under applicable law for such renewal;

•	the acquisition by the management company of all of the equity interests in GDH; or

•	the occurrence of a force majeure event, as defined under the exclusive management agreement.

The amount of management fees paid by GDH to the management company since inception of the Exclusive Management Consultancy Agreement was $50,514.

Call Option Agreement.  The management company, GDH and Mr. Xu have entered into a call option agreement whereby Mr. Xu has granted to the management company (or its designee) an option to purchase all or any part of the equity interests held by Mr. Xu in GDH to the extent permitted by PRC law.  The purchase price for the equity in GDH would be equal to the original investment paid by Mr. Xu, unless applicable PRC law would require appraisal of the equity interests or impose other restrictions on the purchase price, in which case the purchase price will be set at the lowest price permissible under applicable law.  Also, GDH has granted, with Mr. Xu’s approval, the management company (or its designee) an option to purchase all or part of its assets to the extent permitted by PRC law.  The purchase price for the assets of GDH will be negotiated by the parties, or, if an appraisal or other restrictions on the purchase price are required under PRC law, the price will be the lowest price permitted by PRC law.  In addition to the limitations on foreign ownership of healthcare institutions in the PRC, PRC regulations currently in effect prohibit an exercise price for such option which is lower than the appraised fair value of the business or assets being acquired.  See “Item 1A.  Risk Factors — We may be unable to complete a business combination transaction with GDH or other hospitals we may acquire through a VIE structure on favorable terms due to complicated merger and acquisition regulations which govern our ability to exercise the option to acquire the hospital.”

Shareholders’ Voting Proxy Agreement.  Under this agreement, Mr. Xu has irrevocably entrusted the management company to exclusively exercise Mr. Xu’s voting rights as the sole shareholder of GDH, and Mr. Xu has given the management company an irrevocable proxy with respect to all of the shares of GDH he current owns or may acquire in the future.  Prior to the acquisition of GDH by the management company, this agreement may be terminated upon the mutual consent of the parties to such agreement or with the consent of the management company upon 30 days written notice to Mr. Xu.

Share Pledge Agreement.  Under this agreement, Mr. Xu pledged all of his equity interests in GDH to the management company to guarantee the performance of all obligations of Mr. Xu and GDH under the foregoing agreements.  In the event of an event of default, including any failure to perform their obligations under any of these agreements, unless Mr. Xu and GDH correct the default to the management company’s satisfaction, the management company may seek to foreclose on the pledged equity.  Presently, however, the management company’s ability to directly own the equity of GDH is subject to significant PRC governmental regulation, including governmental approvals that would be required before such equity could be legally transferred to the management company.  See “— Government Regulation — Acquisition of Domestic PRC Entities by Foreign-Owned Entities” and “— Government Regulation — Restrictions on Foreign Ownership of Medical Institutions.”

Our Current Hospital Operations

We currently operate and control GDH in Guangzhou, Guangdong Province, approximately 110 miles northwest of Hong Kong.  The city of Guangzhou is the capital city of Guangdong Province and is home to approximately 6.7 million residents.  Guangzhou’s gross domestic product totaled approximately $133.3 billion in 2009.

Hospital Facility

Set forth below is certain operational data concerning GDH as of June 30, 2010:

Licensed patient beds	90
Number of employees	216
Number of doctors	69
Number of nurses	83
Hospital classification	Level II, Grade B

Hospital Services

GDH offers a wide range of medical services in the areas of surgery, internal medicine, ophthalmology, orthopedics, oncology, cardiovascular disease, urology, dentistry, gynecology, tocology, pediatrics, traditional Chinese medicine, rehabilitation and emergency care.   However, we intend to focus our healthcare services at GDH in the future primarily in the areas of gynecology, obstetrics and oncology, emphasizing high-quality patient care and medical services by offering advanced medical technology, equipment and procedures.  Our doctors, nurses and other medical professionals seek to provide the highest level of healthcare for patients.  GDH also has a pharmacy, which dispenses and sells medicine, including medicine prescribed by our doctors.

GDH derives revenue primarily from two types of patient services:  patient revenue, which is comprised mainly of inpatient admissions and outpatient medical services, as well as the sale of medicine.  Charges and fees for medical services may vary significantly depending on the type of service provided.  In the future, as we acquire control of additional hospitals, we expect that our medical services revenue will vary by the geographic location of the hospital.  The table below shows the breakdown of our patient service revenue by medical service revenue and sales of medicine for GDH for the three and six months ended June 30, 2010 and the fiscal years 2009 and 2008.

	For the Three Months Ended June 30, 2010				For the Six Months Ended June 30, 2010
			Increase in Revenue				Increase in Revenue
	Revenue	% of Total Revenue	$	%	Revenue	% of Total Revenue	$	%
	(in thousands, except percentages)
Medical services	$838	73.6%	$62	8.0%	$1,522	75.9%	$165	12.1%
Sale of medicine	290	26.4%	37	14.6%	482	24.1%	19	4.1%
Total	$1,129	100.0%	$99	9.6%	$2,004	100.0%	$184	10.1%

	For the Year Ended December 31, 2009				For the Year Ended December 31, 2008
			Increase in Revenue				Increase in Revenue
	Revenue	% of Total Revenue	$	%	Revenue	% of Total Revenue	$	%
	(in thousands, except percentages)
Medical services	$3,189	75.5%	$337	11.8%	$2,852	72.6%	$805	39%
Sale of medicine	1,036	24.5%	(41)	(3.8)%	1,077	27.4%	257	31%
Total	$4,225	100.0%	$296	7.5%	$3,929	100.0%	$1,062	37%

Hospital Utilization

We believe that the most important factors affecting the overall utilization of a hospital are the quality and market position of the hospital and the number and quality of physicians and other healthcare professionals within the facility.  Other factors that impact utilization include growth in the local population, local economic conditions and market penetration of health insurance programs.

Set forth below are certain utilization statistics for GDH:

	2009	2008	% Change 2009 to 2008
Inpatient admissions	3,619	3,729	(3.5)%
Outpatient visits	50,024	50,485	(0.9)%
Average lengths of stay (1)	8.83	8.65	2.1%
Patient days per year	31,970	32,249	(0.9)%
Number of patient beds (2)	90	90	—
Weighted average over year	90	90	—
At year end	90	90	—
Occupancy rate (3)	87.9%	88.7%	(0.9)%
Average Daily Census (ADC) (4)	88.8	89.6	(0.9)%

(1)	Number of inpatient days divided by number of inpatient admissions.
(2)	Number of licensed beds.
(3)	Number of patient days divided by bed days.
(4)	Number of total inpatients in a hospital each day.

Our Business Strategy

Although we operate GDH as a general hospital, we plan to focus primarily on the areas of gynecology, obstetrics, cardiovascular diseases and oncology, which will provide high-quality specialized medical services for patients who need such care.  We plan to offer healthcare and medical services by focusing on providing advanced equipment and medical technology, as well as professional, high-quality medical care for our patients.

The majority of healthcare providers in China are governmental-owned and, we believe, operate more inefficiently than GDH and face a shortage of governmental expenditures related to health care.  As a result, we believe more government-owned hospitals will be privatized in the future.  In addition, according to data issued by the China Hospital Administration Association, there are approximately 1,500 private hospitals in China, most of which are independent of each other.  The high degree of fragmentation presents an opportunity for acquisition and economies of scale.

GDH was originally state-owned, and we intend to acquire control of other hospitals either during or after completion of the privatization process.  The privatization process requires numerous approvals, including approvals from the state asset administrative authorities, the medical service regulatory authorities and local governmental authorities, such as the Bureau of Health.  Since the granting of such approvals are decisions within the discretion of the applicable government authorities, we cannot guarantee that we will be able to secure all or any of the approvals necessary for the acquisition of control of additional hospitals in the future.  The approval process dictates that we obtain the accord of medical service regulation authorities first and then the consent of the state asset administration authorities, and finally the approvals from the local government where the hospital is located before signing the acquisition agreement.

During the next 12 to 18 months, we will seek to attempt to acquire two or three other small or medium-sized, privatized or state hospitals in Guangdong, Hunan, Jiangxi and other provinces.  By 2013, it is our goal to operate at least 10 hospitals.  Each hospital is expected to require a capital investment of at least approximately $1 million, mainly to cover the lease or purchase of additional medical equipment and supplies, upgrades to the facilities, and other capital expenditures.  During 2010, we will seek to obtain the funds necessary to acquire control of our initial additional hospitals and to make these capital investments from sales of debt or equity securities, as well as by obtaining loans from banks.  After we make these initial acquisitions, we intend to generate the funds needed to acquire additional hospitals from the net cash flow provided by our operating activities, or to obtain such funds from new or existing investors.

The new hospital acquisitions will offer specialist medical services, mainly in the areas of oncology, cardiovascular disease, gynecology, obstetrics, and minimally invasive surgery.  We will constitute a medical chain group using the chain business model.  In the chain business model, all medical facilities controlled by us will share consolidated services that the Company will provide, including without limitation human resources, finance, management and purchasing functions.  Once we begin to control multiple health care facilities, the synergies provided by the chain business mode will allow the Company to achieve cost efficiencies and enjoy economies of scale in purchasing various products, services and other supplies to be used by its various facilities.

In order to improve the efficiency in the use of its assets and to increase revenue, GDH is seeking to expand its medical service offerings and its patient base.  During 2009, GDH entered into two cooperation agreements designed to internally grow GDH’s operations.  First, in June 2009, GDH entered into an eight-year exclusive cooperation agreement with Yang Wei, a licensed dentist, to jointly organize and operate a dental clinic to be housed at GDH, which services are not currently offered by GDH.  This clinic provides patients with a variety of dental services and medicines.  We are responsible for providing dental chairs, treatment units and other equipment, as well as the medical staff.  The parties have agreed to split revenues from the dental center, and Mr. Yang has agreed to provide us with a minimum amount of revenue each month.

At the end of the term, unless any party objects, the cooperation agreement will automatically renew.  The cooperation agreement provides that it may be terminated by GDH:

•	in the event of an unreasonable dispute with Mr. Yang;
•	if clinic personnel engage in misconduct or operate without a registered practicing certificate; or
•
upon failure to operate the clinic in accordance with GDH’s management system or the cooperation agreement, which failure causes safety issues, hidden trouble or an accident and Mr. Yang fails to remedy the problem after more than three notices by GDH.

The cooperation agreement with Mr. Yang provides for penalties in the event of a unilateral termination by either party; in the event of such a termination by GDH, GDH would be required to pay Mr. Yang double the investment amount and a refund of advertising fees paid, and in the event of such a termination by Mr. Yang, Mr. Yang would be required to pay GDH double the amount of Mr. Yang’s investment.  The dental clinic has been operational since June 1, 2009.

Second, GDH entered into a five-year cooperation agreement in September 2009 with Luo Quanhong to invest in the Guangdong Province Medical Association Medical Center.  Mr. Luo is a licensed physician specializing in surgery.  The cooperation agreement requires us to provide a facility, equipment and operating permit to be able to treat patients in this medical center.  Mr. Luo is responsible for paying utilities, taxes and security for the medical center, and provided an initial investment of RMB 200,000.  Other expenses are to be allocated to the medical center. The parties have agreed to split revenues from the medical center depending on its source and Mr. Luo has agreed to provide us with a minimum amount of revenue each year.  The cooperation agreement with Mr. Luo provides that it may be terminated by GDH if Mr. Luo fails to comply with the agreement. Otherwise, the cooperation agreement provides that neither party may terminate the cooperation agreement without cause.  The medical center has been operational since September 8, 2009.

Suppliers

We maintain an extensive inventory of brand name and generic pharmaceuticals in GDH’s pharmacy.  We purchase some pharmaceuticals either directly from manufacturers or through wholesalers and are not dependent on any individual supplier.  We usually purchase generic drugs through an auction process whereby suppliers submit competing bids to GDH and we determine which bidder to purchase from.  We believe this process helps us to obtain the most competitive pricing for these pharmaceuticals.

We buy a majority of our significant medical equipment directly from suppliers who import from overseas. We do not currently depend on any particular medical equipment supplier.  We are not currently a party to any exclusivity agreement with any particular supplier, which enables us to negotiate with and purchase from various suppliers to address our medical equipment needs.

During the first quarter of 2010, we relied upon two suppliers of medicine representing in the aggregate approximately 24% of our medicine purchases made during that period.  During 2009, we relied on three suppliers of medicine representing in the aggregate approximately 34% of our medicine purchases made in 2009.  In 2008, we relied upon two suppliers of medicine representing in the aggregate approximately 30% of purchases made in 2008.  Should we be unable to obtain medicine from any of these suppliers in the future, we believe that we will have access to alternative suppliers of medicine in sufficient quantities to meet our needs.

Competition

The Chinese healthcare industry is highly competitive.  Competition among hospitals is primarily driven by location.  In Guangzhou City, there are other hospitals and non-hospital healthcare providers, such as outpatient surgery and diagnostic centers, which provide services comparable to those that we offer or expect to offer. Competition between Chinese hospitals has intensified in recent years due to the deregulation of health care insurance programs and new policies that allow patients to choose the hospitals and doctors they would like to visit.

GDH competes with other governmental-owned hospitals as well as various other health centers and clinics in the Baiyun district of Guangzhou.  The following table lists the main competitors and summarizes the other competitors to GDH, and indicates the number of beds offered by each:

Main Competitor(1)	Description
Shijing People’s Hospital of Baiyun District	Government owned-hospital, 90 licensed beds
Police Hospital	Originally belonged to the Public Security Bureau of Guangzhou City and converted to a public hospital owned by the PRC government in 2009, 90 licensed beds
Huangshi Hospital of Baiyun District	Government-owned hospital, 90 licensed beds

(1)	Each competitor hospital also provides western medical services and drugs and medicine.

Other Competitors	Description
Yuchai Hospital	Private hospital created in 2009, 30 licensed beds
Hongshing Community Healthcare Clinic	Government-owned clinic and community healthcare service institution
Xiangyang Healthcare Clinic	Private healthcare clinic

In general, hospitals compete within the communities they serve based on the scope, breadth and quality of their services, the number, quality and specialties of the physicians, nurses and other healthcare professionals that they employ, their reputation, their location, the physical condition of their facilities and medical equipment, the advanced medical equipment that they offer and their pricing for services.  We strive and will strive to distinguish the hospital we operate based on the quality and scope of medical services provided and our ability to attract and retain qualified physicians with varied specialties.  We strive and will strive to maintain and improve the level of care at GDH and to provide quality facilities, equipment, employees and services for physicians and their patients.

We face competition from domestic and international healthcare companies that are seeking to acquire and operate hospitals in China.  We expect competition for attractive acquisition opportunities to intensify because of the continued privatization of the healthcare industry in China and the difficulty in setting up new hospitals in China, which requires the approval from the local Bureau of Health or the Ministry of Health of China. Other competitors, such as high-end standalone boutique hospitals and surgical centers that cater to high-income consumers and foreign expatriates, have emerged primarily as a result of the increasing affluence of the Chinese population.  These standalone hospitals and surgical centers are managed by both foreign and domestic hospital operators.  We differentiate ourselves from these niche players by providing quality private healthcare to the mass market.

We believe that our ability to effectively compete will be the result of:

•	providing advanced medical facilities and comfortable environments;

•	maintaining the highest level of professional healthcare; and

•	maintaining competitive prices for medical treatment and drugs and medications.

Government Regulation

Overview of the PRC Legal System

The PRC legal system is a civil law system.  Unlike the common law system prevalent in countries such as the United States and the United Kingdom, the civil law system in the PRC is based on written statutes in which decided legal cases have little value as precedents.  In 1979, the PRC began to promulgate a comprehensive system of laws and has since introduced many laws and regulations to provide general guidance on economic and business practices in the PRC and to regulate foreign investment.  Progress has been made in the promulgation of laws and regulations dealing with economic matters such as corporate organization and governance, foreign investment, commerce, taxation and trade.  The promulgation of new laws, changes of existing laws and the abrogation of local regulations by national laws could have a negative impact on our business and business prospects.  In addition, as these laws, regulations and legal requirements are relatively recent, their interpretation and enforcement involve significant uncertainty.

General Regulatory Environment

China’s healthcare industry is regulated by various government agencies, including the Ministry of Health.  The Ministry of Health has branch offices across China to oversee the healthcare industry at the provincial and county levels, which, together with the Ministry of Health, we refer to as the medical authorities.  These medical authorities, together with other relevant government agencies, such as the National Development and Reform Commission, or NDRC, have promulgated rules and regulations relating to the establishment, licensing and operation of medical institutions, the licensing, administration and management of medical staff and the pricing of medical services and drugs.

Operation of Hospitals

Level of Approval

Pursuant to the Regulations for the Administration of Medical Institutions promulgated in 1994 by the PRC’s State Council, each hospital must obtain a medical institution practice license from the relevant medical authority in order to conduct business as a healthcare service provider.  Hospitals with less than 100 beds must apply for medical institution practice licenses from medical authorities at the county level, while hospitals with 100 beds or more and specialized hospitals must apply for medical institution practice licenses from local medical authorities as authorized by the medical authority at the provincial level.  Hospitals organized as non-preferential tax treatment hospitals must obtain business licenses from the local Administration for Industry and Commerce, while those organized as preferential tax treatment hospitals must register with and obtain their entity registration certificates from the local Civil Affairs Bureau.

Expansion of Business

Pursuant to the Implementing Rules to the Administrative Measures on Medical Institutions issued by the Ministry of Health in 1994, a hospital intending to increase the number of beds in its facility must register any such increase with the authority from which it obtained its medical institution practice license.  In the event the increase of beds results in any change to the level of approval it should have obtained pursuant to the local standards prescribed by the provincial medical authorities, such as increasing from less than 100 to 100 or more beds, approval for the increase must be obtained from the medical authorities whose approval is required for the increased number of beds.

Levels and Grades of Hospitals

Hospitals in China are classified by level and grade.  Under the classification policies and methods promulgated by the Ministry of Health in 1989, hospitals are classified into three levels based on the size and the scope of services provided.  Level I hospitals are local hospitals that serve a single community and provide preventative care and rehabilitation services; Level II hospitals are regional hospitals that serve multiple communities and perform educational and medical research functions; and Level III hospitals are hospitals that provide the highest level of healthcare services to multiple communities and perform the broadest range of educational and medical research functions, including providing specialized health services.  Based on the quality of services they provide, hospitals within each level are then ranked from Grade A, or highest quality, to Grade C, or lowest quality.  Generally, smaller hospitals are not assigned a level or grade.

As of June 30, 2010, GDH was classified as a Level II, Grade B hospital.  Our level and grade primarily impacts us because hospitals with a higher level and grade can practice in more areas than a lower-level or lower-grade hospital.  For example, if a hospital does not achieve Level II or higher, it would not be permitted to offer high level medical services such as heart surgery or transplant services.  Further, if our grade decreases from Level II, Grade B to Level II, Grade C, we would lose the ability to practice in areas such as obstetrics and pediatrics.  Thus, GDH would need to maintain its Level II classification to be able to offer services such as heart surgery, and it would need to improve its grade classification from Grade B to Grade A in order to be permitted to perform higher-classified services.

Hospital Privatization

Although no definitive regulation has been promulgated with respect to the privatization of state-owned hospitals, the Chinese government has announced a series of governmental policies to encourage the privatization of state-owned hospitals.  The Ministry of Health and the Ministry of Civil Affairs jointly issued the Notice of Several Issues on Registrations of Urban Medical institutions with Preferential Tax Treatment as Private Non-Enterprise Entities in 2000, which was a step by the Chinese government to facilitate the privatization of state-owned medical institutions.  The State Council of China has proposed to reform the healthcare system in China as one of the tasks contained in the annual government report published in March 2008.  The scope of the reform includes a pilot study of privatization of state owned hospitals as interpreted by China’s Ministry of Health.  On March 13, 2009, the National People’s Congress approved a net increase of RMB 850 billion in government spending for the 2009-2011 Healthcare Reform Plan, which was proposed by the State Council of China on January 21, 2009.  Among other things, the plan aims to establish a healthcare industry consisting of medical institutions of all types of ownership, encourages private capital investment in healthcare industry and encourages the development of non-preferential tax treatment medical institutions with private investments.

Taxation of Medical Institutions

China’s State Administration of Taxation and Ministry of Finance jointly issued the Several Notices of Relevant Taxation Policies regarding Medical Institutions Caishui (2000) No. 42, effective as of July 10, 2000, to prescribe special tax rules for preferential tax treatment and non-preferential tax treatment medical institutions. Income of a non-preferential tax treatment medical institution is subject to normal PRC taxes applicable to a corporate entity.  However, if its income is used directly to improve medical services conditions, it will enjoy certain preferential tax benefits, which includes an exemption for the first three years from the date of obtaining the medical institution business license from:

•	business tax on its medical services;

•	value added tax on medical preparations manufactured internally for its own use; and

•	real property tax, urban land use tax, vehicle and vessels use tax on its real property, land, vehicle and vessels for its own use.

GDH is presently classified to receive non-preferential tax treatment.

The PRC State Council issued the Provisional Regulation on Business Tax (State Council Act No. 540) on November 10, 2008, effective as of January 1, 2009.  This regulation prescribes that hospitals, medical clinics and institutions would be exempt from business tax.  GDH is presently exempt from business tax.

Restrictions on Foreign Ownership of Medical Institutions

China has been gradually relaxing the restrictions on domestic private investment in medical institutions since 1980.  In 2000, the Ministry of Health and the Ministry of Foreign Trade and Economic Cooperation, now known as the Ministry of Commerce, promulgated the Provisional Rules for the Administration of Sino-Foreign Equity and Cooperative Joint Venture of Medical Institution, which allows foreign enterprises to acquire up to 70% ownership in medical institution joint ventures in China.

The establishment of a Sino-foreign joint venture medical institution in China requires approvals from the Ministry of Health and the Ministry of Commerce at the central government level, which we believe would be extremely difficult to obtain.  Consequently, we have set up an ownership structure through which we control GDH via an agreement between us and our wholly-owned subsidiary that operates GDH.  We expect to continue to acquire control of and operate hospitals in a similar manner.  See “Business — Our Corporate Structure.”

Licensing Requirements

Each medical institution in China is required to obtain a medical institution practice license from the relevant local medical authority.  To obtain a practice license, a medical institution must submit an application to its relevant medical authority to demonstrate that it:

•	has obtained a permit for setting up the medical institution from the relevant medical authority;

•	is in compliance with certain basic operational standards for a medical institution pursuant to Ministry of Health regulations;

•	is in proper corporate form with proper name, organizational structure and premises;

•	has adequate funds and meets certain minimum facility and personnel requirements promulgated by the Ministry of Health;

•	has proper bylaws; and

•	is capable of bearing civil liabilities independently.

To maintain a practice license, medical institutions with less than 100 beds are subject to an annual review by the relevant medical authority.  Medical institutions with 100 or more beds are subject to review every three years by the relevant medical authority.  In addition, hospitals are permitted to conduct only those business activities within the approved business scope established by the relevant medical authority.  GDH renewed its practice license in August 2009 according to these requirements, and this license currently expires in August 2011. Although our license does not expire this year, because we currently have less than 100 licensed beds, we are currently subject to annual review by the relevant medical authority. We are currently preparing for our 2010 review.

Environmental Matters

The Ministry of Health enacted the Administrative Measures on Medical Wastes Management of Medical Institutions in 2003, which set forth the management of and criteria for the disposal of medical wastes generated in the operation of medical institutions.  As the supervising authority, the environmental protection authority at the county or higher levels is responsible for environmental inspections of hospitals within their jurisdictions.  The Ministry of Health and the environmental protection authorities have also promulgated a series of specific regulations on the disposal of dangerous medical wastes, radiation and the requirements of vehicles used to transport medical wastes.  We believe that GDH is in compliance with applicable environmental regulations in China.

Healthcare Insurance System

Applicable Coverage

The healthcare insurance system in China is based on the Decision of State Council on Establishment of Health Care Insurance System for Employees within Urban Areas issued in December 1998, under which employees within urban areas, including retired employees, are entitled to healthcare insurance benefits.

Funding of Healthcare Insurance Fund

Healthcare insurance is funded by monthly payments from the beneficiary, such as the employee, and co-payments made by the employer of the beneficiary, both of which are subject to the ratio set forth by the local Labor and Social Security Authority.  The ratio is calculated based on the monthly salary of the employee.

Use of Insurance Fund

According to the PRC National Bureau of Statistics, as of December 31, 2007, approximately 180.2 million people in China were enrolled in the Basic Medical Insurance for Urban Residents.  Most program participants are urban residents who are currently employed or retired.  Participants of the National Medical Insurance Program and their employers are required to contribute to the payment of insurance premiums on a monthly basis.  Upon completion of relevant filing procedures with the local Labor and Social Security Authority, the beneficiaries collect a Certificate of Social Insurance and have access to a social insurance account in their names.  Program participants are eligible for full or partial reimbursement of the cost of medicines included in the national Medical Insurance Catalog.  The total amount of reimbursement for the cost of medicines, in addition to other medical expenses, for an individual participant under the National Medical Insurance Program in a calendar year is capped at the amounts in that participant’s individual account under the program. The amount in a participant’s account varies, depending on the amount of contributions from the participant and his or her employer. Generally, participants under the National Medical Insurance Program who are from metropolitan centers and other relatively more prosperous parts of China have greater amounts in their individual accounts than those from less developed provinces.

The Medical Insurance Catalog is divided into two parts, Part A and Part B. The drugs included in Part A are determined by the national government for general application and local authorities may not adjust the content of Part A. The drugs in Part B are determined by the national government and local authorities may adjust up to 15% of the content of Part B. As a result, the contents of Part B in the Medical Insurance Catalog may differ from region to region in China. Patients purchasing drugs included in Part A of the Medical Insurance Catalog are entitled to reimbursement of the entire amount of purchase costs while patients purchasing drugs included in Part B of the Medical Insurance Catalog are required to pay a deductible and obtain reimbursement for the remainder of the purchase costs. The amount of deductible differs from region to region in China.  For in-hospital services, hospitals generally only charge fees to patients that are not covered by the social insurance fund and collect the remaining fees directly from the local authority upon the completion of the treatment.

Beginning in 2003, after the formulation of the Notice of Opinions on Establishment of the New Model of Cooperative Health Care System, the Chinese government and the Labor and Social Security Authorities have been working on the expansion of healthcare insurance coverage in rural areas.  In a press conference held by the Fifth Session of the Tenth National People’s Congress in March 2007, the vice-secretary of the Ministry of Labor and Social Security stated that the PRC government’s goal is to have 80% of residents in rural areas covered by the Health Care System.

Our Medicare and work-related injury insurance agreements with Guangzhou Municipal Medicare Management Center require us to:

•	timely address any patient complaints;

•	follow the basic medical treatment insurance procedures of the City of Guangzhou;

•	seek reimbursement of fees at levels that are no higher than the standard fees charged by not-for-profit hospitals, as stipulated by the appropriate municipal governmental authority;

•	determine if patients are eligible for coverage by the Medicare Funds;

•	control costs by refraining from performing unnecessary treatments or procedures; and

•	discharge patients when permitted by their medical condition so as not to prolong their stay in the hospital.

Our agreements are subject to triennial review and renewal by the Guangzhou Municipal Medicare Management Center.  Our current agreements with the Guangzhou Municipal Medicare Management Center expire on June 30, 2012.

Ownership of Foreign Entities by PRC Residents

The PRC State Administration of Foreign Exchange, or SAFE, promulgated “Relevant Issues Concerning Foreign Exchange Control on Domestic Residents’ Corporate Financing and Roundtrip Investment Through Offshore Special Purpose Vehicles,” or Circular 75, in October 2005 regarding the use of special purpose vehicles, or SPVs, by PRC residents seeking offshore financing to fund investments in the PRC.  Circular 75 requires PRC residents to register with and receive approvals from SAFE in connection with offshore investment activities.  Circular 75 provides that each PRC resident who is an ultimate controller of the offshore company must complete the prescribed registration procedure with the relevant local branch of SAFE prior to establishing or assuming control of an offshore company for the purpose of transferring to that offshore company assets of or equity interest in a PRC enterprise.  Circular 75 applies retroactively.  As a result, PRC residents who have established or acquired control of SPVs that have made onshore investments in China were required to complete the relevant overseas investment foreign exchange registration procedures by March 31, 2006.

To further clarify the implementation of Circular 75, SAFE issued Circular No. 106 on May 9, 2007.  Circular 106 is a guidance that SAFE issued to its local branches with respect to the operational process for SAFE registration that requires more specific and stringent supervision on the registration called for under Circular 75.  Under Circular 106, PRC subsidiaries of an offshore special purpose company are required to coordinate and supervise the filing of SAFE registrations by the offshore holding company’s shareholders who are PRC residents in a timely manner.  If these shareholders or beneficial owners fail to comply, the PRC subsidiaries are required to report such failure to the local SAFE authorities and, if the PRC subsidiaries do report the failure, the PRC subsidiaries may be exempted from any potential liability to them related to the shareholders’ failure to comply.

If we are deemed to be or own an SPV under Circular 75, we would be required to comply with the approval and registration requirements thereunder.  As of date of this registration statement, we understand that our stockholders believe that they have complied, to the extent such compliance may be required, with the applicable provisions of Circular 75.  In the event SAFE holds a different view from that of our stockholders, failure of our PRC shareholders to comply with these registration requirements may subject them to fines or legal sanctions or limit the ability of the management company, which is a wholly foreign-owned enterprise, to obtain or update its foreign exchange registration certificate with SAFE, which may in turn subject us to fines or legal sanctions, restrict our cross-border investment activities or limit the management company’s ability to distribute dividends that we would ultimately receive.  See “Item 1A.  Risk Factors — Risks Related to Doing Business in China — PRC regulations relating to the establishment of offshore special purpose companies by PRC residents may subject our PRC resident shareholders to personal liability and limit our ability to inject capital into our PRC subsidiary, limit our PRC subsidiary’s ability to distribute profits to us, or otherwise adversely affect us.”

Acquisition of Domestic PRC Entities by Foreign-Owned Entities

On August 8, 2006, six PRC regulatory agencies, namely the PRC Ministry of Commerce, the State Assets Supervision and Administration Commission, the State Administration for Taxation, the State Administration for Industry and Commerce, the China Securities Regulatory Commission, or CSRC, and SAFE, jointly adopted the Provisions on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors, or Circular 10, which became effective on September 8, 2006.  Circular 10, including No. 6 Decree of the Ministry of Commerce on Promulgating of the Provisions on M&A of a Domestic Enterprise by Foreign Investors, which was issued in June 2009 and interprets Circular 10, strictly regulates the process and approvals required for foreign-owned entities to acquire the assets or equity interests in a domestic company in the PRC.  This regulation requires, among other things, a series of applications, which depending on the structure of the transaction may include economic data, the acquisition agreement, an appraisal of the target company and an evaluation of the acquirer, be submitted to the applicable government agencies in the PRC.  Depending on the structure, supplemental applications to these agencies may be required.  These regulations require the PRC government agencies to evaluate the economic terms of the business combination transaction agreed to by the parties.  As part of this evaluation process, the parties to the merger or acquisition agreement would be required to submit an appraisal report prepared by an independent asset valuation firm to the Ministry of Commerce and other relevant government agencies or the PRC.

These regulations also prohibit a transaction at an acquisition price that is lower than the appraised value of the domestic PRC entity or assets being acquired.  In certain circumstances, these regulations impose restrictions on the time period under which the consideration must be paid; which is generally limited to one year.  Further, these regulations limit the ability of the parties to the acquisition agreement to negotiate various terms of the acquisition, including the consideration, hold-back provisions, indemnification provisions, and the allocation of assets and liabilities.

As a result of these restrictions and if and when permitted by PRC law, if the management company were to exercise its option to acquire the equity or assets of GDH, it would be required to pay a purchase price for such equity or assets equal to the fair market value of such equity or assets.  The current equity owner of GDH is Mr. Xu, our Chairman, President and Chief Executive Officer.  If the fair market value of GDH were deemed to exceed the negotiated exercise price for such equity or assets, we would have to pay the excess to the equity owner of GDH.  The relevant governmental authorities have broad discretion to penalize us or refuse to approve the transfer of ownership if they raise any objections to the provisions contained in the acquisition agreement related to a transfer of ownership of GDH.  Thus, we face uncertainty as to our right to ultimately enforce the transfer provision of the call option agreement. Circular 10 and its related interpretations would also apply to any transaction we may seek to enter into in the future with respect to the acquisition, or the exercise of an option to purchase the equity or assets, of another hospital.

Regulations on Foreign Currency Exchange

The currency in the PRC is designated as the Renminbi, or RMB.  Although the RMB/U.S. dollar exchange rate has been relatively stable in the past two years, there can be no assurance that the exchange rate will not become volatile or that the RMB will not be officially devalued against the U.S. dollar by direction of the PRC government.  See “Exchange Rate Information” and “Item 1A. Risk Factors — Government control of currency conversion or fluctuations in the value of the RMB may have a material adverse effect on an investment in us.”  Exchange rate fluctuations in our foreign currency denominated assets and liabilities may adversely affect our financial performance, and may reduce the value, translated or converted, as applicable into U.S. dollars, of our net fixed assets, our earnings and our declared dividends. We do not engage in any hedging activities in order to minimize the effect of exchange rate risks.

Under the Foreign Currency Administration Rules promulgated by the State Council in 1996 and last revised on August 5, 2008, as well as under various other regulations issued by SAFE and other relevant PRC government authorities, Renminbi are convertible into other currencies for the purpose of current account items, such as trade related receipts and payments, interest and dividends.  The conversion of Renminbi into other currencies and the remittance of the converted foreign currency outside China for the purpose of capital account items, such as direct equity investments, loans and repatriation of investment, require the prior approval from SAFE or its local office.  Payments for transactions that take place within China must be made in Renminbi.  PRC companies may repatriate foreign currency payments received from abroad subject to SAFE’s requirements.  Foreign-invested enterprises may retain foreign currency in accounts with designated foreign exchange banks.  Chinese enterprises may convert all of their foreign currency current account proceeds into Renminbi.  Capital investments by the Company in the management company or GDH will be considered capital account items, which are subject to rigorous regulations and controls in China.  Payments for equipment and medicine purchases will be considered current account items, which only need to satisfy certain documentary and procedural requirements of the foreign exchange regulations.

Although we do not intend to pay dividends for the foreseeable future, any inability to convert RMB into U.S. dollars will limit our ability to pay dividends in the future.

Required Statutory Reserve Funds

In accordance with current PRC law, regulations and accounting standards, we are required to set aside as a general reserve at least 10% of our respective after-tax profits.  Appropriations to the reserve account are not required after these reserves have reached 50% of our registered capital.  These reserves are created to fund potential operating losses and are not distributable as cash dividends.  We are also required to set aside between 5% and 10% of our after-tax profits to the statutory public welfare reserve.  In addition and at the discretion of our directors, we may set aside a portion of our after-tax profits for enterprise expansion funds, staff welfare and bonus funds and a surplus reserve.  These statutory reserves and funds can only be used for specific purposes and may not be used for dividends.

Political and Trade Relations with the United States

Political and trade relations between the U.S. and the PRC government during the past five years have been volatile and may continue to be in the future.  There can be no assurance that the political and trade ramifications of these causes of volatility or the emergence of new causes of volatility will not cause difficulties in our operations in the PRC marketplace.

Economic Reform Issues

The PRC is transitioning from a planned economy to a market economy.  While the PRC government has pursued economic reforms since its adoption of the open-door policy in 1978, a large portion of the PRC economy is still operating under five-year plans and annual state plans. Through these plans and other economic measures, such as control on foreign exchange, taxation and restrictions on foreign participation in the domestic market of various industries, the PRC government exerts considerable direct and indirect influence on the economy. Many of the economic reforms carried out by the PRC government are unprecedented or experimental, and are expected to be refined and improved.

Other political, economic and social factors can also lead to further readjustment of such reforms. This refining and readjustment process may not have a positive effect on our operations or future business development. Our operating results may be adversely affected by changes in the PRC's economic and social conditions as well as by changes in the policies of the PRC government, such as changes in laws and regulations (or the interpretation of laws or regulations), measures which may be introduced to control inflation, changes in the interest rate or method of taxation, and the imposition of additional restrictions on currency conversion.

There can be no assurance that the reforms to the PRC's economic system will continue or that we will not be adversely affected by changes in the PRC's political, economic, and social conditions and by changes in policies of the government, such as changes in laws and regulations, measures which may be introduced to control inflation, changes in the rate or method of taxation, imposition of additional restrictions on currency conversion and remittance abroad, and reduction in tariff protection and other import restrictions.

Mandatory Employer Contribution Fund

Under PRC law, GDH is required to make contributions on behalf of its employees with respect to endowment insurance, medical insurance, worker’s compensation insurance, unemployment insurance, maternity insurance and a housing provident fund.  The endowment insurance is to guarantee the basic necessities of life after retirement for employees, and refers to the social security system set up under PRC law. Under this system, we are required to pay endowment insurance premiums.  The housing provident fund refers to long-term housing deposit fund collected from, among others, enterprises with foreign investment and various enterprises in cities and towns (collectively, “units”) and their on-the-job workers and staff.  The housing provident fund paid and deposited by workers and staff themselves as well as amounts paid and deposited by units to which the workers and staff belong is owned by the workers and staff themselves, and are used solely by workers for buying, building, overhauling and repairing houses used as a primary residence. For 2009 and 2008, we paid an aggregate of $35,869 and $32,053 in contributions to the Mandatory Employer Contribution Fund.

Regulation of Employment Contracts

On June 29, 2007, the National People’s Congress promulgated the Employment Contract Law of the PRC, or ECL, which became effective as of January 1, 2008. The ECL requires employers to provide written contracts to their employees, restricts the use of temporary workers and aims to give employees long-term job security.  Pursuant to the ECL, employment contracts lawfully concluded prior to the implementation of the ECL and continuing as of the date of its implementation shall continue to be performed. Where an employment relationship was established prior to the implementation of the ECL but no written employment contract was concluded, a contract must be concluded within one month after its implementation.

Regulations on Dividend Distribution

The principal regulations governing dividend distributions by wholly foreign owned enterprises and Sino-foreign equity joint ventures include:

•	The Wholly Foreign Owned Enterprise Law (1986), as amended;

•	The Wholly Foreign Owned Enterprise Law Implementing Rules (1990), as amended;

•	the Sino-foreign Equity Joint Venture Enterprise Law (1979), as amended; and

•	the Sino-foreign Equity Joint Venture Enterprise Law Implementing Rules (1983), as amended.

Under these regulations, wholly foreign owned enterprises and Sino-foreign equity joint ventures in China may pay dividends only out of their accumulated profits, if any, determined in accordance with PRC accounting standards and regulations.  Additionally, before paying dividends to their shareholders, these foreign-invested enterprises are required to set aside at least 10% of their profits each year, if any, to fund certain reserve funds until the amount of the cumulative total reserve funds reaches 50% of the relevant company’s registered capital.  Accordingly, the management company is allowed to distribute dividends only after having set aside the required amount of its profits into the reserve funds as required under applicable PRC laws and regulations.

Regulation on Overseas Listing

Circular 10, which became effective on September 8, 2006, requires, among other things, that offshore SPVs formed for overseas listing purposes through acquisitions of PRC domestic companies controlled by PRC companies or individuals must obtain the approval of the CSRC prior to publicly listing their securities on an overseas stock exchange.  On September 21, 2006, CSRC published a notice on its official website specifying documents and materials required to be submitted to it by SPVs seeking CSRC approval of their overseas listings.

While the application of this new regulation remains unclear, we believe that CSRC approval is not required in the context of the acquisition of operational control of GDH and this registration statement, especially as we are not seeking a listing of our common stock on any overseas stock exchange at this time.  See “Item 1A.  Risk Factors — Risks Related to Doing Business In China.” Circular 10 also establishes more complex procedures for acquisitions conducted by foreign investors that could make it more difficult for us to grow through acquisitions.  Also, Circular 10 may require us in the future to obtain CSRC approval prior to obtaining any listing of our common stock on an overseas stock exchange or having such stock quoted on the OTC Bulletin Board.

Healthcare Operating Licenses in China

Healthcare providers in China are required to comply with many laws and regulations at the national and local government levels.  These laws and regulations include the following:

•
We must register with and maintain an operating license from the local Administration of Health.  We are subject to review by the local administration of health every year.  If we fail to meet the standards listed below, our license may be revoked.

•	The Licensed Physician Act requires that we only hire doctors who have been licensed by PRC government.

•	All drugs and medications used in our hospital must be prepared, transported, and used under the supervision of our internal Commission of Drug Affairs Management.

•
All waste material from our hospital must be properly collected, sterilized, deposited, transported and disposed of.  We are required to keep records of the origin, type and amount of all waste materials generated by our hospital.

•	We must establish and follow protocols to prevent medical malpractice. The protocols require us to:
o	insure that patients are adequately informed before they consent to medical operations or procedures;
o	maintain complete medical records which are available for review by the patient, physicians and the courts;
o	voluntarily report any event of malpractice to a local government agency; and
o	support the medical services we provide in any administrative investigation or litigation.

If we fail to comply with applicable laws and regulations, we could suffer penalties, including the loss of our license to operate. In addition to the procedures mentioned above, there are two aspects relating to maintain our operating license:

•	First, we must not violate regulations or rules governing improper acts, as a violation of these rules or regulations may trigger the revocation of our license.

•	Second, we must maintain minimum standards of quality care. As a general hospital, the following standards must be satisfied with respect to GDH:

o	we must maintain at least 20 beds;

o
we must establish and maintain departments, for, at a minimum, surgery, internal medicine, gynecology, prevention and emergency treatment, and maintain specified basic equipment with respect to each such department; and

o	we must have at least 14 medical professionals on staff, including, among others, doctors, nurses, pharmacists and X-ray operators.

Acquisitions of Hospitals in China

Before we can acquire a hospital or a company in the healthcare field in China, we will be required to submit an application to PRC Ministry of Commerce.  As part of the application, we must submit a number of documents, including:

•	our financial statements and the financial statements of the company we propose to acquire;

•	a copy of the business license of the company we propose to acquire;

•	evidence that the shareholders of the company we propose to acquire have approved the transaction; and

•	an appraisal, conducted by an independent party, of the value of the company we propose to acquire.

We will also be required to submit an application to the Ministry of Health.  As part of this application. we must submit a number of documents, including:

•	the initial views of the local Ministry of Health;

•	an application to set up a medical organization;

•	a feasibility study report;

•	certifications as to our ability to obtain financing for the acquisition and operation of the hospital; and

•	a report regarding site selection and construction plans.

Reimbursement

Private medical insurance is not widely available to the Chinese population and as a result services and medications provided by our hospital are usually paid for in cash or by the Medicare agencies of the Guangzhou municipal government and the Guangdong provincial government.  GDH’s billing system automatically calculates the reimbursements to which we are entitled based upon regulations promulgated by the Medicare agencies.  GDH bills the Medicare agencies directly for services provided to patients covered by the Medicare programs.  Since GDH bills the Medicare agencies directly, our gross revenues are not reduced by contractual allowances.

Since we only deal with the Guangzhou municipal and the Guangdong provincial Medicare agencies, we are generally familiar with their regulations pertaining to reimbursements.  As a result, there is normally no material difference between the amounts GDH bills and the amounts it receives for services provided to Medicare patients.  As we expand our operations to include hospitals in other municipalities and provinces, we expect to acquire operations with personnel and billing systems similar to those that GDH has.

Insurance

We have not obtained medical malpractice insurance coverage for our physicians and GDH.  Thus, we would be directly responsible for any medical malpractice committed by our doctors, nurses or other employees.  In addition, we do not intend to obtain key person insurance on the lives of any of our executive officers, including Mr. Xu.  We maintain limited vehicle insurance on our ambulances and other vehicles, as well as comprehensive property insurance on our hospital facility.

Intellectual Property

We intend to seek, when appropriate and available, protection for our proprietary information, including software designed for us and other trade and service names and marks, by means of patents, trademarks, trade names, trade secrets, copyrights and contractual arrangements. We also will rely on confidentiality, non-disclosure, assignment of invention and other similar agreements and trade secret protections with our management company, partners, customers, joint venturers,  customers, employees and other third parties, where and to the extent appropriate, to protect our confidential and proprietary information.  To the extent that we rely on confidentiality, non-disclosure and assignment of invention agreements and trade secret protections, there can be no assurance that our efforts to maintain the secrecy of our proprietary information will be successful or that third parties will not develop similar inventions, works or processes independently.

Employees

As of June 30, 2010, we had 216 full time and two part-time employees, consisting of 186 licensed physicians and other medical professionals and assistants, and 32 employees in administration and finance, including our executive officers.  At least two of our executive officers are also part-time employees.

Our success, in part, is dependent upon the number and quality of our physicians and our ability to recruit and retain physicians.  Most physicians in China begin employment at one hospital after graduating from medical school and then typically remain employed with that hospital throughout their careers.  These graduates in China continue their training in such hospitals, so we have sought to attract the best graduates through the quality and breadth of services offered in our hospital, the quality of our existing medical staff, our training programs and our physicians’ medical journal publications.  In addition, in some cases the hospital we operate provides higher salaries and incentives for physicians to move their practices to our hospital where primary or specialty care is needed.  We offer performance bonuses to our physicians based on patient volume, patient satisfaction and other factors.  By rewarding our physicians who provide high quality services, we are better able to retain them.

None of our employees are represented by a labor union or similar collective bargaining organization.  However, we are required to comply with the Trade Union Law of the PRC.  This law requires a basic-level trade union committee to be set up in an enterprise, an institution or a government department with a membership of 25 or more employees.  Where the membership is less than 25 employees, a basic-level trade union committee may be separately set up, or a basic-level trade union committee may be set up jointly by the members in two or more work units, or an organizer may be elected, to organize the members in various activities.  On December 29, 2009, GDH set up a basic-level trade union committee.

We believe that our relations with our employees are good.

Available Information

GDH maintains a website at http://www.61160111.cn.  The information contained on the website is not a part of this registration statement, and any website references in this registration statement are not intended to be made through active hyperlinks.

This registration statement and all of our future filings made under the Exchange Act, including copies of our future Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, proxy and information statements, and any amendments to those filings, will be available or accessible free of charge via the SEC’s website at http://www.sec.gov.  These filings will be made publicly available as soon as reasonably practicable after they are filed with or furnished to the SEC.  You may also request any materials we file with the SEC from the SEC’s Public Reference Room at 100 F Street, N.E., Washington, DC  20549 or by calling +1 (800) SEC-0330.  While we may, in the future, provide copies of some or all of these filings on our website, we do not presently intend to do so.

Item 1A.        Risk Factors.

This section sets forth the material risks faced by us.  You should carefully consider the risks described below in conjunction with the other information in this registration statement and related combined and condensed consolidated financial statements. Our business, financial condition and results of operations could be harmed by any of the following risks or by other risks identified throughout this registration statement.  The risks discussed below also include forward-looking statements, and our actual results may differ substantially from those discussed in, or implied by, the forward-looking statements.

Risks Related to Our Business

Our very limited history operating GDH as a for-profit institution, and no history operating multiple hospitals, makes evaluating our business and prospects difficult and our past results may not be indicative of our future performance.

We were formed under Nevada law on September 29, 2009 and acquired operational control of GDH on June 14, 2010.  Furthermore, the hospital became a for-profit institution and received its business license in April 2010.  As a result, we have a very limited history operating GDH as a for-profit institution under our current structure, and thus our prior historical operating results as a non-profit institution may not provide a meaningful basis for you to evaluate our business and financial performance.  We also have no prior experience operating or managing multiple hospital facilities.  We may not have sufficient experience to address the risks frequently encountered by for-profit hospitals or operators of multiple hospital facilities, and our business model and ability to achieve satisfactory operating results are unproven.  As a result, we may not be able to:

•	achieve or maintain profitability;

•	raise sufficient capital to sustain and expand our business;

•	expand our business by acquiring control of and operating additional hospitals;

•	attract patients to the hospital we operate;

•	attract, retain and motivate qualified personnel;

•	respond to competitive market conditions;

•	respond to changes in our regulatory environment; or

•	maintain effective control of our costs and expenses.

Any failure to address these risks may have a material adverse effect on our business, cash flows, financial condition, results of operations and prospects.

We have limited funds available for operating expenses, and if we do not obtain funds when needed, we may have to curtail or cease our operations.

Currently, we have limited operating capital.  In the foreseeable future, we expect to incur significant expenses when developing and operating our business.  We plan to pursue sources of additional capital to fund our capital expenditures through various financing transactions or arrangements, including debt or equity financing or other means.  We may be unable to locate sources of capital or may find that capital is not available on terms acceptable to us to fund our additional expenses. There is the possibility that we will run out of funds, and this would adversely and materially affect our operations and thus our profitability.

We believe that our current cash and capital resources, combined with our anticipated income from operations and loans from our affiliates and related companies, will allow us to maintain our current operations for approximately the next 12 months.  We will need to raise additional capital to effectuate our growth strategy, or if our actual cash needs prove to be greater than our available and anticipated capital resources.  Our ability to obtain external financing in the future is subject to a variety of uncertainties, including:

•	our future financial condition, results of operations and cash flows;

•	general market conditions for financing activities by companies in the healthcare industry; and

•	economic, political and other conditions in the PRC and elsewhere.

Our inability to raise additional capital through future financings when needed or at all could require us to reduce our expenses, curtail our growth plans, reduce operations and staff, or cease our operations altogether, and thus such inability may have a material adverse effect on our business, financial condition, results of operations and prospects.

We are currently dependent on the operations of one hospital located in Guangzhou, China, for all of our revenues.  Any adverse development relating to the hospital we operate could materially and adversely affect our future results of operations.

GDH has accounted for all of our revenues reflected in our combined and condensed consolidated financial statements.  Unless we are successful in acquiring control of and operating other hospitals, all of our revenues will continue to be derived from this hospital.  As a result, any development that has a material adverse effect on this hospital may have a material adverse effect upon our business and financial performance, including developments such as the following:

•	any reduction in the number of patients admitted to the hospital;

•	our inability to expand the medical services and procedures performed at GDH to retain its patient base and attract new patients;

•	an increase in competition from existing hospitals or other healthcare providers or the establishment of new hospitals in Guangzhou City or regions near the city;

•	the failure to make improvements or enhancements to medical equipment and other facilities in the hospital we operate in a timely manner;

•	the failure to attract and retain high quality physicians in the hospital we operate;

•	the failure to meet the demand for and level of quality of medical service by patients; and

•	fire, floods, earthquakes, power failures or similar events that may interrupt the normal operations of the hospital we operate.

Guangzhou City, the provincial capital of Guangdong, is governed by the Mayor and its Guangzhou Municipal People's Government. If the PRC experiences economic changes which in turn affect the economic conditions within Guangzhou, GDH may be adversely affected and our revenue and profitability may decline. Additionally, if the Guangzhou Municipal People’s Government imposes additional regulatory restrictions on our business above and beyond those which currently exist, our business may be adversely affected and our revenue and profitability may decline.  Any other material change in the current demographic, economic, competitive or regulatory conditions applicable to GDH could also adversely affect our operating results.

Healthcare services and medicine are heavily regulated in China and subject to frequent and substantial changes in laws and regulations.  Any such changes may adversely affect our results of operations.

In recent years, fundamental changes in government regulations governing the pricing of medical services at Chinese hospitals have resulted in limitations on, and reduced levels of payment for, a substantial portion of hospital procedures and costs.  The prices of medicine in China are also regulated.  According to recent news reports, the government (in particular the NDRC) is strengthening its administration of PRC pharmaceutical and medical service pricing regimes.  On June 27, 2006, the NDRC and Ministry of Health jointly issued the Notice on Strengthening the Administration of the Medical Services and Drug Pricing of Urban Community Hygiene Services Institutions, which, among other things, aims to reduce the margins on drug pricing, control drug prices more strictly and encourage the production and use of cheaper medicine in certain medical institutions. In addition, the “Implementation Opinion on Essential Drug Systems” recently promulgated by the Ministry of Health required state-owned medical institutions to sell a specified list of drugs at cost.  In October 2009, prices on approximately half of the drugs on the Ministry of Health’s essential medicine list were reduced by approximately 12%.  In addition, the Ministry of Health, together with other related ministries in China, recently advocated the reduction of retail drug prices, the difference in drug prices paid for by hospitals and paid by patients, large-scale medical equipment fees and disposable medical supply fees.  The Ministry of Health also advocated the increase of treatment fees and the price of technical services provided by medical staff.  These announced policies and other proposed regulations suggest that the prices for drugs and medical services may further decrease.

For the years ended December 31, 2009 and 2008, 24.5% and 27.4%, respectively, of our combined patient service revenue was derived from the sale of medicine.  For the six months ended June 30, 2010 and 2009, 24.1% and 25.4% respectively, of our consolidated patient service revenue was derived from the sale of medicine.  Management anticipates that any decrease in revenues from drugs sales resulting from this change in policy will be offset by the use of newer and more expensive drugs not covered by these price reductions and increases in the average spending per patient which has resulted from broader insurance coverage and increase in product offerings.  Any change in the industry pricing regime that applies to healthcare providers, especially reductions in the price caps that apply to the drugs used or sold by a hospital, may have a material adverse effect on our business, cash flows, financial condition, results of operations and prospects.

China’s healthcare industry continues to undergo significant changes.  The PRC government is encouraging sustained investment into healthcare service facility infrastructures, including through foreign investment into the sector.  On April 6, 2009, the Central Committee of the Communist Party of China and the State Council jointly issued Guidelines on Deepening the Reform of the Healthcare System, which, among other things, seeks to accelerate the development of a basic medical safeguard system, establish a national system for basic drugs, promote equal access by all to basic public health services and to reform state-owned hospitals.  These and other reforms may ultimate seek to control pricing of basic medical services and drugs, which could in turn decrease our revenues and reduce our profitability. We cannot at this time predict the impact on our business of such changes, either individually or in the aggregate, because many of these proposed changes and reforms are being implemented over a period of time and the exact amounts and types of changes in fees are not fully defined.

We may not be able to maintain our revenues and profitability as we operate in a highly competitive industry.

The healthcare industry in China is highly competitive.  Competition for patients among hospitals and other healthcare providers has intensified in recent years as a result of the deregulation of the healthcare industry in China.  For example, changes in healthcare insurance policies now enable patients to choose their preferred hospitals and doctors.

In the geographical area in which we operate (and those in which we expect to operate), there are other hospitals and non-hospital healthcare providers, such as health centers and outpatient surgery and diagnostic centers, which provide services comparable to those that the hospital we operate offer or expect to offer.  Currently, the largest competitors with GDH are government-owned institutions and can finance capital expenditures on a tax-exempt basis.  According to the Notice of Ministry of Finance and the State Administration of Taxation on Relevant Tax Issues Concerning Medical Institutions Caishui 2000 No. 42, medical institutions with preferential tax treatment, which collect medical service fees, including drug sales under the government-mandated price ceilings, are entitled to tax benefits including exemption from income, turnover and property taxes.

Some of the competitors or potential competitors of the hospital we operate may be larger, more established, have greater geographic coverage, offer a wider range of services or have more capital or other resources than we do.  The hospital we operate competes with several main hospitals as well as various other health centers and clinics in its community.  If the competitors of the hospital we operate receive adequate financing, actively recruit physicians, expand their services or obtain favorable managed care contracts, the hospital we operate could face difficulties retaining existing patients and attracting new patients.  The hospital we operate may also face these difficulties if any of its competitors expand existing hospitals or open new hospitals in the market where the hospital we operate services.  Increased competition may also reduce the fees that the hospital we operate is able to charge its patients.  If the hospital we operate is unable to compete effectively in the healthcare industry in China, we may experience a material adverse effect on our business, financial condition, results of operations and prospects.

In order to compete with government-owned medical institutions, any new hospitals we acquire will focus on providing specialty medical services for patients who need special individualized services.  These patients are typically more affluent, and we believe that increasing numbers of them will continue to seek specialized medical services.  If these patients do not seek these medical services as we anticipate or do not seek services provided by our hospital, we may be unable to carry out our competitive strategy, and our operating results could be adversely affected.

The PRC Government has in the past considered introducing legislation that would separate pharmacies from hospitals, which, if enacted, would severely limit our ability to generate revenue from the sale of medicine and would significantly affect our profitability.

The PRC government has from time to time considered the feasibility of introducing legislation to separate pharmacies from hospitals.  Since approximately 24.5% of our revenues were generated from the sale of medicine for the year ended December 31, 2009 and the six months ended June 30, 2010, we believe our revenues would materially decrease if such legislation was implemented and, as a result, we were not otherwise able to sell medicine to patients who use our facilities.  In addition, such legislation would have a materially adverse impact on our gross profit, as our gross profit derived from the sale of medicine was 65.1% and 66.6% for the year ended December 31, 2009 and the six months ended June 30, 2010, respectively.  We cannot predict at this time the likelihood that the PRC government would consider, take up or enact such legislation in the future, but we believe that such legislation, if enacted, would have a material adverse effect on our business, operations, financial results, competitiveness and prospects.

Our business and financial position could be harmed if the hospital we operate is unable to attract and retain physicians and other health care professionals.

Our operations depend on the efforts, abilities and experience of the physicians and other health care professionals in the hospital we operate, such as nurses, who provide medical services.  The hospital we operate is a general hospital.  It is essential to our ongoing business that the hospital we operate (and any new hospital operations we may control in the future) attracts and retains skilled employees and an appropriate number of quality physicians and other health care professionals in all specialties on their medical staff.  Although the hospital we operate has not experienced problems in attracting and retaining physicians and other health care professionals in the past, there can be no assurance that it will not experience these issues in the future.

In addition, in Guangzhou City, physician recruitment and retention are affected by a shortage of physicians in certain sought-after specialties. This shortage may require the hospital we operate to increase wages and enhance benefits to recruit and retain physicians and other health care professionals, which may increase costs that the hospital we operate may not be able to offset by increasing the rates they charge their patients.  Any physician attrition the hospital we operate may suffer may lead to declines in patient volume.

We depend on the services of our senior management team and other key personnel, and our business may be severely disrupted if we lose their services.

Our success depends heavily on the continuing services of our senior management team, in particular Mr. Xu, our Chairman, President and Chief Executive Officer.  We rely on their industry expertise, their experience in our business operations and their working relationships with key management personnel of the hospital we operate and relevant government authorities. If one or more of our senior executives or other key personnel are unable or unwilling to continue in their present positions, we may not be able to replace them in a timely manner or at all, and our business may be disrupted.  In addition, if any member of our senior management team or another key professional joins a competitor or forms a competing company, we may lose industry and business know-how as well as other key professionals and medical staff that may choose to join the departed executives.  We do not have key employee insurance policies on Mr. Xu and thus may suffer financial harm in the event of his death.  Any of the above risks may have a material adverse effect on our business, cash flows, financial condition, results of operations and prospects.

If we are unable to successfully centralize operations for our existing or future operations, we may fail to achieve anticipated synergies, cost savings and growth opportunities, which could materially and adversely affect our business and prospects.

Our successful operation of the hospital we operate and any additional hospitals of which we may acquire control in the future depends in part upon our achieving improvements in the operational efficiencies of the existing hospital and of the possible group of hospitals as a whole.  In order to achieve these operational efficiencies, we seek to centralize our operations by, among other things, centralizing the procurement of medical equipment and pharmaceuticals, marketing efforts and information technology systems.  If we are not able to successfully centralize our operations, we may not be able to realize all the anticipated synergies, cost savings, economies of scale and growth opportunities that we hope to achieve by operating a group of hospitals and our business and prospects may be materially and adversely affected.

Proposed legislation to deter fraudulent or abusive practices in the healthcare industry in China may subject us to potential criminal and civil penalties.

The PRC government’s share of healthcare funding has been declining for the past two decades.  Urban hospitals, though mostly still state-owned, generally receive only approximately 10% of their operational funds from the government and have to generate the remainder of their funding themselves.  As a result of government-mandated price ceilings on medical services, hospitals have had to seek other sources of revenues to support their operations.  The sales of medicine by hospitals, both for medical services rendered in the hospitals as well as through the hospitals’ pharmacies for use by patients outside of the hospitals, have been the primary source of additional revenues to support many hospitals’ operations.  Drug sales at many hospitals can account for more than 50% of the hospital’s total revenue.  According to news reports, in order to generate greater revenues, hospital personnel have in some instances overcharged for medicine and medical treatment, prescribed unnecessary medicine and recommended unnecessary medical tests.  In addition, in order to increase sales, certain manufacturers or distributors of pharmaceuticals and medical devices have allegedly paid kickbacks to hospital personnel who make procurement decisions.

In April 2004, the Ministry of Health announced an implementation plan designed to deter and prevent these fraudulent or abusive practices.  We cannot predict what regulations and policies may result from this implementation plan or their impact on our business or the business of the hospital we operate.  Although the hospital we operate has implemented policies, such as a zero tolerance policy for accepting kickbacks, designed to deter such fraudulent and abusive practices, any failure of the hospital employees to strictly adhere to those policies may result in the violation of relevant laws and regulations by the hospital employee, which may be subject to investigation and potential criminal and civil penalties.  A determination that any of our employees has violated these laws, or even the public announcement that any of our employees is being investigated for possible violations of these laws, may cause us to lose or potentially lose our medical license, damage our reputation, result in a decrease in patient volume in our hospital and otherwise have a material adverse effect on our business, cash flows, financial condition, results of operations and prospects.

Our business is subject to professional and other liabilities and we do not have insurance coverage to insure against such liabilities.

The hospital we operate and those we may operate in the future may be subject to claims and legal actions by patients and others in the ordinary course of business. An increasing number of medical malpractice claims have recently been brought against healthcare providers in the PRC.  We may become the subject of such claims in light of the increasingly litigious climate in the PRC.  The hospital we currently operate does not have liability insurance policies for its doctors, nurses and other healthcare providers.  There is also no general liability insurance covering GDH’s operations.  In the event of any liability claims or legal disputes, these events may result in substantial costs and may have a material adverse effect on the reputation of the hospital we operate and its business, cash flows, financial condition, results of operations and prospects.

The inability of the hospital we operate to remain eligible for the payment of medical fees through insurance coverage under the provincial laws of China may affect our results of operations.

The county in which we operate our hospital (and those in which we may operate in the future) maintains a list of hospitals that are eligible for social insurance coverage for the patients that visit such hospitals.  Patients pay a portion of the fees assessed for services rendered and the medicine purchased, while insurance covers any outstanding obligations.  Although the hospital we operate has not experienced any material negative impacts related to its eligibility for social insurance coverage, there can be no assurance as to the continued inclusion of the hospital we currently operate or hospitals we may operate in the future on these insurance coverage eligibility lists.  Factors that may result in removal from the eligibility list, include but are not limited to quality of service issues and loss of a significant amount of doctors.  If a hospital that we operate is excluded from insurance coverage for any reason, patients may stop coming to that hospital for medicine and medical treatment because of monetary constraints and an inability to pay the entire amount of medical fees out of pocket, and they may choose to go to another hospital that is eligible for social insurance coverage for medical services and to purchase medicine. In addition, exclusion from social insurance coverage may also result in delays of payment or eventual non-payment of medical fees owed to the hospital we operate.

Disputes between the hospital we operate and insurance companies relating to insurance coverage may negatively affect our results of operations.

Healthcare insurance is funded by monthly payments from the beneficiary, such as an employee, and co-payments made by the employer of the beneficiary, both of which are subject to the ratio set forth by the local Labor and Social Security Authority.  If there are disputes between the hospital we operate (or any new hospital we may control in the future) and the insurance companies that  reimburse the hospital we operate for medical services rendered or the sale of pharmaceuticals, the hospital we operate may experience a delay in receiving payments, or the hospital we operate may not be paid at all, which may negatively affect our results of operations.

The existence and distribution of counterfeit medicine in China could affect the ability of the hospital we operate to render quality medical services.

The existence and distribution of counterfeit medicine in China may affect the ability of the hospital we operate and any new hospital operations we may control in the future to render high-quality medical services.  Recently, harmful ingredients have been found in several drugs manufactured by Chinese companies, some of which have caused illness or even death in patients who consumed the medicine.  While the Chinese government seeks to control the manufacture of counterfeit medicine, illegal medicine sales and pharmacies exist throughout China and counterfeit drugs are still distributed in the country.  While the hospital we operate maintains internal controls and procedures to prevent the administration of counterfeit drugs to their patients, counterfeit drugs may be unknowingly administered to patients.  Although the hospital we operate has not experienced any material issues with counterfeit drugs to date, there can be no assurance that the issues described above will not occur in the future.  If issues with counterfeit drugs were to occur, the reputation of the hospital we operate will suffer, the number of patient admissions in the hospital we operate may decrease and the hospital we operate (and any new hospital operations we may control in the future) may be subject to penalties regulatory actions, which would adversely affect our revenue, our ability to acquire control of additional hospitals and our business and prospects.

If the hospital we operate is unable to obtain necessary governmental approvals for its expansion plans, our business and our prospects for growing our business may be adversely affected.

In China, hospital expansion plans may require governmental approval in advance.  For example, the hospital we operate and any new hospital operations we may control in the future may need to obtain governmental approval to add additional hospital beds and to import and operate sophisticated equipment, such as MRIs and CT scanners.  If any such hospital is unable to obtain the necessary governmental approvals to expand its operations, our ability to generate additional revenue through the expansion of hospital services and facilities will be limited, and our business and our prospects for growing our business may be adversely affected.

Delays or failure in obtaining necessary approvals and building ownership certificates for the buildings of the hospital we operate may have an adverse impact on our business and operations.

Our future success depends substantially on our ability to significantly expand the facilities of the hospital we operate (and those of any new hospital operations we may control in the future) necessary to accommodate increasing numbers of patient admissions and to increase our offering of medical services.  However, expansion of these facilities may be constrained by the lack of land to develop new buildings or the lack of funds to construct or acquire new buildings.  Future buildings to be constructed may require a certain time period after their completion to obtain building ownership certificates.  Although GDH has secured the land use rights over the land occupied by these buildings, we cannot assure you that GDH or any other hospital we operate in the future will be able to obtain building ownership certificates with respect to any new or additional buildings that may be constructed in the future in a timely manner, or at all.  Any delay or failure in obtaining necessary approvals to maintain the legitimate use of the hospital buildings may have an adverse impact on our business and operations.

We may be negatively affected by disruptions and downturns in the global financial market and world economic crises.

The global financial crisis that started in 2008 has adversely affected China and other world economies. Although the PRC government adopted unprecedented macroeconomic policies in the wake of this crisis, including a $586 billion fiscal stimulus package in 2008 and supplemental spending initiatives in 2009, the growth of China’s overall economy was negatively impacted.  In addition, the global financial crisis affected the banking system and financial markets and resulted in a severe tightening of credit markets, a low level of liquidity in many financial sectors, increased volatility in credit and equity markets, and the adoption of a myriad of regulations and regulatory reforms in countries worldwide designed to correct or ameliorate many of the underlying causes of the 2008 financial crisis.

As a result of these impacts and regulatory reforms, we may experience increases in the costs we must incur to borrow funds and difficulties in obtaining financing for our operations or acquisitions, which may adversely affect our business operations and implementation of our growth strategy.  While it appears that the economy in China has taken steps toward growth and recovery from the 2008 crisis, patients may choose to reduce their spending on healthcare if they perceive that uncertain economic conditions are persisting or may return in the future, in which case our business may be adversely affected.  Therefore, global economic conditions and further instability may have a material adverse effect on our business, results of operations, financial condition and cash flows, both presently and in the future.

We will have to continuously upgrade the equipment used by the hospital, which may require us to devote significant amounts of our capital and other resources.

We must continuously assess the needs of GDH (and any new hospital operations we may control in the future) for medical equipment and upgrade its medical equipment as a result of competition with other healthcare providers and technological advances in China’s healthcare industry.  Technological advances for medical equipment continue to evolve rapidly.  Consequently we have to continuously invest additional capital to upgrade and acquire new medical equipment to offer broader and better treatment and other medical services.  Any delay or failure to upgrade the equipment used by GDH could harm its competitiveness and reduce patient volume, which may materially and adversely affect our business and results of operations.

Risks Related to Our Acquisition Strategy

We may not be able to implement our acquisition strategy successfully or in a timely manner.

Our growth strategy includes developing and opening new affiliated medical facilities throughout China, and, to date, we have limited experience in opening new treatment facilities.  Planning and opening new treatment facilities can be complex and may be delayed, and, in some circumstances, prevented, by a variety of forces, including local zoning and land use regulation, health facility licensing, community opposition and other political issues. Healthcare laws and other rules and regulations may also impede or increase the cost of opening new facilities. If we are unable to acquire new affiliate treatment facilities on time and on budget, our rate of growth and operating results may be adversely affected.

Even if we are able to acquire new affiliated treatment facilities, we may not be able to staff them.  In addition, there can be no assurance that once completed; new treatment facilities will be able to generate operating profits. Developing new facilities involves significant upfront capital investment and expense and, if we are unable to attract patients quickly for these facilities, these facilities may not be profitable and our operating results could be adversely affected.

Our acquisition strategy is subject to additional various risks, including:

•	insufficient funds or financing to pay the purchase price for hospitals we acquire control of;

•	our inability to obtain the necessary government approvals for our planned acquisitions;

•	economic and environmental changes in the cities or provinces where our proposed target hospitals are located and changes in the priorities of local government officials;

•	changes in law and regulations;

•	lack of support from local governments and from the management of our target hospitals;

•	our inability to obtain approval from the employees’ representatives of our target hospitals; and

•	uncertainties with respect to our strategy to acquire control of hospitals, which could require us to obtain approvals from the Ministry of Health and Ministry of Commerce.

Moreover, our planned acquisitions require a significant amount of capital that will most likely be in excess of the revenues generated from our existing business operations.  We will likely need to raise additional capital, yet we may not be able to do so in a timely manner or at all.  In addition, if we issue equity securities to pay for acquisitions, we may dilute the value of existing investors or stockholders.  If we borrow funds to finance acquisitions, the debt instruments may contain restrictive covenants that could, among other things, restrict us from distributing dividends or acquiring future hospitals.  Acquisitions may also result in significant amortization expenses related to intangible assets.  Any of the foregoing may have a material adverse effect on our business, cash flows, financial condition, results of operations and prospects.

If we do not have sufficient capital resources to fund our acquisition and development strategy, our growth will be limited.

During the next 12 months, we anticipate that we will need capital resources in the amount of $14.5 million to acquire up to three additional hospitals, in addition to capital expenditures related to GDH.  We may finance future acquisition and development projects through subsequent equity or debt financings and may also use shares of our capital stock for all or a portion of the consideration to be paid in acquisitions.  To the extent that we undertake these financings or use our capital stock as consideration, our shareholders may experience future ownership dilution.  In the event that potential acquisition candidates are unwilling to accept our stock as all or part of the consideration, we may be required to rely on additional financing arrangements to pursue our acquisition strategy.  Furthermore, we are only able to use the profits generated by the hospital from and after August 17, 2009, the date that GDH was converted to a non-preferential tax treatment entity, for acquisitions.  Given these and other uncertainties, we may not have sufficient capital resources or be able to obtain additional financing on terms acceptable to us for our acquisition and development strategy, which would limit our growth and materially and adversely affect our business, results of operations and prospects.

If we are unable to obtain the required government approvals to acquire hospitals in a timely manner or at all, our growth will be limited.

Our ability to continue to acquire control of additional hospitals may be affected by our ability to obtain the necessary government approvals in a timely manner.  The acquisition of control of a hospital in China by entering into contractual arrangements requires the approval of numerous governmental authorities.  The hospital we operate and most of the hospitals that may be acquired by us were or will be state-owned prior to the acquisition of control by us.  The privatization process requires numerous approvals including approvals from the state asset administrative authorities, the medical service regulatory authorities and various local governmental authorities, such as the bureau of health.  In addition, registration with the civil affairs department of the local government where the hospital is located is also required.  Since the granting of those approvals are decisions within the discretion of the applicable government authorities, we cannot guarantee that we can secure all or any of the approvals necessary for the acquisition of additional hospitals in the future.

In addition, to the extent the negotiations for these approvals extend beyond our anticipated time frames, or the local officials we are negotiating with depart or are replaced, we may be unable to acquire control of the target hospital or the acquisition of control of the hospital may be delayed for an indefinite period of time.  The departure or replacement of government officials can also result in the new official overturning prior decisions, which can result in further delays, additional costs and the diversion of management’s attention.  If the acquisition is delayed for a significant period of time or is not able to occur at all, our ability to implement our growth strategy will be significantly hampered.  If we are unable to implement our acquisition strategy, our growth will be limited which would have an adverse affect on our business, results of operations and prospects.

If we incur material liabilities as a result of acquiring hospitals or other healthcare facilities, our operating results could be adversely affected.

We may acquire hospitals or other healthcare facilities that have material indebtedness or other liabilities, including, without limitation, liabilities for failure to comply with healthcare laws and regulations or other past activities.  Although we will strive to obtain indemnification agreements from prospective sellers covering unknown or contingent liabilities, there can be no assurance that we will be able to negotiate such agreements for all hospitals and other healthcare facilities that we may acquire, that any such agreements that we may obtain will be judicially enforced or that the amounts that we may recover as a result of such agreements will be sufficient to cover the liabilities that we may incur.  We do not intend to maintain insurance specifically covering any unknown or contingent liabilities that may occur after the acquisition of hospitals and other healthcare facilities.  If we incur these liabilities and we are not indemnified or insured for them, our operating results and financial condition could be adversely affected.

If we experience rapid growth, it may strain our limited resources and we may not be able to manage our growth and expanding operations effectively, or achieve our growth strategy.

We acquired control of our first hospital, GDH, in June 2010.  We expect to continue to expand our operations in the future. As a relatively new company, any rapid growth we experience will place increased demands on our management, operational and financial information systems and other resources.  Further expansion of our operations through acquisitions will require substantial financial resources and management attention.  We have limited operational, administrative and financial resources, which may not be adequate to sustain the growth we want to achieve.  To accommodate our anticipated future growth, and to compete effectively, we will need to continue to implement and improve our management, operational and financial information systems and to expand, train, manage and motivate our workforce.  Our personnel, systems, procedures or controls may not be adequate to support our operations in the future.

Our management team also lacks experience running a group of hospitals in China.  We may need to seek to hire other personnel who have experience running hospitals, particularly in China, to join our executive team.  The competition for such personnel in China is intense, and the availability of suitable and qualified candidates is limited.  There can be no assurance that we will be able to locate, recruit or retain qualified management personnel.  Our failure to implement our acquisition strategy may have a material adverse effect on our profitability and competitiveness.

Difficulties in the integration of acquired hospitals and facilities into our intended group may disrupt our operations.

If we are able to make hospital acquisitions, we cannot guarantee that we will be able to effectively integrate the acquired facilities with our existing operations. The process of integrating hospitals into our existing hospital may require a disproportionate amount of management’s time and attention, potentially distracting management from its day-to-day responsibilities.  The process of integrating new hospitals into our operations may also result in unforeseen operating difficulties and expenditures and may not provide the benefits anticipated.  The areas where we face risks include:

•	difficulties integrating operations, personnel, technologies, products and information systems of the new hospitals;

•	potential loss of key employees of the new hospitals;

•	inability to maintain the key business relationships and the reputation of the new hospitals;

•	our assumption of unknown or contingent liabilities of the new hospitals; and

•	diversion of management’s attention from other business concerns.

Our failure to address any of these risks or to implement and improve our management, operational and financial information systems, or to expand, train, manage or motivate our workforce, could reduce or prevent our growth and may have a material adverse effect on our business, cash flows, financial condition, results of operations and prospects.

In addition, poor integration of hospitals into our intended group of hospitals could cause interruptions to our business activities, including those of the new hospitals joining our intended group of hospitals.  As a result, we may not realize all or any of the anticipated benefits of the addition of hospitals to capitalize on potential synergies or economies of scale, and we may incur significant costs related to the addition or integration of these facilities.

We may face increased competition in acquiring control of and operating hospitals from domestic and international health care companies.

We may face competition from domestic and international healthcare companies in acquiring control of and operating hospitals in China.  We expect competition to intensify as a result of the continued privatization of the healthcare industry in China.  Our competitors include existing hospital operators.  Many of these competitors, especially foreign-owned healthcare companies, have a longer operating history and greater financial resources than we have.  In addition, our current or future competitors may be acquired by, receive investments from or enter into other commercial relationships with well-established and well-financed companies and therefore obtain significantly greater financial, marketing, management and technological resources than we have.  Any bids by these and other competitors for the acquisition of the state-owned hospitals we are seeking to acquire control of may prevent us from successfully pursuing our strategy of establishing a group of hospitals across China or increase the costs to us of acquiring control of those hospitals such that our profitability and results of operations are adversely affected.  Furthermore, as there are significant barriers to set up new hospitals, such as significant capital expenditures and the approval of the local Bureau of Health or PRC Ministry of Health, to the extent existing hospitals we are currently seeking to acquire control of or may seek to acquire control of in the future are instead acquired by our competitors, we will be unable to pursue our strategy of acquiring hospitals to establish a group of hospitals across China, which could have material adverse effect on our business, results of operations and prospects.

Risks Related to Our Corporate Structure

If the PRC government finds that the agreements that establish the structure for operating our business operations within the PRC do not comply with applicable PRC governmental regulations, we could be subject to penalties that may significantly impact our ability to maintain profitability or operations.

PRC regulations limit the foreign ownership of companies that provide healthcare services, which includes the operation of hospitals, to up to 70% of total ownership.  In addition, the establishment of a Sino-foreign joint venture medical institution requires approvals from the Ministry of Health and the Ministry of Commerce.  As a result, Mr. Xu, our Chairman, President and Chief Executive Officer, directly owns 100% of GDH, the hospital we operate in China.

We do not directly hold any equity interest in GDH.  However, our management company (which is a PRC limited liability company and our indirect wholly owned subsidiary) has entered into a series of contractual arrangements with GDH and Mr. Xu pursuant to which the management company provides services to GDH in exchange for fees equal to the net profit of GDH.  Mr. Xu has pledged his equity interest in GDH to the management company and granted the management company an option to purchase his equity interest in, or the assets of, GDH at any time when the purchase is permitted under applicable PRC law.  See “Item 1.  Business — Organizational Structure — Guangzhou Dongfang Hospital Co. Ltd.”

There are substantial uncertainties regarding the interpretation and application of current and future PRC laws and regulations, including regulations governing the validity and enforcement of the contractual arrangements through which we control GDH and would control in the future other hospitals.  If the PRC government finds that our contractual arrangements do not comply with its restrictions on certain foreign-invested companies from engaging in hospital businesses, the restrictions on foreign ownership of PRC hospitals or other rules, the relevant regulatory authorities will have broad discretion to:

•	require us to restructure our ownership structure or operations;

•	impose conditions or requirements with which may not be able to comply;

•	restrict how we finance our business and operations in China;

•	revoke necessary business and operating licenses; and

•	take other regulatory or enforcement actions, including levying fines.

Moreover, our corporate structure and contractual arrangements could result in a 5% PRC business tax being levied on revenues derived from the ownership of hospitals in China.  Also, we could face material and adverse tax consequences if the PRC tax authorities determine that our contractual arrangements were not entered into on an arm’s length basis.  Although we based our contractual arrangements on those of established businesses in industries with similar ownership restrictions, if the PRC tax authorities determine that these contracts were not entered into on an arm’s length basis, we could face increased tax liability.

Recent regulations relating to offshore investment activities by PRC residents may adversely affect our business.

In October 2005, SAFE promulgated Circular 75, “Relevant Issues Concerning Foreign Exchange Control on Domestic Residents’ Corporate Financing and Roundtrip Investment Through Offshore Special Purpose Vehicles,” that states that if PRC residents use assets or equity interests in their PRC entities as capital contributions to establish offshore companies or inject assets or equity interests of their PRC entities into offshore companies to raise capital overseas, they must register with the local SAFE branch with respect to their overseas investments in offshore companies.  They must also file amendments to their registrations if their offshore companies experience material events involving capital variation, such as changes in share capital, share transfers, mergers and acquisitions, long-term equity or debt investments or uses of assets in China to guarantee offshore obligations.  Under this regulation, their failure to comply with the registration procedures set forth in such regulation may result in restrictions being imposed on the foreign exchange activities of the relevant PRC entity, including the payment of dividends and other distributions to its offshore parent, as well as restrictions on the capital inflow from the offshore entity to the PRC entity.

To further clarify the implementation of Circular 75, SAFE issued Circular No. 106 on May 9, 2007.  Under Circular 106, PRC subsidiaries of an offshore special purpose company are required to coordinate and supervise the filing of SAFE registrations by the offshore holding company’s shareholders who are PRC residents in a timely manner.  If these shareholders or beneficial owners fail to comply, the PRC subsidiaries are required to report such failure to the local SAFE authorities and, if the PRC subsidiaries do report the failure, the PRC subsidiaries may be exempted from any potential liability to them related to the shareholders’ failure to comply.

We have requested our stockholders who are PRC residents to make the necessary applications, filings and amendments as required under Circular 75 and other related rules.  We attempt to comply, and attempt to ensure that our stockholders who are subject to these rules comply, with the relevant requirements. However, we cannot provide any assurances that all of our stockholders who are PRC residents will make or obtain any applicable registrations or comply with other requirements required by Circular 75 or other related rules.  Any future failure by any of our stockholders who are PRC residents, or controlled by a PRC resident, to comply with relevant requirements under this regulation could subject us to fines or sanctions imposed by the PRC government.

We rely and intend to continue to rely on contractual arrangements with hospitals and their owners for our PRC operations, which may not be as effective in providing operational control as direct ownership. If we cannot maintain these arrangements, we may have to cease operations.

We rely and intend to continue to rely on contractual arrangements with hospitals in the PRC and their owners to control the hospital we currently operate and those we may operate in the future.  These contractual arrangements, which do not provide us with direct or indirect equity ownership in such hospitals, may not be as effective in providing us with control as direct ownership. Under the current contractual arrangements, if the counterparty to these agreements fails to perform its obligations under these contractual arrangements, we may have to incur substantial costs to enforce such arrangements and rely on legal remedies available under PRC law, which may not be effective to allow us to maintain our business operations.  For example, regulations on the acquisition and ownership of PRC hospitals by foreign entities may prevent us from obtaining the stock or assets of GDH pursuant to the share pledge agreement or from exercising our right to acquire the stock or assets of GDH pursuant to the call option agreement.  Thus, these regulations may significantly and negatively impact our ability to exercise our various rights and remedies under these agreements.

Additionally, many of these contractual arrangements are governed by PRC law and, accordingly, will be interpreted in accordance with PRC law, and any disputes would be resolved according to PRC legal procedures. The legal environment in the PRC is not as developed as in other jurisdictions, such as the United States. As a result, uncertainties in the PRC legal system could limit our ability to enforce these contractual arrangements. In the event we are unable to enforce these contractual arrangements, we may not be able to exert effective or any control over our operating entities, and our ability to conduct our business may be negatively affected.

The contractual agreements that we have with the hospital we operate and those we intend to operate in the future may be determined to be a mechanism to circumvent the restriction of foreign ownership of medical institutions in the PRC, and therefore could be determined to be unenforceable because they are against public policy.

We do not directly own GDH due to PRC laws limiting or prohibiting the acquisition by a foreign entity of PRC domestic companies and the foreign ownership of medical institutions.  However, through a series of contractual arrangements entered into by the management company, our indirect wholly owned subsidiary, we are able to exert effective operational control over GDH and its affiliates and we receive a substantial amount of the economic benefits derived from the business operations of GDH.  Furthermore, we have an exclusive option to purchase all or part of the assets or equity interests in GDH, should it become permissible to do so.  We intend to acquire control of additional hospitals in a similar fashion.

Notwithstanding the foregoing, there is a risk that the contractual agreements that we have in place with GDH (and any agreements that may be in place in the future with other hospitals) may be determined by a government agency in the PRC to be a mechanism to circumvent the restriction of foreign ownership of medical clinics in the PRC and therefore could be determined to be unenforceable because they are against public policy.  If the agreements were determined to be void as against public policy, we would have no right to the economic benefits of GDH or other future hospitals we seek to control, and we would have no other means of generating revenue.

Unaffiliated shareholders may have limited recourse against our affiliates if they do not abide by or terminate the contractual arrangements that govern our operations, and these relationships may present potential conflicts of interest.

 Our affiliates are also affiliates of other related entities, including the management company, Winmark and GDH.  For example, Mr. Xu is our Chairman, President and Chief Executive Officer and indirectly beneficially owns approximately 54% of our common stock.  Mr. Xu is also the executive director and manager of the management company, is a director of Winmark, and is President and a director of GDH and owns all of the equity interests in GDH.  Ms. Fu Yunzhuang is also our director and Chief Administrative Officer, indirectly beneficially owns approximately 6% of our common stock, is the supervisor of the management company and is an executive officer and director of GDH.  Many of our other directors and executive officers are also directors or executive officers of GDH or affiliated entities.

Since affiliates stand on both sides of the agreements which are critical to our business operations, it would be easy to terminate or modify these agreements.  As a result, since these agreements and our affiliates are governed by PRC law, our unaffiliated investors would have little or no recourse since all of the assets of our operating entities are located in China.  Under PRC law, disputes under contractual arrangements are often resolved through arbitration or litigation.  Affected shareholders may be limited to seeking damages as PRC courts may be reluctant to order specific performance.

In addition, these relationships may pose potential conflicts of interest.  When the interests of these affiliates diverge from our interests, they may be required to exercise their influence in the best interests of both us (or our stockholders) and another related entity and their owners. Some decisions concerning our operations or finances may present conflicts of interest between us and the other entity or person or its affiliates. There is no mechanism in place to resolve these conflicts of interest, and applicable law may also prohibit a stockholder from successfully challenging a transaction with an affiliate if the transaction received the requisite vote of our disinterested directors who received full disclosure of the existence and nature of the conflict.

If GDH becomes the subject of a bankruptcy or liquidation proceeding, we may lose the ability to use and enjoy those assets, which could reduce the size of our operations and materially and adversely affect our business, our ability to generate revenue and the value of our common stock.

As part of our management company arrangements, GDH owns all of the assets that are important to the operation of our business.  If GDH goes bankrupt and all or part of its assets become subject to liens or rights of third-party creditors, we may be unable to continue some or all of our business activities, which could materially and adversely affect our business, financial condition and results of operations. If GDH undergoes a voluntary or involuntary liquidation proceeding, its shareholders or unrelated third-party creditors may claim rights to some or all of these assets, thereby hindering our ability to operate our business, which could materially and adversely affect our business, our ability to generate revenue and the value of our common stock. It is intended that other hospitals of which we may seek to acquire control in the future will be operated in similar fashion, and thus these risks and uncertainties would apply equally to such other hospitals.

If the contractual arrangements establishing our corporate structure are deemed invalid or unenforceable, we may not be able to consolidate the financial results of our operating entities in accordance with U.S. generally accepted accounting principles, or U.S. GAAP.

We have adopted FASB Interpretation No. 46 (revised December 2003), Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51, or FIN 46R, as amended, codified as Accounting Standards Codification, or ASC, Topic 810 Consolidation, which requires a variable interest entity, or VIE, such as GDH, to be consolidated by a company if that company is subject to a majority of the risk of loss for the VIE or is entitled to receive a majority of the VIE’s residual return.  Our combined and condensed combined financial statements include the financial condition and results of operations of GDH on a combined basis with our financial results, but if the contractual arrangements that establish our corporate structure are deemed invalid or unenforceable, there is a risk that we will not be able to combine or consolidate the financial results of our operating affiliates in this manner in future periods.  This result would have a material adverse effect on our business operations as we do not presently expect to earn revenue other than through these combined or consolidated VIEs.

We are not subject to certain of the corporate governance provisions of the U.S. Sarbanes-Oxley Act of 2002 or the Dodd-Frank Wall Street Reform and Consumer Protection Act.

Since our common stock is not listed for trading on a national securities exchange, we are not subject to certain of the corporate governance requirements established by the national securities exchanges pursuant to the Sarbanes-Oxley Act of 2002, or SOX, or the Dodd-Frank Wall Street Reform and Consumer Protection Act, or the Dodd-Frank Act.  These wide-ranging U.S. laws relate to, among other things, independent directors, director nominations, audit and compensation committees, non-binding stockholder approvals of executive compensation, retention of an audit committee financial expert and the adoption of a code of ethics.  Until we voluntarily elect to fully comply with those obligations, which we have not to date, the protections that these corporate governance provisions were enacted to provide do not and will not exist with respect to us.

We do not have any independent directors and may be unable to appoint any qualified independent directors.

We currently do not have any directors on our board that we have deemed to be independent, out of a total of six directors.  Most of our current directors are serving as our executive officers, which makes them ineligible to be independent directors under definitions established by each of the national stock exchanges in the United States.  When we desire to seek a listing of our common stock on a national securities exchange, we will need to have a majority of the members of our board of directors be independent, but we may not be able to identify independent directors qualified to be on our board who are willing to serve.

The lack of an Audit Committee or other independent oversight over our internal controls and disclosure controls may increase the likelihood of material misstatements or omissions in our financial statements and other disclosures.

We do not currently have an audit committee and have not established independent oversight over our management and internal controls. Therefore, we are exposed to the risk that material misstatements or omissions caused by errors or fraud with respect to our financial statements or other disclosures may occur and not be detected in a timely manner or at all. In the event there are deficiencies or weaknesses in our internal controls, we may misreport our financial results or lose significant amounts due to misstatements caused by errors or fraud. These misstatements or acts of fraud could also cause our company to lose value and investors to lose confidence in us.

If we fail to achieve and maintain adequate internal controls, we may not be able to produce reliable financial reports in a timely manner or prevent financial fraud.

Upon the effectiveness of this registration statement, we will become a public company in the United States subject to SOX.  Under SOX, as amended by the Dodd-Frank Act, we will be required to include in our periodic filings annual and quarterly assessments by management of the effectiveness of our internal control over financial reporting, as well as a report from management on our internal control over financial reporting in our Annual Report on Form 10-K.  However, our independent registered public accounting firm will not be required to attest to and report on management’s assessment of the effectiveness of our internal control over financial reporting for so long as we remain a non-accelerated filer.

During the course of testing, we may, from time to time, identify deficiencies that we may not be able to remedy. In addition, if we fail to achieve or maintain the adequacy of our internal controls, as such standards are modified, supplemented or amended from time to time, we may not be able to ensure that we can conclude on an ongoing basis that we have effective internal control over financial reporting in accordance with applicable standards.  Effective internal controls, particularly those related to revenue recognition, are necessary for us to produce reliable financial reports and are important in helping prevent financial fraud. If we cannot provide reliable financial reports on a timely basis or prevent financial fraud, our business and operating results could be harmed, investors could lose confidence in our reported financial information, and, at such time as our stock is listed on an exchange or quoted in any trading market, the trading price of our common stock could decrease significantly.

Our Chief Financial Officer and financial manager do not have any formal training, and do not possess professional designations, in U.S. GAAP, and thus it may take us longer and cost more to prepare our financial statements than other companies with accounting staff who have such training and designations.

Our Chief Financial Officer and our financial manager are involved in our preparing financial statements for SEC reporting.  Our Chief Financial Officer is responsible for supervising the preparation of our financial statements.  He is a Certified Public Accountant in China, and he has experience in the preparation of financial statements that comply with the SEC’s accounting rules as well as U.S. GAAP.  Our financial manager has the responsibility for preparing our financial statements in accordance with U.S. GAAP.   Our financial manager is a Certified Public Accountant in China and a member of The Association of Chartered Certified Accountants.  He also holds the professional designation of Certified Internal Auditor (CIA) and has experience in the preparation of financial statements that comply with the SEC’s accounting rules as well as U.S. GAAP.  Both our Chief Financial Officer and finance manager regularly supplement their knowledge related to U.S. GAAP and receive updates regarding changes to or developments in U.S. GAAP via the Internet. Despite this, our Chief Financial Officer and finance manager do not have any formal training in U.S. GAAP and do not possess professional designations in U.S. GAAP. This lack of formal training or designations may result in an increase in audit workload and audit fees, which would increase our expenses and reduce our profitability.  Also, it may take us longer to prepare our financial statements, which may cause delays in the timely filing of our periodic reports with the SEC.  These possible delays and costs stem from the fact that we are required to convert our books and records, which are maintained in accordance with China Accounting Standards, to U.S. GAAP.

We will incur increased costs as a result of becoming a reporting company, which may adversely affect our results of operations.

Once this registration statement becomes effective, we will become an SEC reporting company. In addition, SOX, as well as a variety of related rules implemented by the SEC, have required changes in corporate governance practices and generally increased the disclosure requirements of public companies. For example, as a result of becoming a reporting company, we will be required to file periodic and current reports, proxy statements and other information with the SEC and we must adopt policies regarding disclosure controls and procedures and regularly evaluate those controls and procedures. As a reporting company, we will incur significant additional legal, accounting and other expenses in connection with our public disclosure and other obligations. Management may also be engaged in assisting executive officers, directors and, to a lesser extent, stockholders, with matters related to insider trading and beneficial ownership reporting. We will eventually be required to establish, evaluate and report on our internal control over financial reporting and, if we become an “accelerated filer” as defined under the Exchange Act, to have our registered independent public accounting firm issue an attestation as to such reports.

We have incurred, and expect to continue to incur, increased operating expenses in relation to becoming and remaining an SEC reporting company. We also believe that compliance with the full panoply of rules and regulations applicable to reporting companies and related compliance issues will divert time and attention of management away from operating and growing our business.

Being a public company also increases the risk of exposure to class action stockholder lawsuits and SEC enforcement actions and increases the expense necessary to obtain appropriate director and officer liability insurance on acceptable or even reduced policy limits and coverage, if and when we may deem it necessary or desirable to obtain such insurance.  As a result, we may find it difficult to attract and retain qualified persons to serve on our board of directors or as executive officers.

Risks Related to Doing Business in China

The PRC’s economic, political and social conditions, as well as governmental policies, could affect the financial markets in the PRC, our liquidity and access to capital, and our ability to operate our business.

Our financial condition and results of operations may be adversely affected by government control over capital investments or changes in tax regulations that are applicable to us.  The PRC economy differs from the economies of most developed countries in many respects, including the amount of government involvement, level of development, growth rate, and control of foreign exchange and allocation of resources.  While the PRC economy has experienced significant growth, growth has been uneven, both geographically and among various sectors of the economy.  The PRC government has implemented various measures to encourage economic growth and to guide the allocation of resources.  The PRC economy has been transitioning from a planned economy to a more market-oriented economy.  Although the PRC government has implemented measures since the late 1970s emphasizing the utilization of market forces for economic reform, the reduction of state ownership of productive assets, and the establishment of improved corporate governance in business enterprises, a substantial portion of productive assets in the PRC are still owned by the PRC government.

In addition, the PRC government continues to play a significant role in regulating industry development by imposing industrial policies. The PRC government also exercises significant control over its economic growth through the allocation of resources, controlling payment of foreign currency-denominated obligations, setting monetary policy and providing preferential treatment to particular industries or companies. Since late 2003, the PRC government has implemented a number of measures, such as raising bank reserves against deposit rates to place additional limitations on the ability of commercial banks to make loans and raise interest rates, in order to slow down specific segments of the PRC’s economy. These actions, as well as future actions and policies of the PRC government, could materially affect our liquidity and access to capital and our ability to operate our business.

We may be unable to complete a business combination transaction with GDH or other hospitals we may acquire in the future using a VIE structure on favorable terms due to complicated merger and acquisition regulations that govern our ability to acquire the assets or equity of GDH or such other hospitals.

The operations of GDH have been combined with our operations for financial statement purposes under U.S. accounting rules requiring the combination of VIE arrangements.  As part of our VIE arrangement with GDH, the management company has the option to acquire the equity of GDH at an exercise price equal to the original investment price of such equity , unless applicable PRC laws and regulations require appraisal of the equity interests or stipulate other restrictions on the purchase price of such equity, in which case the parties have agreed that the purchase price will be set at the lowest price permitted under applicable law.  Furthermore, the management company has the option to acquire the assets of GDH at an exercise price to be determined by the parties, based on the circumstances of the exercise of the option, but if applicable PRC law requires an appraisal of the assets or stipulates other restrictions on the purchase price, the parties have agreed that the purchase price will be set at the lowest price permitted under applicable law.

Circular 10 governs the approval process by which a foreign investor may participate in an acquisition of assets or equity interests of a PRC company, such as the management company or GDH.  This rule would apply, for example, to any acquisition of the equity or assets GDH through the exercise by the management company of the above-described option, if and when the PRC government allows complete foreign ownership of healthcare institutions in the PRC.  See “Item 1.  Business — Government Regulation — Restrictions on Foreign Ownership of Medical Institutions.”  Depending on the structure of the transaction, Circular 10 will require a series of applications and supplemental applications to the government agencies.  In some instances, the application process may require the presentation of economic data concerning a transaction, including appraisals of the target company and evaluations of the acquirer, which are designed to allow the government to assess the transaction.  Compliance with the regulations is more time consuming and expensive and the government can exert significant control over the combination of two businesses.  For example, these regulations allows PRC government agencies to assess the economic terms of a business combination transaction.  Parties to a business combination transaction would be required to submit to the Ministry of Commerce and other relevant government agencies an appraisal report, an evaluation report and the acquisition agreement, all of which form part of the application for approval, depending on the structure of the transaction.  The regulations also prohibit a transaction at an acquisition price obviously lower than the appraised value of the PRC business or assets and in certain transaction structures, require that consideration must be paid within defined periods, generally not in excess of a year.

As a result, if the management company were to exercise its option to acquire GDH’s equity or assets when it was subject to these regulations, it would be required to pay an amount that is not obviously lower than the appraised value of the equity or assets at the time the option is exercised.  The current equity holder of GDH is Mr. Xu, our Chairman, President and Chief Executive Officer.  The regulations would also limit our ability to negotiate various terms of the acquisition, including aspects of the consideration, holdback provisions, indemnification provisions and provisions relating to the assumption and allocation of assets and liabilities.  Transaction structures involving trusts, nominees and similar entities are prohibited.  Therefore, such regulations may impede our ability to negotiate and complete a business combination transaction on financial terms that may be satisfactory to us or our stockholders or would otherwise protect our stockholders’ economic interests.

The foregoing risks and uncertainties would also apply to our potential acquisition of the assets or equity of any other hospital the operations of which we may control in the future utilizing a similar VIE structure.

Any failure by GDH to comply with applicable healthcare laws and regulations could subject it to sanctions, fines and penalties, including the revocation of its practice license.

The healthcare industry in China is highly regulated.  The hospital we operate (and those that we may operate or control in the future) is subject to numerous laws and regulations that govern its establishment, licensing, operations, administration, management and pricing as well as to oversight by different governmental agencies whose jurisdictions may sometimes overlap.  While we believe we are presently in compliance with all laws and regulations applicable to GDH, due to the complexity of the legal and regulatory regime in China and the different policies and approach of different regulators, we cannot assure you that this is the case in all respects.  These laws require, for example, prior governmental approval for any hospital capacity expansion, including the addition of hospital beds, and the purchase of new medical equipment.  Hospitals must also obtain necessary permits for the operation of their purchased medical equipment.  Any failure by GDH or any hospital we may operate in the future to comply with applicable laws and regulations could subject the hospital to sanctions, fines and penalties, including the revocation of its practice license.

The change in GDH’s status from a non-profit to a for-profit hospital in the PRC will result in a substantial increase in our effective income tax rate and the amount of PRC taxes we must pay overall, which may negatively impact our profitability.

Prior to August 2009, GDH enjoyed preferential tax status in the PRC as a not-for-profit hospital, including:

•	an exemption from all taxes in connection with medical services, provided that such services are charged according to prices fixed by the PRC government;
•	an exemption from income tax with respect to any non-medical service income that is directly applied to improve hospital services;
•	an exemption from the value-added tax in connection with any drugs manufactured internally for GDH's own use; and
•	an exemption from property taxes in connection with the buildings, land and motor vehicles used by GDH.

Accordingly, in order to enjoy this preferential tax treatment, GDH was prohibited from charging prices for drugs and medical services above certain established thresholds set by the PRC government and other regulatory authorities, and GDH was required to reinvest distributable dividends into hospital operations instead of distributing such profits to its shareholders.

As a result of the change in GDH’s status to a for-profit hospital in August 2009, GDH is now subject to multiple taxation on a consolidated basis, and the 2010 fiscal year will be the first full fiscal year that GDH will operate as a for-profit hospital.  As a result, GDH is now subject to a 25% enterprise income tax, a value-added tax and property taxes.  As a result of the levying of such taxes, our tax expense on a consolidated basis will increase significantly, which will have an adverse effect on our financial condition and results of operations.  In addition, dividends paid to us by the management company, if any, may be subject to a withholding tax of up to 10%.

The PRC legal system embodies uncertainties which could limit the legal protections available to us.

The PRC legal system is a civil law system based on written statutes.  Unlike common law systems, it is a system in which decided legal cases have little precedential value. In 1979, the PRC government began to promulgate a comprehensive system of laws and regulations governing economic matters in general. The overall effect of this legislation has been to significantly enhance the protections afforded to various forms of foreign investment in the PRC.  However, these laws, regulations and legal requirements, as well as the interpretation and enforcement thereof, change frequently.  Further, interpretation of the law among government officials in different geographic locations or even within a single jurisdiction may vary, and such officials often wield significant discretion and latitude to interpret applicable statutory or administrative provisions.  For example, we may have to resort to administrative and court proceedings to enforce legal protections that we enjoy either by law or contract.  However, because PRC administrative and court authorities have significant discretion in interpreting and implementing statutory and contractual terms, it may be more difficult to evaluate the outcome of administrative and court proceedings and the level of legal protection we enjoy than in more developed legal systems.

Such changes in and interpretations of the law and related administrative rules and regulations create inherent uncertainties as we seek to effect our operational structure, acquisition strategy and operations (both as we currently intend or may wish or intend to do so in the future) in compliance with all applicable laws, rules and regulations.  In addition, such uncertainties, including any inability to enforce our contracts or contractual obligations, could materially and adversely affect our business and operations and the success of our business strategy.  Also, intellectual property rights and confidentiality protections in the PRC may not be as effective as in the United States or other countries. Accordingly, we cannot predict the effect of future developments in the PRC legal system, particularly with regard to the medical sector, including the promulgation of new laws, changes to existing laws or the interpretation or enforcement thereof, or the preemption of local regulations by national laws.  These uncertainties could limit or invalidate any legal protections currently available to us.

We must comply with the Foreign Corrupt Practices Act and PRC anti-bribery law, which may put us at a competitive disadvantage.

We are required to comply with the U.S. Foreign Corrupt Practices Act of 1977, which prohibits U.S. companies from engaging in bribery or other prohibited payments to foreign officials for the purpose of obtaining or retaining business. Foreign companies, including some of our competitors, are not subject to these prohibitions. We are also subject to PRC anti-bribery law, which strictly prohibits bribery of government officials. Corruption, extortion, bribery, pay-offs, theft and other fraudulent practices occur from time to time in the PRC. If our competitors engage in these practices, they may receive preferential treatment from personnel of some companies, giving our competitors an advantage in securing business or from government officials who might give them priority in obtaining new licenses, which would put us at a disadvantage. Although we inform our personnel that such practices are illegal, we can not assure you that our employees or other agents will not engage in such conduct for which we might be held responsible. If our employees or other agents are found to have engaged in such practices, we could suffer severe penalties.

Contract drafting, interpretation and enforcement in China involve significant uncertainty.

We have entered into numerous contracts governed by PRC law, many of which are material to our business. As compared with contracts in the United States, contracts governed by PRC law tend to contain less detail and are not as comprehensive in defining contracting parties’ rights and obligations. As a result, contracts in China are more vulnerable to disputes and legal challenges. In addition, contract interpretation and enforcement in China is not as developed as in the United States, and the result of any contract dispute is subject to significant uncertainties. Therefore, we cannot assure you that we will not be subject to disputes under our material contracts.  If such disputes arise, we cannot assure you that we will prevail. Due to the materiality of certain contracts to our business, such as loan agreements and our VIE-related agreements, any dispute involving such contracts, even without merit, may materially and adversely affect our reputation and our business operations, and may cause the price of our common stock to decline.

If we are unable to enforce our contractual rights through the PRC legal system, our business could be materially adversely affected.

We are substantially dependent on agreements that our management company, GDH and Mr. Xu have signed in connection with our acquisition of operational control of GDH.  However, we cannot assure you that the municipal or PRC government will not take positions with respect to the interpretation of our VIE agreements that are contrary to what we believe has been agreed by the parties, that our rights under these agreements will be enforceable under the PRC legal system or that the protections that we have negotiated for our business will not be circumvented through the actions of higher levels of the Chinese government.  If our VIE agreements are not enforced in accordance with their terms, our business could be materially and adversely affected.

You may experience difficulties in effecting service of legal process, enforcing foreign judgments or bringing original actions in China based on United States or other foreign laws against us, our management or the experts named in the registration statement.

We conduct all or substantially all of our operations in China and all or substantially all of our assets are located in China.  In addition, all of our directors and executive officers are foreign citizens and residents.  As a result, it may not be possible to effect service of process within the United States or elsewhere outside China upon our directors and executive officers, including with respect to matters arising under U.S. federal securities laws or applicable state securities laws.  Further, it would be difficult to bring an original action in the PRC courts against us, our directors or officers to enforce civil liabilities based on the U.S. federal securities laws.  It may also be difficult for you to enforce in PRC courts judgments obtained in U.S. courts based on the civil liability provisions of the U.S. federal securities laws against our officers and directors, all of whom are not residents in the United States and all of whose assets are located outside of the United States.  In addition, there is uncertainty as to whether the courts of the PRC would recognize or enforce such judgments.  Moreover, it is our understanding that the PRC does not have treaties with the United States or many other countries providing for the reciprocal recognition and enforcement of court judgments.

Governmental control of currency conversion or fluctuations in the value of the RMB may affect the value of an investment in us.

The PRC government imposes controls on the convertibility of the RMB into foreign currencies and, in certain cases, the remittance of currency out of China. We receive all of our revenues in RMB. Under our current corporate structure, any net income that would be available for distribution to our stockholders would need to be derived primarily from dividend payments from the management company, our indirect PRC subsidiary, which in turn, derives its revenues from management fees earned under the contractual arrangements with GDH.  Shortages in the availability of foreign currency may restrict the ability of our subsidiaries and affiliates to remit sufficient foreign currency to pay dividends or other payments to us, or otherwise satisfy their foreign currency denominated obligations. Under existing PRC foreign exchange regulations, payments of current account items, including profit distributions, interest payments and expenditures from trade-related transactions, can be made in foreign currencies without prior approval from SAFE by complying with certain procedural requirements. However, approval from appropriate government authorities is required where RMB is to be converted into foreign currency and remitted out of China to pay capital expenses such as the repayment of loans denominated in foreign currencies. The PRC government may also at its discretion restrict access in the future to foreign currencies for current account transactions. If the foreign exchange control system prevents us from obtaining sufficient foreign currency to satisfy our currency demands, we may not be able to pay dividends in foreign currencies to our shareholders.

We operate GDH through the management company, which relies on revenue and net profit from GDH to fund any cash and financing requirements we may have, and any limitation on the ability of GDH to make payments to the management company could have a material adverse effect on our ability to conduct our business.

We are a holding company and operate GDH through our wholly-owned subsidiaries, including the management company, a PRC limited liability company.  Current PRC regulations permit the management company to pay dividends only out of its accumulated profits, if any, determined in accordance with Chinese accounting standards and regulations.  In addition, GDH is required to set aside 10% of its after-tax profits each year, if any, to fund a statutory reserve until such reserve reaches 50% of its registered capital, and to further set aside a portion of its after-tax profits to fund the employee welfare fund at the discretion of the board of directors.  These reserves are not distributable to us as cash dividends.

In addition, the PRC taxing authorities may require us to adjust our taxable income under the contractual arrangements we currently have in place in a manner that would materially and adversely affect our PRC subsidiary’s ability to pay dividends and other distributions to us.  Furthermore, the new PRC enterprise income tax law which became effective on January 1, 2008 eliminates the current exemption of enterprise income tax on dividends derived by foreign investors from foreign invested enterprises and imposes on our subsidiaries in China an obligation to withhold tax at the rate of 10% on dividend distributions to us.  In addition, the new law deems an enterprise established offshore but with its management body in the PRC to be a “resident enterprise” that will be subject to PRC tax on its global income.  Any limitation on the ability of our subsidiaries to distribute dividends or other payments to us, or any significant increase of the tax rate applicable to our subsidiaries or the imposition of withholding tax on dividends payable by the subsidiaries to us, or PRC tax on our global income as a “resident enterprise” registered outside PRC under the new law could have a material adverse effect on our financial condition and results of operations.

Our ability to generate liquidity and cash flow from the operations of our management company subsidiary is dependent upon the profitability of GDH and the other hospitals we may operate in the future.

Our liquidity and cash flows are derived primarily from the operations of our management company subsidiary, and specifically the management fees generated from GDH and the other hospitals we may operate in the future.  According to the Exclusive Management Consultancy Agreement between GDH and the management company, the management company is paid a monthly management consultancy fee equal to the net profits of GDH, which is defined to mean all its revenues, less its operating costs, expenses and taxes.  No fee is received if GDH does not generate a profit.  Also, even if GDH generates a profit, GDH may nevertheless be unable to pay the management fee if it does not have sufficient disposable cash on hand to do so.  For example, GDH may record a profit from non-cash items but there could be insufficient funds to pay the fee in whole or in part, or the management company and GDH may determine that the profit should be retained by GDH for operations. If we do not receive management fees from GDH in full, it may result in a lack of liquidity and negatively affect our operations and the growth of our company, as well as our ability to pay dividends to our stockholders.

PRC regulation of direct investment by offshore holding companies in PRC entities may delay or prevent us from making additional capital contributions to our PRC subsidiaries.

We may decide to finance our wholly-owned subsidiaries by means of capital contributions. These capital contributions must be approved by the PRC Ministry of Commerce or its local counterpart and then registered with the relevant administrator for industry and commerce.  Because the management company is a domestic PRC entity, we are not likely to finance its activities by means of capital contributions due to regulatory issues relating to foreign investment in domestic PRC entities, as well as licensing and other regulatory issues.  We cannot assure you that we would be able to obtain these government registrations or approvals on a timely basis, if at all, with respect to future loans or capital contributions, as applicable, by us to our subsidiaries or GDH. If we fail to receive such registrations or approvals, our ability to capitalize our PRC operations may be negatively affected, which could adversely and materially affect our liquidity and our ability to fund and expand our business.

We may be required to obtain prior approval of the China Securities Regulatory Commission before acquiring control of additional hospitals or having our securities listing or quoted on a national securities exchange or on the OTC Bulletin Board.

On August 8, 2006, six PRC regulatory authorities, including the Ministry of Commerce, the State Assets Supervision and Administration Commission, the State Administration for Taxation, the State Administration for Industry and Commerce, the CSRC and the SAFE, jointly issued “The Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors,” or Circular 10, which became effective on September 8, 2006. This regulation, among other things, includes provisions that purport to require that an offshore special purpose vehicle formed for purposes of overseas listing of equity interests in PRC companies and controlled directly or indirectly by PRC companies or individuals obtain the approval of the CSRC prior to the listing and trading of such special purpose vehicle’s securities on an overseas stock exchange.  On September 21, 2006, the CSRC published on its official website procedures regarding its approval of overseas listings by special purpose vehicles. The CSRC approval procedures require the filing of a number of documents with the CSRC and it would take several months to complete the approval process. The application of this new PRC regulation remains unclear now.

Our management company was incorporated as a PRC limited liability company, which is deemed to be a foreign owned enterprise under Circular 10.  However, because there was no acquisition of the equity or assets of a “PRC domestic company” as such term is defined under Circular 10, and because there is no provision in Circular 10 that clearly classifies the contractual arrangements between our management company and GDH as the kind of transaction covered by Circular 10, we did not seek prior CSRC approval with respect thereto.  However, we cannot assure you that the relevant PRC government authorities, including the CSRC, would reach the same conclusion.  If the CSRC or other relevant PRC government authorities subsequently determine that prior CSRC approval was required, we may face regulatory actions or other sanctions from the CSRC or other PRC regulatory authorities.  These regulatory authorities may impose fines and penalties on our operations in the PRC, limit our operating privileges in the PRC, delay or restrict the repatriation of the proceeds from this offering into the PRC, or take other actions that could have a material adverse effect on our business.

Circular 10 also established additional procedures and requirements that are expected to make merger and acquisition activities in China by foreign investors more time-consuming and complex, including requirements in some instances that the Ministry of Commerce be notified in advance of any change-of-control transaction in which a foreign investor takes control of a PRC domestic enterprise, or that the approval from the Ministry of Commerce be obtained in circumstances where overseas companies established or controlled by PRC enterprises or residents acquire affiliated domestic companies.  Circular 10 could be interpreted to impact our ability, for example, to acquire control of additional hospitals or have our shares listed on a national securities exchange or another quotation service, such as the OTC Bulletin Board.  Compliance with the requirements of Circular 10 to complete acquisitions of control of hospitals as anticipated by our growth strategy or to have our common stock listed on an exchange or quoted on a market could be time-consuming, and any required approval processes, including approval by the Ministry of Commerce, may delay or inhibit our ability to complete such transactions, which could affect our ability to expand or grow our business or offer our stockholders a market for our securities.

PRC regulations relating to the establishment of offshore special purpose companies by PRC residents may subject our PRC resident shareholders to personal liability and limit our ability to inject capital into our PRC subsidiary, limit our PRC subsidiary’s ability to distribute profits to us, or otherwise adversely affect us.

SAFE issued Circular 75 in October 2005 requiring PRC residents to register with the local SAFE branch before establishing or controlling any company outside of China for the purpose of capital financing with assets or equities of PRC companies, referred to in Circular 75 as an “offshore special purpose company.”  Circular 106 requires PRC subsidiaries of an offshore special purpose company to coordinate and supervise the filing of SAFE registrations by the offshore company’s shareholders who are PRC residents in a timely manner. All of our stockholders believe that they are in compliance with these requirements.  However, we cannot assure you that the relevant PRC government authorities will agree with this position. The failure of these stockholders or beneficial owners to timely comply with any SAFE registration requirements pursuant to Circular 75, or the failure of future stockholders or beneficial owners of the Company who are PRC residents to comply with the registration procedures set forth in Circular 75, may subject such stockholders or beneficial owners to fines and legal sanctions and may also subject us to sanctions under Circulars 75 and 106, including by limiting our ability to inject additional capital into our PRC subsidiary, limiting our PRC subsidiary’s ability to distribute dividends to our company, negatively impacting our operations in China or otherwise adversely affecting our business.

Fluctuation in the value of the RMB may have a material adverse effect on your investment.

The value of the RMB against the U.S. dollar and other currencies may fluctuate and is affected by, among other things, changes in political and economic conditions. On July 21, 2005, the PRC government changed its decade-old policy of pegging the value of the RMB to the U.S. dollar. Under the new policy, the RMB is permitted to fluctuate within a narrow and managed band against a basket of certain foreign currencies. This change in policy has resulted in an approximately 21% appreciation of the RMB against the U.S. dollar from July 2005 to July 2008. Since July 2008, however, the RMB has been held to about 6.83 per U.S. dollar by the PRC.  While the international reaction to the RMB revaluation has generally been positive, there remains significant international pressure on the PRC government to adopt an even more flexible currency policy, which could result in a further and more significant appreciation of the RMB against the U.S. dollar.   To this end, in June 2010, the People’s Bank of China stated that it would increase exchange-rate flexibility, placing continued emphasis on reflecting market supply and demand with reference to this basket of foreign currencies.

Substantially all of our revenues and costs are denominated in RMB, and a significant portion of our financial assets are also denominated in RMB. We principally rely on dividends and other distributions paid to us by our subsidiaries. Any significant revaluation of the RMB may materially and adversely affect our cash flows, revenues, earnings and financial position, and the value of, and any dividends payable on, our common stock in U.S. dollars. For example, an appreciation of the RMB against the U.S. dollar would make any new RMB-denominated investments or expenditures more costly to us, to the extent that we need to convert U.S. dollars into RMB for such purposes. An appreciation of the RMB against the U.S. dollar would also result in foreign currency translation gains for financial reporting purposes when we translate our RMB-denominated financial assets into U.S. dollars as the U.S. dollar is our reporting currency. At this time, we are unable to determine to what extent, if any, the recent announcement by the People’s Bank of China will have an effect on currency exchange rates in this regard.

The expiration of, or changes to, tax benefits or incentives may materially and adversely affect our results of operations and financial condition.

Prior to August 17, 2009, GDH had enjoyed tax exemptions, tax concessions and reduced income tax rates.  Now that GDH is a for-profit enterprise, the Enterprise Income Tax Law, which took effect on January 1, 2008, applies a uniform 25% enterprise income tax rate to both foreign invested enterprises and domestic enterprises. Existing companies are required to transition to the new enterprise income tax rate during a five-year transition period. Furthermore, the new PRC enterprise income tax law eliminates the current exemption of enterprise income tax on dividends derived by foreign investors from foreign invested enterprises and imposes on our subsidiaries in China an obligation to withhold tax at the rate of 10% on dividend distributions to us.  Any expiration or changes in PRC tax benefits or incentives would reduce our after-tax profitability and materially and adversely affect our results of operations and financial condition.

We face risks related to health epidemics and other health-related crises.

Our business could be materially and adversely affected by the outbreak of pandemics, epidemics and other health crises.  Examples of these events include the 2002-2003 near-pandemic involving severe acute respiratory syndrome, or SARS, the avian influenza (H5N1) outbreaks that occurred from 2003 to 2005, and the 2009 pandemic involving “novel H1N1” virus.  The effects of these outbreaks may be prolonged and widespread.  For example, as of July 30, 2010, the novel H1N1 virus has resulted in cases in approximately 214 countries and caused over 18,300 deaths worldwide, according to the World Health Organization.

We have not adopted any written preventive measures to combat any future outbreak of avian influenza, SARS, novel H1N1 or any other epidemic or pandemic  In addition, since we are in the hospital and healthcare business, any such outbreak or epidemic may be expected to directly impact our operations, including by straining the facilities and employees of the hospital we operate or may operate in the future, exposing these employees to potential illness, disrupting our regular business operations, imposing local, national or international requirements to contain the outbreak or epidemic, exposing us and the hospital we operate to potential liability for any actions taken or not taken with respect to the outbreak or epidemic and other unforeseeable events.  Any prolonged recurrence of avian influenza, SARS, novel H1N1 or other adverse public health developments in China or elsewhere may have a material and adverse effect on our business operations.

Risks Related to Our Common Stock

Resale of our shares will be difficult because there is currently no trading market for our shares, and it is possible that no market – active or otherwise – will develop or be created.  This may reduce or limit the potential value of our shares.

We are a new company recently formed on September 29, 2009 and we did not issue any shares until the completion of our share exchange with the members of Winmark, which was effective as of April 30, 2010.  There is no current public market – active or otherwise – for our common stock.  Our shares are currently owned by four holders of record and there is no assurance that our shares will become widely held or that any public market for our common stock will develop in the future.  Even in the event that such a public market does develop, there is no assurance that it will be maintained or that it will be sufficiently active or liquid to allow shareholders to easily dispose of their shares.  The lack of widespread ownership of our stock or a public market for our stock, or the existence of a public market with little or no trading activity or liquidity, is likely to reduce or limit the potential value of our shares.

Should a market for our common stock develop in the future, the market price for our stock may be volatile.

Should a market for our common stock develop in the future, the market price for our common stock may be volatile and subject to wide fluctuations in response to factors such as:

•	announcements of pending or completed acquisitions by our competitors or us;

•	announcements of new operations or businesses by our competitors or us;

•	our ability to execute our business plan;

•	developments in the medical industry;

•	general economic conditions;

•	economic or other crises and other external factors;

•	operating results that fall below expectations;

•	governmental, regulatory and other developments in China;

•	period-to-period fluctuations in our actual or anticipated sales, earnings and other quantitative or qualitative measures of our financial performance;

•	changes in financial estimates by securities analysts;

•	future sales of our common stock; and

•	a variety of other factors discussed elsewhere in this registration statement and in “Item 1A. Risk Factors.”

In addition, the performance, and fluctuation in market prices, of other companies with business operations located mainly in China that have established trading markets for their securities in the United States may affect the volatility in any price and trading volumes of our common stock.  We will not be able to control many of these factors, and we believe that period-to-period comparisons of our financial results will not necessarily be indicative of our future performance. In addition, the stock market in general, and for smaller companies in particular, has experienced extreme price and volume fluctuations that may have been unrelated or disproportionate to the operating performance of individual companies. These broad industry and market factors may materially and adversely affect our stock price, regardless of our operating performance.

We may engage in strategic transactions that may fail to enhance stockholder value.

We may investigate potential acquisitions of hospitals or other medical providers or medical service companies, as well as other alternatives within and outside of our industry, with the goal of maximizing stockholder value.  We may never complete any such strategic transaction, and in the event that we do complete such a transaction, it may not be consummated on terms favorable to us.  Further, such transactions may impair stockholder value or otherwise adversely affect our business. Any such transaction may require us to incur non-recurring or other charges and may pose significant integration challenges or management and business disruptions, any of which could harm our results of operation and business prospects.

Restrictions on the transfer of shares of our capital stock may prohibit or restrict stockholders from liquidating their investment in our shares.

All of our outstanding shares of common stock were issued in one or more “offshore transactions” as such term is defined under Regulation S under the Securities Act.  As such, these shares of common stock are “restricted securities” as defined under the Securities Act, which cannot be resold or transferred within the United States, except in a transaction that is exempt under applicable U.S. federal and state securities laws or pursuant to registration thereunder.  Moreover, transactions involving our securities outside the United States, including in China, may be subject to limitations or prohibitions imposed under applicable registration, broker-dealer or other securities or other laws, rules and regulations (and related interpretations) of national, state, provincial and local governments, as well as additional rules of governmental or self-regulatory authorities, all outside the United States.  In addition, the beneficial owner of approximately 54.3% of our common stock has entered into a lockup agreement and agreed with us that he will not, until April 30, 2012, effect any direct or indirect transfers of our common stock without our approval.

In general, for resales to be effected in the United States, Rule 144 adopted under the Securities Act would entitle any holder of restricted securities of an SEC reporting company to resell such securities where:

•	the holder is not an affiliate of the company and has not been an affiliate of the company for at least three months prior to any sale;

•
the company has been subject to the periodic reporting requirements of the Exchange Act for at least 90 days and for the past 12 months has been current in its filing of annual and quarterly reports with the SEC; and

•	the holder has satisfied a holding period of at least six months.

As to the company’s non-affiliates, these resales may be made on an unlimited basis in public or private transactions, provided that the company’s current public information requirement is and continues to be satisfied.  A non-affiliate (as described above) who has met a holding period of more than one year may make unlimited resales of shares without compliance with any other requirement of Rule 144.

Persons who are our affiliates would need to be able to satisfy all applicable requirements of Rule 144 in conjunction with resales of their shares, including, without limitation, the applicable holding period requirement, the current public information requirement, specified volume limitations, manner of sale limitations and the filing of a notice with the SEC on Form 144 for certain sales.  Presently, the absence of any trading market makes it virtually impossible for our affiliates to comply with Rule 144.  If Rule 144 is unavailable, such affiliates would need to obtain another valid exemption from registration under the U.S. securities laws, and affiliates may find it difficult or impossible to do so.

These and other limitations on the transfer of our common stock may prevent many of our stockholders from obtaining immediate liquidity for their shares should they desire or need to do so.

We do not anticipate paying dividends on our common stock in the foreseeable future.

We do not currently anticipate paying cash dividends on our common stock in the foreseeable future. Any future dividend would be declared and paid at the discretion of our board of directors and would depend on our financial condition, results of operations, capital requirements, contractual obligations, the terms of our financing agreements at the time a dividend is considered and other relevant factors. The terms of credit or other financing agreements we may enter into in the future may prohibit us from paying a dividend on our common stock without the consent of our lenders.

Our corporate actions are substantially controlled by our Chairman and largest shareholder and his affiliated entities.

Currently, Xu Jianping, our Chairman, President and Chief Executive Officer, beneficially owns approximately 54.3% of our outstanding common stock.  As a result, Mr. Xu has the right and ability to exert great influence over matters requiring approval by our shareholders, including electing directors and approving mergers or other business combination transactions, and consequently, he may not act in the best interests of other minority shareholders. This concentration of ownership may also discourage, delay or prevent a change in control of our company, which could deprive our stockholders of an opportunity to receive a premium for their shares as part of a sale of our company and might reduce the value of our common stock.

The issuance of additional shares of common stock, preferred stock, options or other rights to purchase those shares would dilute the proportionate ownership and voting rights of existing stockholders.

We are authorized under our articles of incorporation to issue up to 200,000,000 shares of common stock and 20,000,000 shares of preferred stock. As of the date this registration statement was filed, we had 21,000,000 shares of common stock owned by four record holders and no shares of preferred stock outstanding.  Thus, our articles of incorporation currently permit us to issue substantial amounts of additional shares.  We may also issue options, warrants or other rights to purchase our stock.

Our board of directors may generally approve the issuance of shares of our common stock or preferred stock, or options, warrants or other rights to purchase shares, without stockholder consent, based upon such factors as it may deem relevant at that time. Our growth and strategy is to be driven by acquisitions, and we may use our common stock and other securities to fund the purchase price for these acquisitions. We may also seek to raise capital from time to time through the issuance of securities.  Furthermore, we may issue additional securities to directors, officers, employees, vendors, consultants, advisors and others as compensation for their services.

As a result of the foregoing, existing stockholders could face substantial dilution of their investment in us by future issuances of our securities.  Substantial sales or issuances of our common stock, including shares that may be issued in the future pursuant to options, warrants and other rights, or the perception that these sales could occur, may have a depressive effect on the price of our common stock.  Such sales or the perception of such sales could also impair our ability to raise capital or make acquisitions through the issuance of our common stock.

We may issue series of preferred stock without stockholder approval, which could be used to deter a takeover attempt and have a material adverse effect on the market value of the common stock.

Our board of directors has the authority to issue a total of up to 20,000,000 shares of preferred stock and to fix the rights, preferences, privileges, and restrictions, including voting rights, of any additional series of such stock, without any further vote or action by our common stockholders.  As preferred stock typically has rights that are senior to the rights of the common stockholders, the rights of our common stockholders will be subject to, and may be adversely affected by, the rights of the holders of the preferred stock that might be issued in the future. As a result, the issuance of shares or series of preferred stock could have a material adverse effect on the market value of the common stock.  Preferred stock also could have the effect of making it more difficult for a third party to acquire a majority of our outstanding voting stock. This could delay, defer, or prevent a change in control. We may from time to time in the future issue preferred stock for financing or other purposes with rights, preferences or privileges senior to the common stock.

Item 2.  Financial Information.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following discussion and analysis of our results of operations and financial condition should be read together with our combined and condensed consolidated financial statements and the notes thereto and other financial information, which are included elsewhere in this registration statement.  Our financial statements have been prepared in accordance with U.S. generally accepted accounting principles.  In addition, our financial statements and the financial information included in this registration statement reflect our organization transactions and have been prepared as if our current corporate structure had been in place throughout the relevant periods.

This section contains forward-looking statements.  These forward-looking statements are subject to various factors, risks and uncertainties that could cause actual results to differ materially from those reflected in these forward-looking statements. Further, as a result of these factors, risks and uncertainties, the forward-looking events may not occur. Relevant factors, risks and uncertainties include, but are not limited to, those discussed in “Item 1. Business,” “Item 1A. Risk Factors” and elsewhere in this registration statement.  Readers are cautioned not to place undue reliance on forward-looking statements, which reflect management’s beliefs and opinions as of the date of this registration statement. We are not obligated to publicly update or revise any forward looking statements, whether as a result of new information, future events or otherwise.  See “Forward-Looking Statements.”

Overview and Strategy

We currently operate GDH, a general hospital located in Guangzhou, Guangdong Province, China.  Our management has operated GDH since 2002, and through our formation and organization transactions we indirectly acquired the contractual right to operate GDH in June 2010.  See “ Item 1.  Business — Formation of Our Business.”  GDH currently has 90 licensed beds and offers a wide range of medical services in the areas of surgery, internal medicine, ophthalmology, orthopedics, oncology, cardiovascular disease, urology, dentistry, gynecology, tocology, pediatrics, traditional Chinese medicine, rehabilitation and emergency care.   However, we intend to focus our healthcare services at GDH primarily in the areas of gynecology, obstetrics and oncology, emphasizing high quality patient care and medical services by offering advanced technology and equipment in a setting staffed by doctors, nurses and other medical professionals who seek to provide the highest level of healthcare for patients.

We seek to operate high-quality hospitals throughout China to focus on providing specialized medical services to patients, particularly in the medical specialties of oncology, cardiovascular disease, gynecology, obstetrics and minimally invasive surgery.  During the next 12 to 18 months, we will seek to acquire two or three small and medium-sized hospitals in which there are less than 1,000 licensed beds and RMB 100 million of annual revenue located in Guangdong, Hunan, Jiangxi or other provinces in China.  Our long-term goal is to acquire up to 10 or more hospitals during the next three years.

We were formed as a Nevada corporation on September 29, 2009 to acquire operational control over GDH.  Due to restrictions on the foreign ownership of medical facilities in China, we operate our business through ownership of the management company that provides management, consulting, investment and technical services to GDH.  We do not own any direct equity interest in GDH.  In June 2010, the management company entered into a series of contractual arrangements which effectively give the management company operational control over GDH despite the lack of direct ownership.  See “Item 1. Business — Formation of Our Business.”  As a result of these contractual arrangements, we treat GDH as a variable interest entity, or VIE, under U.S. generally accepted accounting principles, and we have included its historical financial results in our combined and condensed consolidated financial statements.

GDH derives revenue primarily from two types of patient services:  patient revenue, which is comprised mainly of inpatient admissions and outpatient medical services, as well as the sale of medicine.  Charges and fees for medical services may vary significantly depending on the type of service provided.  In the future, as we acquire control of additional hospitals, we expect that our medical services revenue will vary by the geographic location of the hospital.

During 2009, GDH entered into two cooperation agreements designed to internally grow GDH’s operations.  First, in June 2009, GDH entered into an eight-year exclusive cooperation agreement with Yang Wei, a licensed dentist, to jointly organize and operate a dental clinic to be housed at GDH, which services are not currently offered by GDH.  This clinic provides patients with a variety of dental services and medicines.  GDH is responsible for providing dental chairs, treatment units and other equipment, as well as the medical staff.  The parties have agreed to split revenues from the dental center, and Mr. Yang has agreed to provide us with a minimum amount of revenue each month.  The dental clinic has been operational since June 1, 2009. Our revenue derived from the dental center with Yang Wei was $26,109, or approximately 0.6% and $24,879, or approximately 1.25% for the year ended December 31,2009 and for the six months ended June 30,2010 respectively.

Second, GDH entered into a five-year cooperation agreement in September 2009 with Luo Quanhong to invest in the Guangdong Province Medical Association Medical Center.  Mr. Luo is a licensed physician specializing in surgery.  The cooperation agreement requires us to provide a facility, equipment and operating permit to be able to treat patients in this medical center.  Mr. Luo is responsible for paying utilities, taxes and security for the medical center, and provided an initial investment of RMB 200,000.  Other expenses are to be allocated to the medical center. The parties have agreed to split revenues from the medical center depending on its source and Mr. Luo has agreed to provide us with a minimum amount of revenue each year.  The medical center has been operational since September 8, 2009. Our revenue derived from the medical center with Luo Quanhong was $29,896, or approximately 0.7% and $26,705, or approximately 1.4% for the year ended December 31, 2009 and for the six months ended June 30,2010 respectively.

Critical Accounting Policies and Estimates

In preparing our combined and condensed consolidated financial statements in conformity with accounting principles generally accepted in the United States, we make estimates and assumptions that affect the accounting, recognition and disclosure of our assets, liabilities, stockholders’ equity, revenues and expenses.  We make these estimates and assumptions because certain information that we use is dependent upon future events, cannot be calculated with a high degree of precision from data available or cannot be readily calculated based upon generally accepted methodologies.  In some cases, these estimates are particularly difficult and therefore require a significant amount of judgment.  Actual results could differ from the estimates and assumptions that we use in the preparation of our combined and condensed consolidated financial statements.  Below is a summary of our most important accounting policies that may affect our combined and condensed consolidated financial statements.

Basis of Consolidation.  Subsidiaries are entities (including special purpose entities) over which we have the power to control the financial and operating policies so as to obtain benefits from their activities. The existence and effect of potential voting rights that are currently exercisable or convertible are considered when assessing whether we control another entity.  Subsidiaries are fully consolidated from the date on which control is transferred to us, or in circumstances where retroactive effect is applied, from the beginning of the first period the financial statements are presented.  They are excluded from consolidation from the date that control ceases.  Intra-group transactions, balances and unrealized gains on transactions between our consolidated companies are eliminated in preparing our combined and condensed consolidated financial statements.  Unrealized losses are also eliminated unless the transaction provides evidence of an impairment of the asset transferred.

Business Combinations.  We account for business combinations (other than for combining entities under common control) under ASC 805 by applying the acquisition method. This involves the recognition of all assets acquired and liabilities assumed in the transaction at fair value and establishing the acquisition-date fair value as the measurement objective for all assets acquired and liabilities assumed. Goodwill represents the excess of the cost of a business combination or an investment over our interest in the net fair value of the acquiree’s identifiable assets, liabilities and contingent liabilities. If the cost of acquisition is less than the fair value of the net identifiable assets of the subsidiary acquired, the difference is to be recognized directly in the combined income statements as a gain attributable to the acquisition without first reducing other acquired assets. We also follow the authoritative guidance to recognize acquisition-related costs separately from the acquisition and expensed as incurred and any deferred tax benefits resulting from a business combination in income from continuing operations in the period of the combination.

Revenue Recognition.  We recognize revenue in the period in which medical services are performed or in which medicine is dispensed for use by a patient.  It is a common characteristic of Chinese hospitals, unlike U.S. hospitals, that over roughly 75% of their net revenue is generated from patients who are normally required to pay their fees in cash prior to services being rendered.  For example, a patient is required to deposit the full service fee amount before his or her surgery or operation unless it has been verified prior to the procedure that the patient has insurance coverage.  Based on total revenues of approximately $5.1 million, $4.2 million and $2.0 million for the years ended December 31, 2008 and 2009 and the six months ended June 30, 2010, respectively, approximately $0.2 million, $0.2 million and $0.1 million of such revenues were paid by governmental sponsored programs and private insurers and the remainder was paid by the patient.  The difference between the expected amount of revenues from all sources and the amounts actually received during the years ended December 31, 2008 and 2009 and the six months ended June 30, 2010 was $53,614, $15,874 and $37,436, respectively.

We do not generally verify patient coverage prior to providing medical services to patients.  For patients who represent to us that they are covered by insurance, we will require patients to pay at the time of service the difference between the gross charge for the procedure and the amount that we believe will be covered by insurance.  We then will record revenue in an amount equal to the net amount expected to be received, plus any additional amount we receive in cash from the patient at the time of service.

Fees for medical services provided primarily consist of consultation fees, diagnostic fees, check-up fees, treatment fees, surgical fees, laboratory testing fees, nursing fees and accommodation fees.  Fees for medical devices and the associated services provided are set as a single sum for the devices and the related services, and thus there are not fees are set for multiple service/product components as a group.  We allocate and recognize our fees related to each fee component by our billing system and according to the therapeutic schedule that our doctors provide to patients.  In these therapeutic schedules, each service and treatment is indicated, and once the therapeutic schedule is billed as to a patient, the revenue related to each service and treatment is recognized by our billing system.

Fees for the sale of medicine are recognized upon the transfer of the significant risks and rewards of ownership to the patient, which usually occurs at the time when the medicine is delivered and the patient has accepted and paid for it.  Patients must pay for medicines in cash prior to GDH dispensing them, so that issues related to the collectability of such revenues are avoided.

A policy established by the Chinese government in 1991 allows for the sale of medicine by hospitals to help support the operations of the hospitals.  The prices may be set between the retail price and the wholesale prices for such medicine.  There have been proposals by the PRC government to separate pharmacies and the sale of medication from hospitals.  We believe that this separation will be unlikely to occur in the near future because patient service fees are generally very low and such fees alone would be insufficient to maintain and operate hospitals.  In the event such separation does occur, our operations may be adversely affected.  Our pharmaceutical suppliers do not provide rebates in connection with our drug purchasing and inventory in China.

The principal revenue sources from the dental center will be from the treatment of patients and the prescription of medicines.  According to GDH’s agreement with Mr. Wei regarding the dental center, the allocation of revenues and the minimum amount of revenue received per month are as follows:

•
The profit derived from dental center (after deduction of all costs and expenditures of the Dental Center) will be shared by GDH and Mr. Wei in the proportion of 40:60, i.e., GDH receives 40% of the profit, and Mr. Wei receives  60%. Mr. Wei will ensure that GDH’s profit in the first year is not less than:

o	in the first year, RMB 6,000 each month for the first six months, and not less than RMB 8,000 each month for the last six months;
o	in the second year, RMB 10,000 each month;
o	in the third year, RMB 11,000 each month;
o	in the fourth and fifth years, RMB 12,000 each month;
o	in the sixth, seventh and eighth years, RMB 13,000 each month.
The insufficient amount each month each year will be compensated by Mr. Wei to GDH.
•	For assistant examinations such as inspection, CT and x-rays that are performed by the dental center, GDH will pay a 50% commission to the dental center.
•
The medical personnel engaged by Mr. Wei will be paid wages strictly according to the hospital’s standard (included in the cost): Bonuses will be paid by Mr. Wei separately and not included in the cost of the dental center.

•	Both GDH and Mr. Wei shall be responsible for purchasing medical materials and medicines, and the expenses thereof included in the cost.
•
GDH and Mr. Wei shall jointly handle and take responsibility for any medical disputes or negligence, except that Mr. Wei is directly responsible for any medical malpractice committed by any of employees of the dental center.

•	Mr. Wei shall bear the cost of subsequent investment in dental center equipment and their repair and maintenance.

The principal revenue sources from the Guangdong Province Medical Association Medical Center will be from the treatment of patients and the prescription of medicines.  According to GDH’s agreement with Mr. Luo regarding the medical center, the allocation of revenues and the minimum amount of revenue received per month are as follows:

•
GDH and Mr. Luo will split the total income (excluding examination and inspection incomes incurred by other GDH medical departments and inspection income for patients transferred from other hospitals) 25% and 75%, respectively.

•	For CT, MRI and intervention examination to be provided for medical center patients by GDH, we will receive 70% of the income and Mr. Luo will receive 30% of the income.
•
Other assisting departments, such as the laboratory, radiology and pathology, will share 20% of the total income (including the cost), and the remaining 80% will be allocated to the medical center, which GDH and Mr. Luo will share 25% and 75%, respectively.

•
GDH and Mr. Luo have establiahed a 25% revenue share plan from the medical center to GDH where Mr. Luo also guarantees a minimum amount of revenue allocable to GDH.  Under this provision, GDH is guaranteed that it will be allocated at least 25% of the total revenue on a yearly basis, and that such amounts must meet yearly minimum requirements based on a sliding scale starting at RMB 200,000 in the first year of the agreement and ending at RMB 1,000,000 for the last year of the agreement.  If the medical center fails to meet this requirement, Mr. Luo shall be required to make up to the minimum amounts.

We collect the revenues from the dental and medical centers and allocate the associated costs to each center by our charging system and financial system. We recognize the revenues and the associated costs from the centers as a gross amount and consolidate the accounts of each center. The gross profit derived from each center would be allocated between GDH and the counterparty to the respective cooperation agreement. The profit allocated to the counterparty would be recorded in our cost of revenue.

Accounts Receivable and Allowance for Doubtful Accounts.  Substantially all of our receivables are related to providing healthcare services to hospital patients with insurance coverage.  With respect to patients covered by governmental programs and private insurers, the amounts we receive for treating such patients is generally less than our established billing rates.  Accordingly, we record our accounts receivable at the net amount expected to be received and we require the patient to pay the difference between the gross charge and such expected reimbursable amount in cash at the time of service.  Our standard collection procedures are then followed until such time that management may determine the account to be uncollectible, at which point the account would be written off.  As of June 30, 2010 and December 31, 2009 and 2008, however, we considered all of our accounts receivable to be collectible and no provision for doubtful accounts has been made in our combined and condensed consolidated financial statements.

We continually monitor our accounts receivable balances and utilize cash collections data and other analytical tools to determine whether a provision for doubtful accounts should be made.  Should any provision for doubtful accounts be established, we would perform procedures on historical collections and write-off experience to determine the reasonableness of estimations of the allowance for doubtful accounts.  The amount of this allowance would reflect changes in payer mix or business office operations, or deterioration in aging accounts receivable.  Our policy with respect to estimating the allowance for doubtful accounts for uninsured receivables is entirely within management’s discretion and there is no general and specific rule for its calculation.  However, based on our past experience, the collectability of uninsured receivables that are aged over six months would be remote, and a provision for the full amount of the receivable would then generally be taken.  If the management has credible evidence that the receivables will not be collected, the provision is written off against trade receivables.

The following table provides an aging analysis for our accounts receivable as of June 30, 2010 and December 31, 2009 and 2008.

		Aging Analysis
As of	Ending Balance	0-30 Days	30-90 Days	90-180 Days	180-365 Days	1-2 Years	2 Years or Above	Opening Balance

June 30, 2010	$138,345	$33,996	$103,085	$66	$1,198	$-	$-	$100,909

December 31, 2009	$100,909	$18,400	$81,316	$1,136	$57	$-	$-	$85,035

December 31, 2008	$85,035	$14,201	$68,930	$1,211	$693	$-	$-	$31,421

The following table sets forth the payor mix concentrations of our accounts receivable as of June 30, 2010 and December 31, 2009 and 2008, respectively.

	Accounts Receivable Due from Medicare Patients		Accounts Receivable Due from Self-Pay Patients		Accounts Receivable Due From Private Insurers
As of	$	% of Total Receivables	$	% of Total Receivables	$	% of Total Receivables
June 30, 2010	$114,158	83.0%	—	—%	$24,187	17.0%
December 31, 2009	83,516	82.8%	—	—%	$17,393	17.2%
December 31, 2008	75,708	89.0%	—	—%	$9,327	11.0%

The following table discloses the differences between the expected amounts to be received from or on behalf of Medicare patients (both from the patient and from Medicare) and the amounts actually received, for each of the six months ended June 30, 2010 and the years ended December 31, 2009 and 2008.

		For the Year Ended
	For the Six Months Ended June 30, 2010	December 31, 2009	December 31, 2008
Total revenue associated with Medicare patients	$137,963	$218,338	$193,761
Revenue associated with Medicare payment	$96,047	$147,961	$128,333
Total amounts paid by Medicare	$65,405	$140,153	$76,625
Total due from Medicare	$114,158	$83,516	$75,708
Total revenue received from patients	$41,916	$70,377	$65,428
Total amounts received directly from patients	$41,916	$70,377	$65,428
Total due directly from patients	$—	$—	$—

We expect that revenue derived from patients covered by Medicare will continue to increase as a percentage of overall revenue, and, as a result, the amount of our accounts receivable attributable to such Medicare patients will increase.  Beginning in fiscal year 2011, we anticipate that we will need to establish a provision for doubtful accounts as our total amount of accounts receivable increases.

The following table presents our credit sales, total average accounts receivable and days sales outstanding, or DSO, for each of the years ended December 31, 2008 and 2009, and for the six months ended June 30, 2010.

	Year Ended December 31, 2008	Year Ended December 31, 2009	Six Months Ended June 30, 2010
Credit sales	$196,626	$221,861	$137,963
Total average accounts receivable	$58,228	$92,972	$119,627
Period (days)	360	360	180
Days sales outstanding	107	151	156

Our DSO was 156 days, 151 days and 107 days for the six months ended June 30, 2010 and for the years ended December 31, 2009 and 2008, respectively.  The DSO increased by 44 days for the year ended December 31, 2009 as compared to the year ended December 31, 2008, and by five days for the six months ended June 30, 2010 as compared to the year ended December 31, 2009.

The increase of 44 days for the year ended December 31, 2009 compared to the same period in 2008 was recognized together with an increase of $34,774 in the total average accounts receivable.  Both increases occurred because we treated a higher number of critically ill patients covered by Medicare in China during the end of 2009 as compared to the year prior period.

The increase of five days for the six months ended June 30, 2010 compared to the year ended December 31, 2009 was recognized together with an increase of $26,655 in total average accounts receivable and a decrease of $83,963 in credit sales. The increase in total average accounts receivable was attributable to a Medicare system upgrade during June 2010, which delayed payment of our receivables.

Goodwill and Intangible Assets with Indefinite Lives. We assess goodwill and intangible assets with indefinite lives on at least an annual basis or if a triggering event has occurred to determine whether any impairment exists.  We assess whether an impairment exists by comparing the carrying value of each reporting unit’s goodwill to its implied fair value. The implied fair value of goodwill is determined by deducting the fair value of each reporting unit’s identifiable assets and liabilities from the fair value of the reporting unit as a whole. We rely on discounted cash flow analyses, which require significant judgments and estimates about the future operations of each reporting unit, to develop our estimates of fair value.  Additional impairment assessments may be performed on an interim basis if we encounter events or changes in circumstances that would indicate that, more likely than not, the carrying value of goodwill has been impaired.

Long-Lived Assets.  Long-lived assets held and used by the Company primarily consist of property, certain medical equipment and land-use rights.  These long-lived assets are reviewed for impairment annually in the fourth quarter, or more frequently if events or changes in circumstances indicate that the carrying amount of an asset may be not be recoverable.  For purposes of evaluating the recoverability of a long-lived asset, when undiscounted future cash flows will not be sufficient to recover its carrying amount, the asset is written down to its fair value.  The determination of the recoverability of a long-lived asset, as well as its fair value, require significant judgments and estimates.  We believe that no impairment of our property, equipment and land-use rights existed at June 30, 2010, December 31, 2009 or December 31, 2008.

Foreign Currency Translation.  Foreign currency transactions are denominated in foreign currencies at the time such transactions are settled.  Foreign currency is a currency other than the enterprise’s recording currency.  The Company and Winmark maintain their accounting records in their functional currencies of United States dollars and Hong Kong dollars, respectively, whereas the management company and GDH maintain their accounting records in their functional currency of RMB.  Foreign currency transactions during the year are translated into U.S. dollars at the approximate rates of exchange on the dates of transactions.  Monetary assets and liabilities denominated in foreign currencies at the balance sheet date are translated at the approximate rates of exchange at that date.  Non-monetary assets and liabilities are translated at the rates of exchange prevailing at the time the asset or liability was acquired.  Exchange gains or losses are recorded in the statement of operations.  The financial statements of the subsidiaries whose functional currency is the Hong Kong dollar and RMB are translated into U.S. dollars using the closing rate method.  The balance sheet items are translated into U.S. dollars using the exchange rates at the respective balance sheet dates.  The capital and various reserves are translated at historical exchange rates prevailing at the time of the transactions while income and expenses items are translated at the average exchange rate for the year.  All exchange differences are recorded as a component of accumulated other comprehensive income within equity.

Income Taxes.  The Company accounts for income taxes under Accounting Standards Codification, or ASC, Topic 740-10-25 Accounting for Uncertainty in Income Taxes.   Under ASC 740-10-25, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the consolidated financial statement carrying amounts of existing assets and liabilities and their respective tax bases.  Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.  Under ASC 740-10-25, the effect on deferred tax assets and liabilities of a change in tax rates is recognized as income in the period that includes the enactment date. On January 1, 2007, the Company adopted the provisions of ASC 740-10-25, which prescribes a more-likely-than-not threshold for consolidated financial statement recognition and measurement of a tax position taken (or expected to be taken) in a tax return. This topic also provides guidance on the recognition of income tax assets and liabilities, the classification of current and deferred income tax assets and liabilities, accounting for interest and penalties associated with tax positions, accounting for income taxes in interim periods and income tax disclosures. The adoption of ASC 740-10-25 has not resulted in any material impact on the Company's financial position or results of operations.

Property and Equipment.   Property and equipment are stated at cost, less accumulated depreciation.  Expenditures for additions, major renewals and betterments are capitalized and expenditures for maintenance and repairs are charged to expense as incurred. Depreciation is provided on a straight-line basis, less estimated residual values over the assets’ estimated useful lives. Land use rights are stated at cost, less accumulated amortization, and are amortized over 50 years from the date of acquisition.

Inventories.  Inventories consist of both traditional Chinese and western medicines and pharmaceutical products.  Inventories are valued at the lower of average cost or market, cost being determined on a weighted average method.

Charitable Contributions Received. Charitable contribution received is recognized on the nonreciprocal transfer of the medical equipment from the donor to the Company and is measured at the medical equipment’s fair value on the date of the transfer.

Comprehensive Income. The foreign currency translation gains or losses resulting from the translation of the financial statements expressed in Hong Kong dollars and RMB to U.S. dollars is reported as other comprehensive income in the Company’s statements of operations and stockholders’ equity.

Fair Value of Financial Instruments. The carrying value of cash and cash equivalents, accounts receivable (trade and others), accounts payable (trade and related party), accrued expenses and note payable approximate their fair values because of the short-term nature of these instruments.  Our management does not believe that we are exposed to significant interest or credit risks arising from these financial instruments.

Results of Operations — Three Months Ended June 30, 2010 Compared to Three Months Ended June 30, 2009

The following table presents, for the periods indicated, a summary of selected consolidated unaudited statement of operations information for the three months ended June 30, 2010 and June 30, 2009.  Our second quarter of 2010 results may not be indicative of our full year results for our fiscal year ending December 31, 2010 or future quarterly periods.

	For the Three Months Ended June 30,
	2010	2009
	(Unaudited)	(Unaudited)
Patient Service Revenue:
Patient revenue	$838,366	$776,253
Sale of medicine	290,376	253,491
Total Patient Service Revenue	1,128,742	1,029,744
Cost of Revenue:
Cost of patient revenue	471,493	361,694
Cost of medicine	96,693	94,807
Depreciation	143,096	141,189
Total Cost of Revenue	711,282	597,690
Gross Profit	417,460	432,054
Operating Expenses:
Selling, general and administrative expenses	194,003	207,957
Professional fees	21,219	1,169
Amortization of land use rights	10,215	10,204
Depreciation	95,391	90,082
Total Operating Expenses	320,828	309,412
Income from Operations	96,632	122,642
Other Expense, net	(50,865)	(46,080)
Net Income Before Taxes	45,767	76,562
Income Tax Expense	—	—
Net Income	$45,767	$76,562
Net Income Per Share (Basic and Diluted)	$0.00	$0.00
Weighted Average Shares of Common Stock Outstanding During the Period (Basic and Diluted)	21,000,000	21,000,000
Other Comprehensive Income – Foreign Currency Translation Gains	$17,738	$480
Comprehensive Income	$63,505	$77,042

Patient service revenue

During the three months ended June 30, 2010, we had total patient service revenue in the amount of $1,128,742.  Of this, $838,366 was attributable to revenue generated from our medical services, and $290,376 was attributable to our sales of medicine. During the three months ended June 30, 2009, we had total operating revenue in the amount of $1,029,744. Of this, $776,253 was attributable to revenue generated from our medical services, and $253,491 was attributable to our sales of medicine.  The increase in our patient service revenue during the three months ended June 30, 2009 to the three months ended June 30, 2010 was $98,998, or approximately 10%. The increase in revenue was the result of more patients being treated by our hospital and the result of our increase in publicity and promotion in the first quarter of 2010.

Cost of revenue

Cost of revenue is comprised of cost of patient revenue, cost of medicine and depreciation.  Cost of patient revenue is comprised of salaries, health materials, business expenses, promotion and training expenses, repairs and maintenance, cooperating expenses, motor vehicle expenses, travel expenses, consumables and other miscellaneous expenses.

Cost of revenue for the three months ended June 30, 2010 was $711,282, as compared to $597,690 for the three months ended June 30, 2009, an increase of $113,592, or approximately 19%. The increase in cost of revenue was primarily attributable to higher costs of patient revenue, which increased by $109,799, or approximately 30%. The increase in the cost of patient revenue was primarily attributed to an increase of $11,325 in training expenses and $90,898 in promotion and marketing.  For our future development, we increased investment in training, promotion and marketing. We believe that those increased costs would be helpful for improving our future business.

Depreciation increased by approximately $1,886, which was attributed to an increase of $28,799 in medical equipment during the six months ended June 30, 2010 compared to 2009. Depreciation included in cost of revenue is with respect to medical equipment which is used directly for production or operation of revenue.

Gross profit

Although there was an increase of $98,998 in our patient service revenue, gross profit was reduced from $432,054 for the three months ended June 30, 2009 to $417,460 for the three months ended June 30, 2010, a decrease of $14,594, or 3.3%, which was largely attributable to the increase of $113,592 in the cost of patient revenue.  Gross margins for the three months ended June 30, 2009 and 2010 were 37% and 42% respectively.  While management believes that these gross margins are typical results, we seek to maintain them in the future to over 40% by increasing our revenue and decreasing our costs and adjusting our revenue mix to more profitable, higher margin procedures and medical services.

Operating expenses

Operating expenses for the three months ended June 30, 2010 was $320,828, as compared to $309,412 for the three months ended June 30, 2009, an increase of $11,416, or approximately 3.7%.  Operating expenses are comprised of selling, general and administrative expenses, professional fees, amortization of land use rights and depreciation on fixed assets which are not used directly for production and operations.

The increase in operating expenses was primarily attributable to an increase in professional, consulting and audit fees incurred in connection with our seeking to be a public reporting company in the United States and the preparation of this registration statement.

Other expense, net

Other expense, net for the three months ended June 30, 2010 was $50,865, as compared to $46,080 for the three months ended June 30, 2009, an increase of $4,785, or 10.4%, which was primarily attributable to an increase of $10,578 in interest expense on our notes payable, offset by an increase of $5,037 in interest income.

Income tax expense

As a result of our overall net loss for the six months ended June 30, 2010, we did not incur any income tax expense for the three months ended June 30, 2010.  We are generally not required to recognize income tax expense unless we have recognized net income for the entire year-to-date period.  We did not incur income tax expense during the three months ended June 30, 2009 as we were a not-for-profit entity during such period.  We expect our overall effective income tax rate will be approximately 25% in 2010, as GDH will be a for-profit entity for all of 2010.

Net income

Net income for the three months ended June 30, 2010 was $45,767, as compared to $76,562 for the three months ended June 30, 2009, a decrease of $30,795, or 40.2%.  The decrease in net income was primarily attributable to an increase of operating expenses by $11,416 from period to period, and a decrease in gross profit by $14,594 for the three months ended June 30, 2010 as compared to the year prior period, and an increase in other expense, net by $4,785 from period to period.

Other comprehensive income

Other comprehensive income for the three months ended June 30, 2010 and 2009 reflects foreign currency translation gains and was $17,738 and $480, respectively.  The increase in foreign currency translation gains from period to period was primarily caused by a change in the RMB to U.S. dollar exchange rate in 2010 compared to 2009.

Results of Operations — Six Months Ended June 30, 2010 Compared to Six Months Ended June 30, 2009

The following table presents, for the periods indicated, a summary of selected consolidated unaudited statement of operations information for the six months ended June 30, 2010 and June 30, 2009.  Our second quarter of 2010 results may not be indicative of our full year results for our fiscal year ending December 31, 2010 or future quarterly periods.

	For the Six Months Ended June 30,
	2010	2009
	(Unaudited)	(Unaudited)
Patient Service Revenue:
Patient revenue	$1,521,619	$1,356,808
Sale of medicine	482,169	462,701
Total Patient Service Revenue	2,003,788	1,819,509
Cost of Revenue:
Cost of patient revenue	907,602	673,606
Cost of medicine	161,277	168,563
Depreciation	285,883	281,858
Total Cost of Revenue	1,354,762	1,124,027
Gross Profit	649,026	695,482
Operating Expenses:
Selling, general and administrative expenses	388,602	361,181
Professional fees	38,825	1,169
Amortization of land use rights	20,425	20,399
Depreciation	190,482	180,017
Total Operating Expenses	638,334	562,766
Income from Operations	10,692	132,716
Other Expense, net	(104,709)	(92,286)
Net Income (Loss) Before Taxes	(94,017)	40,430
Income Tax Expense	—	—
Net Income (Loss)	(94,017)	40,430
Net Loss Per Share (Basic and Diluted)	$(0.00)	$0.00
Weighted Average Shares of Common Stock Outstanding During the Period (Basic and Diluted)	21,000,000	21,000,000
Other Comprehensive Income – Foreign Currency Translation Gains	$18,042	$5,614
Comprehensive Income ( Loss)	$(75,975)	$46,044
Patient service revenue

During the six months ended June 30, 2010, we had total patient service revenue in the amount of $2,003,788. Of this, $1,521,619 was attributable to revenue generated from our medical services, and $482,169 was attributable to our sales of medicine. During the six months ended June 30, 2009, we had total operating revenue in the amount of $1,819,509.  Of this, $1,356,808 was attributable to revenue generated from our medical services, and $462,701 was attributable to our sales of medicine.  The increase in our patient service revenue during the six months ended June 30, 2009 to the six months ended June 30, 2010 was $184,279, or approximately 10.1%. The increase in revenue was the result of more patients being treated by our hospital and our publicity and promotional efforts in the first quarter of 2010.

Cost of revenue

Cost of revenue is comprised of cost of patient revenue, cost of medicine and depreciation.  Cost of patient revenue is comprised of salaries, health materials, business expenses, promotion and training expenses, repairs and maintenance, cooperating expenses, motor vehicle expenses, travel expenses, consumables and other miscellaneous expenses.

Cost of revenue for the six months ended June 30, 2010 was $1,354,762, as compared to $1,124,027 for the six months ended June 30, 2009, an increase of $230,735, or approximately 21%. The increase in cost of revenue was primarily attributable to higher costs of patient revenue, which increased by $233,996, or approximately 35%, offset by a slight decrease in the cost of medicine.  The increase in the cost of patient revenue was primarily attributed to an increase of $53,576 in training expenses and $162,364 in promotion and marketing expenses.  For the future development of our business, we increased investment in training, promotion and marketing during the six months ended June 30, 2010. We believe that those increased costs would be helpful for improving our future business.

Depreciation increased by approximately $4,025, which was attributed to an increase of $28,799 in medical equipment from the first quarter of 2009 as compared to the first quarter of 2010.  Depreciation included in cost of revenue is with respect to medical equipment which is used directly for production or operation of revenue.

Gross profit

Gross profit was reduced from $695,482 for the six months ended June 30, 2009 to $649,026 for the six months ended June 30, 2010, a decrease of $46,456, or 6.7%, which was largely attributable to the increase in the cost of patient revenue.  Gross margins for the six months ended June 30, 2009 and 2010 were 38% and 32% respectively.  While management believes that these gross margins are typical results, we seek to improve them in the future to over 40% by increasing our revenue and decreasing our costs and adjusting our revenue mix to more profitable, higher margin procedures and medical services.

Operating expenses

Operating expenses for the six months ended June 30, 2010 was $638,334, as compared to $562,766 for the six months ended June 30, 2009, an increase of $75,568, or approximately 13%.  Operating expenses are comprised of selling, general and administrative expenses, professional fees, amortization of land use rights and depreciation on fixed assets which are not used directly for production and operations.

The increase in operating expenses was primarily attributable to an increase of $27,421 in selling, general and administrative expenses which was attributable to an increase of $22,520 in business entertainment as we had engaged in business activities to control new hospital operations, and an increase of $37,656 in professional, consulting and audit fees in connection with our seeking to be a public reporting company in the United States and our preparation of this registration statement.

Depreciation increased by approximately $10,465, which was attributed to an increase of $33,053 in office equipment during the six months ended June 30, 2010 as compared to 2009.  Depreciation included in operating expenses is attributable to equipment which is not used directly for production or operation of revenue.

Other expense, net

Other expense, net for the six months ended June 30, 2010 was $104,709, as compared to $92,286 for the six months ended June 30, 2009, an increase of $12,423, or 13.5%, which was primarily attributable to an increase in our interest expense incurred on our notes payable.

Income tax expense

As a result of our net loss in the six months ended June 30, 2010, we did not incur any income tax expense.  We did not incur income tax expense during the six months ended June 30, 2009 as we were a not-for-profit entity during such period.  We expect our overall effective income tax rate will be approximately 25% in 2010, as GDH will be a for-profit entity for all of 2010.

Net loss

Net loss for the six months ended June 30, 2010 was $94,017, as compared to net income of $40,430 for the six months ended June 30, 2009.  This change was primarily attributable to an increase of operating expenses by $75,568 from period to period, a decrease in gross profit by $46,456 in the second quarter of  2010 as compared to the year prior period, and an increase in other expense, net by $12,423 from period to period.

Other comprehensive income

Other comprehensive income for the six months ended June 30, 2010 and 2009 reflects foreign currency translation gains and was $18,042 and $5,614, respectively.  The increase in foreign currency translation gains was primarily caused by a change in the RMB to U.S. dollar exchange rate in 2010 compared to 2009.

Results of Operations — Year Ended December 31, 2009 Compared to Year Ended December 31, 2008

The following table presents, for the periods indicated, a summary of our combined statement of operations information.

	For the Years Ended December 31,
	2009	2008
Patient Service Revenue:
Patient revenue	$3,188,602	$2,851,742
Sale of medicine	1,036,637	1,077,462
Charitable contribution received	—	1,220,295
Total Patient Service Revenue	4,225,239	5,149,499
Cost of Revenue:
Cost of patient revenue	1,616,493	1,559,357
Cost of medicine	361,925	327,936
Depreciation	566,900	451,545
Total Cost of Revenue	2,545,318	2,338,838
Gross Profit	1,679,921	2,810,661
Operating Expenses:
Selling, general and administrative expenses	728,872	721,587
Professional fees	81,727	34,000
Amortization of land use rights	40,812	76,860
Depreciation	374,664	222,114
Total Operating Expenses	1,226,075	1,054,561
Income from Operations	453,846	1,756,100
Other Expense, net	(184,203)	(172,169)
Net Income Before Taxes	269,643	1,583,931
Income Tax Expense	(12,142)	—
Net Income	257,501	1,583,931
Net Income Per Share (Basic and Diluted)	$0.01	$0.08
Weighted Average Shares of Common Stock Outstanding During the Period (Basic and Diluted)	21,000,000	21,000,000
Other Comprehensive Income – Foreign Currency Translation Gains	$10,317	$180,112
Comprehensive Income	$267,818	$1,764,043

Patient service revenue

During the year ended December 31, 2009, we had total patient service revenue in the amount of $4,225,239. Of this, $3,188,602 was attributable to revenue generated from our medical services, and $1,036,637 was attributable to our sales of medicine. During the year ended December 31, 2008, we had total operating revenue in the amount of $5,149,499.  Of this, $2,851,742 was attributable to revenue generated from our medical services, and $1,077,462 was attributable to our sales of medicine, and $1,220,295 was attributable to our charitable contribution received.  Excluding the charitable contribution received, the increase in our actual operating revenue from the year ended December 31, 2008 to the year ended December 31, 2009 would have been $296,035, or approximately 7.5%.  The increase in revenue was the result of more patients being treated by our hospital due to our increase in new health care services, such as Obstetrics.  During the year of 2009, the percentage of outpatients increased by 20% due to our promotion and addition of physicians in our obstetrics and oncology departments.

Cost of revenue

Cost of revenue is comprised of cost of patient revenue, cost of medicine and depreciation.  Cost of patient revenue is comprised of salaries, health materials, business expenses, promotion and training expenses, repair and maintenance, expenses incurred under cooperation agreements, motor vehicle expenses, travel expenses, consumables and other miscellaneous expenses.

Cost of revenue for the year ended December 31, 2009 was $2,545,318, as compared to $2,338,838 for the year ended December 31, 2008, an increase of $206,480 or approximately 8.8%. The increase in cost of revenue was primarily attributable to higher costs of medicine, which increased from year to year by approximately $33,989, and the cost of patient revenue increased by approximately $57,136, which was attributed to the increase in salaries as a result of the promotion of certain of our physicians in 2009.

Depreciation increased by approximately $115,355, which was attributable to our placement of approximately $3.0 million of new medical equipment into service (including approximately $1.2 million of equipment which had been donated to us) at the end of 2008.

Gross profit

Gross profit decreased from $2,810,661 for the year ended December 31, 2008 to $1,679,921 for the year ended December 31, 2009, a decrease of 40.2%.  Excluding the charitable contribution of equipment of $1,220,295 received in 2008, gross profit increased by $89,555, or approximately 5.6%, which increase was largely attributable to the increase in patient revenue.  Gross margins for the years ended December 31, 2008 and 2009 were 40.5% and 39.8% respectively.  While management believes that these gross margins are typical results, we seek to improve them in the future to over 40% by adjusting our revenue mix to more profitable, higher margin procedures and medical services, by improving the revenue from patient treatment and examination services as a percentage of total revenue.

Operating expenses

Operating expenses for the year ended December 31, 2009 was $1,226,075, as compared to $1,054,561 for the year ended December 31, 2008, an increase of $171,514, or approximately 16.3%.  Operating expenses are comprised of selling, general and administrative expenses, professional fees, amortization of land use rights and depreciation.

The increase in operating expenses was primarily attributable to an increase of $152,550 in depreciation of our hospital building and new office equipment and furniture. We also experienced an increase in professional fees of $47,727, which was primarily attributable to an increase in retainer, audit fees and consultant fees as a result of our decision in the third quarter of 2009 to seek to become a U.S. public reporting company.

Other expense, net

Other expense, net for the year ended December 31, 2009 was $184,203, as compared to $172,169 for the year ended December 31, 2008, an increase of $12,034.  The increase in other expense, net was primarily attributable to the decrease of $25,308 in other income in 2009.

Income tax expense

Income tax expense was $12,142 for the year ended December 31, 2009 and $0 for the year prior period.  The increase in income tax expense was attributable to the hospital becoming a for-profit entity in 2009.  Our effective tax rate for 2009 was 4.5%.  We expect our overall effective income tax rate to be approximately 25% in 2010, as GDH will be a for-profit entity for all of 2010.

Net income

Net income for the year ended December 31, 2009 was $257,501, as compared to $1,583,931 for the year ended December 31, 2008, a decrease of $1,326,430.  The decrease in net income was primarily attributable to the receipt in fiscal 2008 of $1,220,295 in donated cancer treatment equipment, which did not recur in 2009.

Other comprehensive income

Other comprehensive income for the years ended December 31, 2009 and 2008 reflects foreign currency translation gains and was $10,317 and $180,112 for the years ended December 31, 2009 and 2008,  respectively.   The decrease in foreign currency translation gains was primarily caused by a decrease in the RMB to U.S. dollar exchange rate in 2009 compared to 2008.

Liquidity and Capital Resources

Cash and cash equivalents

Cash and cash equivalents consist primarily of cash on hand and demand deposits at a bank.  We had $792,248, $1,420,407 and $192,266 of cash and cash equivalents on hand at June 30, 2010, December 31, 2009 and December 31, 2008, respectively.  There was a decrease of $628,159 in our cash and cash equivalents from December 31, 2009 to June 30, 2010, which was largely attributable to our repayment of in the aggregate approximately $0.9 million of a note payable and amounts due to a related company, as well as approximately $0.2 million of cash paid as a loan to this related company to purchase certain equipment, offset by approximately $0.3 million in cash flow from operations.

The increase in our cash and cash equivalents from December 31, 2009 to December 31, 2008 was largely attributable to borrowings of RMB 5 million, or approximately $0.7 million, in December 2009, under a RMB 15 million loan agreement between GDH and Guangzhou Rural Credit Cooperative, Sanyuanli Branch, and our cash flows provided by operating activities of approximately $0.9 million.  See “ — Debt Obligations” and “ — Summary of Cash Flows.”

We require cash for working capital, capital expenditures, repayment of debt, salaries, commissions and related benefits and other operating expenses and income taxes.  We expect that our working capital needs will increase for the foreseeable future, as we continue to develop and grow our business.  See “Item 1.  Business — Our Business Strategy.”

Machinery and medical equipment

In 2008, we received charitable donations of machinery and medical equipment in the aggregate amount of approximately $1.2 million.  In 2009, we purchased approximately $0.2 million in property and equipment, primarily for patient examination and treatment.  Future payments for already acquired medical equipment in 2010 are expected to be $0.2 million, and we anticipate that we will need to spend approximately $0.5 million on new medical equipment.

Summary of cash flows

The following table summarizes our cash flows for the six months ended June 30, 2010 and 2009:

	For the Six Months Ended June 30,
	2010	2009
Net cash provided by (used in) operating activities	$338,498	$151,210
Net cash used in investing activities	$(61,852)	$(105,692)
Net cash used in financing activities	$(890,349)	$(96,798)

Net Cash Provided by (Used in) Operating Activities.  Our operating activities provided cash of $338,498 and $151,210 in the six months ended June 30, 2010 and 2009, respectively.  The most significant items affecting the comparison of our operating cash flows from period to period are summarized below:

•
Decrease in net income from operations – Our net income from operations, excluding depreciation and amortization, decreased by approximately $0.13 million on a period-to-period basis. The decrease in net income from operations was primarily attributed to the cost of patient revenue, which increased by approximately $0.2 million on a period- to- period basis. The increase in the cost of patient revenue was primarily attributed to an increase of $53,576 in training expenses and $162,364 in promotion and marketing expenses, which we expended to support the future development of GDH.  We believe that these increased costs will be helpful for improving our future business.

•
Reduced increase in prepaid expenses, other current assets and accounts receivable – Prepaid expenses and other current assets increased by $51,154 in the second quarter of 2010, while they increased by $117,337 in the second quarter of 2009.  The accounts receivable increased by $37,435 and $117,980 in the second quarter of 2010 and 2009, respectively.  The reduction in the increase in prepaid expenses in the second quarter of 2010 was primarily attributed to a decrease in purchases of medical instruments and medicine, compared with the second quarter of 2009.

•
Increase in changes in accounts payable – Accounts payable increased by $31,829 during the six months ended June 30, 2010, while they decreased by $16,384 during the six months ended June 30, 2009.  The period to period increase in change in accounts payable was largely attributed to the increase in accounts payable due to our medicine providers which increased by $ 36,376.

•
Changes in other payables and accrued expenses – Other payables and accrued expenses decreased by $10,763 during the six months ended June 30, 2010, while they decreased by $136,047 in 2009.  The difference was primarily attributable to advances from customers which decreased by $145,387 and the accrued expenses for professional fees which increased by $20,050.

To enable us to generate greater amounts of cash flows from our operations in the long-term, we are planning to continue the following activities:
•	employ physicians and other healthcare providers in specialties that we believe will improve profitability;

•	employ new medical technologies;

•	continue to train personnel to improve medical services;

•	continue our marketing and promotion campaigns, to improve public awareness of the hospital; and

•	where it is possible and feasible, establish competitive pricing for our services.

Net Cash Used in Investing Activities. Our investing activities for the six months ended June 30, 2010 and 2009 used cash of $61,852 and $105,692, respectively.  This improvement in cash used by investing activities was largely caused by a decrease of $43,840 in the amount of medical equipment and office equipment we purchased during the six months ended June 30, 2010.

Currently, the main driver that affects our cash flow from investing activities is medical equipment purchases.  Through the end of 2010, we do not intend to purchase more than $10,000 of new equipment; however, we do have $0.2 million in equipment purchase payments due this year, and we will also need to spend $0.5 million on upgrades to our surgical equipment in 2010.  We believe that upgrading our medical equipment is necessary, and these purchases may negatively impact our cash flow in the future when they are made.

Net Cash Used in Financing Activities.  The most significant items affecting the comparison of our cash flows used in financing activities for the six months ended June 30, 2010 and 2009 are summarized below:

•
Proceeds from issuance of common stock.  On April 1, 2010, Winmark issued 2,830 shares of common stock to a company controlled by certain employees of GDH at a premium of $203 per share.  As of June 30, 2010, the stock subscription of $466,709 was fully received.

•
Repayment of existing amounts due to Xu Jianping.  We repaid approximately $0.2 million and $0.3 million of an obligation we owed to Mr. Xu during the six months ended June 30, 2010 and 2009, respectively.

•
Amounts due to and from a related company.  GDH’s obligation with the Guangdong Development Zone Hospital of Qingyuan City, or the Development Zone Hospital, decreased by $437,346 during the six months ended June 30, 2010, as we repaid our $0.2 million note to the related party and then lent such party $237,150.

•
Repayment of note payable.  We repaid in full our note payable under our loan agreement with Guangzhou Rural Credit Cooperative in the second quarter of 2010, of which $731,294 was outstanding on the date of repayment.

During 2010 and in the foreseeable future, we expect to require significant amounts of capital to invest in GDH, to acquire control of additional hospitals and for our future operations, and these acquisitions may impact our cash flows from financing activities.  See “— Capital Resources.”  During the next 12 to 18 months, we anticipate we will acquire up to three hospitals, which will require up to $14.5 million of additional capital.  Through the end of 2010, in order to obtain the necessary capital to acquire two new hospitals, we may seek to apply for long-term loans or obtain other types of capital of up to $6 million or more from financial institutions and other sources.

The following table summarizes our cash flows for the years ended December 31, 2009 and 2008:

	For the Years Ended December 31,
	2009	2008
Net cash provided by operating activities	$908,606	$2,361,434
Net cash used in investing activities	$(248,104)	$(3,225,982)
Net cash provided by financing activities	$578,953	$1,101,827
Net Cash Provided by Operating Activities.  Net cash provided by operating activities decreased from $2.4 million in 2008 to approximately $0.9 million in 2009.  The most significant items affecting the comparison of our operating cash flows for the years ended December 31, 2009 and 2008 are summarized below:

•
Improvements in cash income from operations – Our income from operations, excluding depreciation and amortization and charitable contribution received, increased by approximately $0.1 million on a period-to-period basis, from approximately $1.1 million to $1.2 million, which positively impacted our cash flows from operations.

•
Reduced increase in prepaid expenses and other current assets – Prepaid expenses and other current assets increased by $9,872 in 2009, while they increased by $0.3 million in 2008.  The reduction in the increase in prepaid expenses in 2009 was primarily attributed to a decrease in equipment purchases in 2009 compared with 2008.

•
Decrease in accounts payable – Accounts payable decreased by approximately $0.2 million in 2009, compared with an increase of approximately $0.3 million in 2008.  The decrease in accounts payable during the year ended December 31, 2009 resulted from the repayment of costs and expenses which were paid to a governmental authority on our behalf in 2008 for acquiring our building and land use rights in 2009.

•
Decrease in other payables and accrued expenses – Other payables and accrued expenses decreased by $0.1 million in 2009, while they increased in 2008 by $0.1 million.  The difference was attributable to the fact that we paid related taxes and fees which were paid by Shijing Town government on our behalf in 2008 for acquiring our building and land use rights in 2009.

Net Cash Provided by Financing Activities.  The most significant items affecting the comparison of our cash flows provided by financing activities for the years ended December 31, 2009 and 2008 are summarized below:

•	Bank indebtedness – In December 2009, GDH borrowed RMB 5 million ($731,294) under a RMB 15 million loan agreement it entered into in September 2009 with Guangzhou Rural Credit Cooperative.

•
Repayment of existing amounts due to Mr. Xu – We repaid approximately $0.3 million of an obligation we owed to Mr. Xu during the year ended December 31, 2009.  The total amount due under this obligation as of December 31, 2009 and 2008 was $3.8 million and $4.2 million, respectively.

•
Increase in amount due to a related company – GDH’s obligation with the Development Zone Hospital was increased by $53,898 during the year ended December 31, 2009 and decreased by $142,009 during the year ended December 31, 2008.

•
Proceeds from issuance of common stock – On April 1, 2010, Winmark issued 2,830 shares of common stock to Good Praise, which is controlled by certain employees of GDH, at a premium of $203 per share.  As of December 31, 2009, $111,157 was paid and the remaining balance of $466,709 was classified as stock subscription receivable.

Net Cash Used in Investing Activities. Our investing activities for the year ended December 31, 2009 and 2008 used cash of $0.25 million and $3.2 million, respectively.  This improvement in cash used by investing activities was largely caused by a decrease of $1.9 million in the amount of medical equipment we purchased during 2008 for setting up obstetrics and oncology.

During 2010 and in the foreseeable future, we expect to need significant amounts of capital to invest in GDH and the acquisition of control of additional hospitals and other  future operations.  See “ — Capital Resources.”

Our liquidity and cash flows are derived primarily from the operations of our management company subsidiary, and specifically the management fees generated from GDH and the other hospitals we may operate in the future.  According to the Exclusive Management Consultancy Agreement between GDH and the management company, the management company is paid a monthly management consultancy fee equal to the net profits of GDH, which is defined to mean all its revenues, less its operating costs, expenses and taxes.  No fee is received if GDH does not generate a profit.  Also, even if GDH generates a profit, GDH may nevertheless be unable to pay the management fee if it does not have sufficient disposable cash on hand to do so.  For example, GDH may record a profit from non-cash items but there could be insufficient funds to pay the fee in whole or in part, or the management company and GDH may determine that the profit should be retained by GDH for operations. If we do not receive management fees from GDH in full, it may result in a lack of liquidity and negatively affect our operations and the growth of our company, as well as our ability to pay dividends to our stockholders.

We expect to improve our liquidity in the future by the following approaches:

•	improving GDH’s profitability;
•	acquiring control of the operations of other hospitals, using a similar Exclusive Management Consultancy Agreement arrangement; and
•	raising funds through long-term debt and equity financings.

Capital Resources

We had working capital of approximately $0.3 million as of June 30, 2010 and a working capital deficit of $0.1 million and $1.2 million as of December 31, 2009 and December 31, 2008, respectively.  The reason for the working capital deficit was primarily attributed to a note payable of $731,294 being classified as a current liability during the period.  We also included the deposits received from patients (which we did not need to repay) in other payable and, the due to a stockholder of $337,423 and the due to a related company of $201,572 were also classified as current liabilities.  The working capital deficit was relatively small and it did not impact our operations.  We intend to improve our working capital position by seeking an additional $1.4 million in cash from the sole equity holder of GDH through either a cash investment or by converting his outstanding loan to equity in GDH.

We are a holding company with no significant revenue-generating operations of our own, and thus any cash flows from operations are and will be generated by the hospital that we operate, including through our management company’s existing exclusive management arrangement with GDH.  Our ability to service our debt and fund ongoing operations is dependent on the results of these operations and their ability to provide us with cash.  The management company’s ability to make loans or pay dividends are restricted under PRC law and may be restricted under the terms of future indebtedness, its governing documents or other agreements.  Based upon the cash on hand, anticipated cash to be received from our operations and the expected availability of cash from GDH’s sole equity holder, we believe that our sources of liquidity will be sufficient to enable us to meet our cash needs for at least the next 12 months.  Our principal projected cash needs for the next 12 months include the following components:

•	$14.5 million to acquire up to three additional hospitals;

•	$0.5 million in capital expenditures related to GDH; and

•	$5.0 million in working capital and general business expenses to operate the Company.

Except for obligations for equipment described above and in connection with acquisitions of control over additional hospitals, we have no material capital commitments for 2010.  We continually monitor our actual and forecasted cash position, as well as our liquidity and capital resources, in order to plan for our current cash operating needs and to fund business activities or new opportunities that may arise as a result of changing business conditions.  We intend to use our existing cash and cash flows from operations to continue to grow our business, fund acquisitions of hospital operations and pay existing obligations and any recurring capital expenditures.  Nonetheless, our liquidity and capital position could be adversely affected by:

•	loss of revenue from patient services and sales of medicine;

•	delayed payment or non-payment of receivables;

•	the enactment of new laws and regulations;

•	our inability to grow our business as we anticipate by expanding our existing hospital operations or obtaining control of additional hospitals;

•	any other changes in the cost structure of our underlying business model; and

•	any of the other risks and uncertainties described in “Item 1A. Risk Factors.”

In 2010, we intend to seek to obtain a long-term loan from one or more financial institutions to acquire control of two additional hospitals, and we intend to seek to acquire another hospital in 2010 by obtaining additional equity capital.  However, there can be no assurance that our existing liquidity and capital resources will be sufficient for our existing and proposed future operations and business plans or that we will be able to obtain the bank loan or equity capital that we seek.   In such case, we would need to seek additional debt or equity financings or to arrange for alternative sources of temporary or permanent financing to meet our liquidity and capital requirements.  Our ability to obtain new financing could be adversely impacted by, among other things, negative changes in our profitability and restricted access to liquidity in the capital markets resulting from overall economic conditions, as well as governmental regulations and restrictions in the PRC that limit our ability to raise capital, and any changes in those regulations.  While we believe that we should be able to raise additional debt or equity capital as the need arises, there can be no assurance that we will be able to do so at a time when it is needed or at all, or that the net proceeds from any such transactions will be sufficient to support our operations or on terms that are favorable or acceptable to us.  Any inability to obtain future capital could materially and adversely affect our business and growth plans, our results of operations and our liquidity and financial condition.

Debt Obligations

The following is a summary of amounts outstanding under our debt obligations as of June 30, 2010, December 31, 2009 and December 31, 2008.

(in thousands)	June 30, 2010	December 31, 2009	December 31, 2008
Loan agreement note payable (including current portion)	$—	$731,294	$—
Due to stockholder	3,659,214	3,847,632	4,165,028
Due to related company	—	201,572	147,674
Total debt	$3,659,214	$4,780,498	$4,312,702

Loan Agreement

As of December 31, 2009, GDH borrowed RMB 5 million ($731,294) under a five-year, RMB 15 million loan agreement it entered with Guangzhou Rural Credit Cooperative in September 2009.  Loans made under this agreement bear interest at a rate computed by reference to the published interest rates of the People’s Bank of China for loans of the same term and grade.  These interest rates are adjusted on an annual basis.  The interest rate on this loan was 6.34% per year.  GDH’s obligations under the loan agreement were secured by a mortgage on GDH’s hospital building and a personal guarantee by Mr. Xu and his spouse.  In the second quarter of 2010, we repaid all amounts due under this loan agreement and we do not intend to borrow additional amounts.

Due to Stockholder

As of June 30, 2010, December 31, 2009 and December 31, 2008, we owed Mr. Xu, our Chairman, President and Chief Executive Officer $0.1 million, $0.3 million and $0.7 million, respectively, under an interest-free, unsecured loan that is repayable on demand, and $3.5 million, $3.5 million and $3.5 million, respectively, under an unsecured term loan due within five years after January 1, 2011 with interest payable upon demand at 5% per year.

Due to a Related Company

As of June 30, 2010, December 31, 2009 and December 31, 2008, GDH owed the Development Zone Hospital $0, $201,572 and $147,674 under an unsecured, interest-free loan that is payable in installments ranging from December 31, 2008 to December 31, 2012.

As of June 30, 2010, the Development Zone Hospital owed GDH $235,774 under an unsecured, interest-free loan that is payable in installments from March 1, 2010 to December 31, 2010.  Mr. Xu is the President and a director of the Development Zone Hospital.

Other Contractual Obligations

During 2010, we expect to incur future payments with respect to material contractual obligations for cancer treatment equipment of $0.2 million.

Off-Balance Sheet Arrangements

As of June 30, 2010, December 31, 2009 and December 31, 2008, we did not have any off-balance sheet obligations involving unconsolidated subsidiaries that provide financing or potentially expose us to unrecorded financial obligations.  All of our obligations with respect to GDH have been presented on our combined balance sheets as of each such date.

Related Party Transactions

See “Item 7.  Certain Relationships and Related Transactions, and Director Independence — Certain Relationships and Related Transactions”, Note 5 to our condensed consolidated financial statements as of June 30, 2010 and for the six months ended June 30, 2010 and 2009, and Note 12 to our combined financial statements as of and for the years ended December 31, 2009 and 2008, for more information on related-party transactions.

Recently Issued Accounting Pronouncements

In May 2009, the Financial Accounting Standards Board, or FASB, issued a new statement that establishes general standards of accounting for, and disclosure of events that occur after the balance sheet date but before the financial statements are issued or are available to be issued. The new statement, located in Accounting Standards Codification, or ASC, Topic 855 Subsequent Events (formerly Statement of Financial Accounting Standards, or SFAS, No. 165, “Subsequent Events”) requires entities to disclose the date through which subsequent events were evaluated as well as the rationale for why that date was selected, that is, whether that date represents the date the financial statements were issued or were available to be issued.  The new statement is effective for interim or annual periods ending after June 15, 2009, which was the quarter ending June 30, 2009 for the Company.  The adoption of this new statement did not have a material impact on our combined financial statements.

In June 2009, the FASB issued SFAS No. 166 “Accounting for Transfers of Financial Assets—an amendment of FASB Statement No. 140.”  SFAS 166 amends various provisions of SFAS No. 140 “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities—a replacement of FASB Statement No. 125” (codified as ASC Topic 810 Consolidation) by removing the concept of a qualifying special-purpose entity and removes the exception from applying former FASB Interpretation No. 46(R) “Consolidation of Variable Interest Entities – an interpretation of ARB No. 51 (revised December 2003)”, or FIN 46R, to variable interest entities that are qualifying special-purpose entities; limits the circumstances in which a transferor derecognizes a portion or component of a financial asset; defines a participating interest; requires a transferor to recognize and initially measure at fair value all assets obtained and liabilities incurred as a result of a transfer accounted for as a sale; and requires enhanced disclosure; among others. SFAS 166 will be effective as of January 1, 2010, and for interim and annual reporting periods thereafter. Early adoption is not permitted.  This guidance will be codified under FASB ASC Topic 860, “Transfers and Servicing” when it becomes effective.  The Company does not expect SFAS No. 166 to have any impact on the Company’s financial position.

In June 2009, the FASB issued SFAS No. 167 “Amendments to FASB Interpretation No. 46(R).”  SFAS 167 amends FIN 46(R) to, among other things, (i) require an enterprise to perform an analysis to determine whether the enterprise’s variable interest or interests give it a controlling financial interest in a variable interest entity; (ii) require ongoing reassessments of whether an enterprise is the primary beneficiary of a variable interest entity; (iii) eliminate the quantitative approach previously required for determining the primary beneficiary of a variable interest entity; (iv) add an additional reconsideration event for determining whether an entity is a variable interest entity when any changes in facts and circumstances occur such that holders of the equity investment at risk, as a group, lose the power from voting rights or similar rights of those investments to direct the activities of the entity that most significantly impact the entity’s economic performance; and (v) require enhanced disclosures that will provide users of financial statements with more transparent information about an enterprise’s involvement in a variable interest entity.  SFAS 167 will be effective as of January 1, 2010 and for interim and annual reporting periods thereafter. Early adoption is not permitted.  This guidance will be codified under ASC Topic 810 Consolidation when it becomes effective. We do not expect the standard to have any impact on our financial position.

In August 2009, the FASB issued Accounting Standard Update, or ASU, No. 2009-05 “Measuring Liabilities at Fair Value,” now codified under ASC Topic 820 Fair Value Measurements and Disclosures, which amends ASC Topic 820-10 to provide guidance on the fair value measurement of liabilities.  This update requires clarification for circumstances in which a quoted price in an active market for the identical liability is not available.  In that instance, a reporting entity is required to measure fair value using one or more of the following techniques:

•	a valuation technique that uses either the quoted price of the identical liability when traded as an asset or quoted prices for similar liabilities or similar liabilities when traded as an asset; or

•	another valuation technique that is consistent with the principles in ASC Topic 820, such as the income and market approach to valuation.

The amendments in this update also clarify that when estimating the fair value of a liability, a reporting entity is not required to include a separate input or adjustment to other inputs relating to the existence of a restriction that prevents the transfer of the liability. This update further clarifies that if the fair value of a liability is determined by reference to a quoted price in an active market for an identical liability, that price would be considered a Level 1 measurement in the fair value hierarchy.  Similarly, if the identical liability has a quoted price when traded as an asset in an active market, it is also a Level 1 fair value measurement if no adjustments to the quoted price of the asset are required.  This update is effective for the quarter ended December 31, 2009.  Management does not expect this new guidance to have a material impact on our combined financial statements.

In October 2009, the FASB issued ASU 2009-13, “Multiple-Deliverable Revenue Arrangements”, now codified under FASB ASC Topic 605 Revenue Recognition.  ASU 2009-13 requires entities to allocate revenue in an arrangement using estimated selling prices of the delivered goods and services based on a selling price hierarchy. The amendments eliminate the residual method of revenue allocation and require revenue to be allocated using the relative selling price method.  ASU 2009-13 should be applied on a prospective basis for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010, with early adoption permitted.  Management is currently evaluating the potential impact of ASU 2009-13 on our financial statements.

In October 2009, the FASB issued ASU 2009-14, “Certain Arrangements That Include Software Elements, now codified under FASB ASC Topic 985 Software.  ASU 2009-14 removes tangible products from the scope of software revenue guidance and provides guidance on determining whether software deliverables in an arrangement that includes a tangible product are covered by the scope of the software revenue guidance. ASU 2009-14 should be applied on a prospective basis for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010, with early adoption permitted.  Management is currently evaluating the potential impact of ASU 2009-14 on our financial statements.

In October 2009, the FASB issued ASU 2009-15, “Accounting for Own-Share Lending Arrangements in Contemplation of Convertible Debt Issuance or Other Financing,”  now codified under FASB ASC Topic 470 Debt.  ASU 2009-15 provides guidance for accounting and reporting for own-share lending arrangements issued in contemplation of a convertible debt issuance.  At the date of issuance, a share-lending arrangement entered into on an entity’s own shares should be measured at fair value in accordance with ASC Topic 820 and recognized as an issuance cost, with an offset to additional paid-in capital.  Loaned shares are excluded from basic and diluted earnings per share unless default of the share-lending arrangement occurs.  The amendments also require several disclosures including a description and the terms of the arrangement and the reason for entering into the arrangement.  The effective dates of the amendments are dependent upon the date the share-lending arrangement was entered into and include retrospective application for arrangements outstanding as of the beginning of fiscal years beginning on or after December 15, 2009.  Management is currently evaluating the potential impact of ASU 2009-15 on our financial statements.

In December 2009, FASB issued ASU 2009-16 Transfers and Servicing (Topic 860) Accounting for Transfers of Financial Assets ("ASU 2009-16"). ASU 2009-16 amends the FASB Accounting Standards Codification for the issuance of FASB Statement No. 166, Accounting for Transfers of Financial Assets—an amendment of FASB Statement No. 140. The amendments in ASU 2009-16 improve financial reporting by eliminating the exceptions for qualifying special-purpose entities from the consolidation guidance and the exception that permitted sale accounting for certain mortgage securitizations when a transferor has not surrendered control over the transferred financial assets. In addition, the amendments require enhanced disclosures about the risks that a transferor continues to be exposed to because of its continuing involvement in transferred financial assets. ASU 2009-16 is effective as of the beginning of each reporting entity's first annual reporting period that begins after November 15, 2009.  The Company does not expect the adoption of ASU 2009-16 to have a material impact on the Company’s financial position and results of operations.

In December 2009, FASB issued ASU 2009-17 Consolidations (Topic 810) Improvements to Financial Reporting by Enterprises Involved with Variable Interest Entities ("ASU 2009-17"). ASU 2009-17 amends the FASB ASC 810 for the issuance of FASB Statement No. 167, Amendments to FASB Interpretation No. 46(R). The amendments in ASU 2009-17 replace the quantitative-based risks and rewards calculation for determining which enterprise, if any, has a controlling financial interest in a variable interest entity with an approach focused on identifying which enterprise has the power to direct the activities of a variable interest entity that most significantly impact the entity's economic performance and (1) the obligation to absorb losses of the entity or (2) the right to receive benefits from the entity. ASU 2009-17 also requires additional disclosures about an enterprise's involvement in variable interest entities. ASU 2009-17 is effective as of the beginning of each reporting entity's first annual reporting period that begins after November 15, 2009. The Company does not expect the adoption of ASU 2009-17 to have a material impact on the Company’s financial position and results of operations except that additional disclosures will be made in the financial statements.

In January 2010, FASB issued ASU 2010-6 Improving Disclosures about Fair Measurements ("ASU 2010-6"). ASU 2010-6 provides amendments to ASC Topic 820-10 that require separate disclosure of significant transfers in and out of Level 1 and Level 2 fair value measurements and the presentation of separate information regarding purchases, sales, issuances and settlements for Level 3 fair value measurements. Additionally, ASU 2010-6 provides amendments to ASC Topic 820-10 that clarify existing disclosures about the level of disaggregation and inputs and valuation techniques. ASU 2010-6 is effective for financial statements issued for interim and annual periods ending after December 15, 2010. The Company does not expect the adoption of ASU 2010-06 to have a material impact on the Company’s financial position and results of operations.

In February 2010, FASB issued ASU 2010-9 Subsequent Events (Topic 855) Amendments to Certain Recognition and Disclosure Requirements ("ASU 2010-9"). ASU 2010-9 amends disclosure requirements within ASC Topic 855-10. An entity that is an SEC filer is not required to disclose the date through which subsequent events have been evaluated. This change alleviates potential conflicts between ASC Topic 855-10 and the SEC's requirements. ASU 2010-9 is effective for interim and annual periods ending after June 15, 2010. The Company does not expect the adoption of ASU 2010-09 to have a material impact on the Company’s financial position and results of operations.

In March 2010, FASB issued ASU 2010-11 Scope Exception Related to Embedded Credit Derivatives (“ASU 2010-11”). ASU 2010-11 clarifies the type of embedded credit derivative that is exempt from embedded derivative bifurcation requirements. Only one form of embedded credit derivative qualifies for the exemption—one that is related only to the subordination of one financial instrument to another.  As a result, entities that have contracts containing an embedded credit derivative feature in a form other than such subordination may need to separately account for the embedded credit derivative feature. The amendments in this Update are effective for each reporting entity at the beginning of its first fiscal quarter beginning after June 15, 2010.  Early adoption is permitted at the beginning of each entity’s first fiscal quarter beginning after issuance of this Update.  The Company does not expect the adoption of ASU 2010-11 to have a material impact on the Company’s financial position and results of operations.

In April 2010, FASB issued ASU 2010-13 Compensation-Stock Compensation (Topic 718) Effect of Denominating the Exercise Price of a Share-Based Payment Award in the Currency of the Market in Which the Underlying Equity Security Trades.  ASU 2010-13 addresses the classification of a share-based payment award with an exercise price denominated in the currency of a market in which the underlying equity security trades. Topic 718 is amended to clarify that a share-based payment award with an exercise price denominated in the currency of a market in which a substantial portion of the entity’s equity securities trades shall not be considered to contain a market, performance, or service condition. Therefore, such an award is not to be classified as a liability if it otherwise qualifies as equity classification. The amendments in this Update should be effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2010.  The guidance should be applied by recording a cumulative-effect adjustment to the opening balance of retained earnings for all outstanding awards as of the beginning of the fiscal year in which the amendments are initially applied.  The Company does not expect the adoption of ASU 2010-13 to have a material impact on the Company’s financial position and results of operations.

Item 3.   Properties.

GDH is located in the Baiyun District of Guangzhou City, Guangdong Province, China.  GDH has the right to occupy the property on which the hospital is located and owns the building used for the hospital.  This property consists of approximately 4.19 acres of land and the building in which GDH operates occupies approximately 157,100 square feet on that property.  Under PRC law, GDH has the right to use this property for public health purposes for up to 50 years.  GDH’s current land use rights extend from 2007 to 2057.  GDH can apply to the Guangzhou State Land Resources and Housing Administration Bureau for an extension at least one year before the expiration of the term.  A mortgage on this building was given to Guangzhou Rural Credit Cooperative, Sanyuanli Branch to secure the repayment of GDH’s loan under the September 2009 loan agreement, but in connection with GDH’s June 2010 repayment of that loan, the mortgagee agreed to release the mortgage.

GDH also leases three sets of rental quarters that are used by its medical staff and other employees.

Our management believes that our properties presently are suitable and adequate for our operations.

Item 4.   Security Ownership of Certain Beneficial Owners and Management.

The table below presents certain information with respect to the beneficial ownership of our equity securities as of September 20, 2010 by the following persons:

•	each of our directors;

•	each of the executive officers named in the Summary Compensation Table under “Item 6. Executive Compensation – Summary Compensation Table”;

•	all of our directors and the executive officers as a group; and

•	each beneficial owner of more than 5% of our common stock.

As of September 20, 2010, there were 21 million shares of our common stock issued and outstanding.  As used in the table below, with respect to “beneficial ownership”:

•	this term is defined by the SEC’s rules to mean:

o	the sole or shared power to vote, or to direct the voting of, a security, or

o	the sole or shared power to dispose of, or to direct the disposition of, a security;

•	information contained in this table does not necessarily indicate beneficial ownership for any other purpose, such as under any tax law;

•
in computing the number and percentage of shares beneficially owned by a person, shares of common stock underlying options, warrants or other convertible securities or rights held by that person are included in a person’s beneficial ownership amount and are deemed to be presently outstanding if such securities or rights are currently exercisable or exercisable within 60 days after September 20, 2010, although these shares are not counted as beneficially owned or outstanding with respect to any other person; and

•	the same securities or shares may be beneficially owned by more than one person.

Unless otherwise noted below:

•	the address for each beneficial owner is c/o China Dongfang Hospital Group Inc., No. 8, Shian South Road, Shijing Street, Guangzhou, Baiyun District, People’s Republic of China; and

•	subject to applicable community property laws, to our knowledge, each person has sole voting and investment power over the shares shown as beneficially owned by that person.

Security Ownership of Management and Certain Beneficial Owners

Name and Address	Number of Shares of Common Stock Beneficially Owned	Percentage of Common Stock Beneficially Owned
Xu Jianping (1)	11,411,400	54.3%
Wu Pifa (2)	100,000	0.5%
Fu Yunzhuang (3)	1,188,600	5.7%
Li Peiliang	—	—
Liu Ruihuan	—	—
Chen Yanhui	—	—
Ding Jinhong (4)	8,190,000	39.0%
Elegant Capital Holdings Limited (1)	11,411,400	54.3%
Eastern Well Holdings Limited (4)	8,190,000	39.0%
Good Praise Holdings Limited (3)	1,188,600	5.7%
All directors and executive officers as a group (7 persons) (1) (2) (3)	12,700,000	60.2%

(1)
Includes 11,411,400 shares of our common stock owned of record by Elegant Capital.  Lam Wai Chuen is the sole director of Elegant Capital and the record holder of 100% of its capital stock; however, Mr. Lam holds all shares of Elegant Capital under a declaration of trust in favor of Mr. Xu as beneficial owner.

(2)	Represents shares of common stock to be issued to Mr. Wu upon us becoming a public reporting company pursuant to the terms of an employment agreement between us and Mr. Wu.

(3)
Includes 1,188,600 shares of our common stock owned of record by Good Praise Holdings Limited.  Ms. Fu is the sole director of Good Praise, and, as such, may be deemed to have sole voting and investment control over such shares.

(4)
Includes 8,190,000 shares of our common stock owned of record by Eastern Well Holdings Limited.  Ding Jinhong is the sole director and holder of all of the capital stock of Eastern Well Holdings Limited and thus beneficially owns our common stock held thereby.

Item 5.  Directors and Executive Officers.

Directors and Executive Officers

Set forth below is information concerning our directors and executive officers as of the date of this registration statement.  Except for Mr. Xu, who has served as President and the sole director of China Dongfang Healthcare Group Inc. since our inception in September 2009, all of our executive officers and directors have served in such positions since May 1, 2010.  All of our directors will serve as such until the 2011 annual meeting of stockholders, or until their successors have been duly elected and qualified, or until their earlier death, resignation or removal.  Each officer shall hold office for a term extending until the first regular meeting of the board following the 2011 annual meeting of stockholders and until such officer’s successor shall have been elected and shall qualify, except in the event of such officer’s earlier death, resignation or removal.

There are no family relationships among any of our executive officers or directors.

Name	Age	Position

Xu Jianping	48	Chairman of the Board of Directors, President and Chief Executive Officer
Wu Pifa	45	Chief Financial Officer, Treasurer and Director
Li Peiliang	47	Vice President and Director
Fu Yunzhuang	58	Chief Administrative Officer and Director
Liu Ruihuan	58	Vice President and Director
Zheng Weiguo	51	Vice President
Chen Yanhui	36	Director

Xu Jianping.  Mr. Xu has served as President of GDH since June 2003, and as our director and President since inception in September 2009 (and as Chief Executive Officer since May 1, 2010).  Since September 2009, Mr. Xu has been serving a three-year term as the executive director and manager of the management company.  Mr. Xu is the president and director of the Development Zone Hospital, of which Mr. Xu’s brother, Xu Jianhong is president, and currently serves on its board of directors.  Mr. Xu serves as director of the Guangdong Provincial Medical Association and a member of the People’s Political Consultative Conference of Guangzhou Baiyun District.  Mr. Xu received his medical degree from the Medical College of Hunan and a Doctor of Business Administration from the Victoria University of Switzerland.  Mr. Xu has been included on the board of directors because of his extensive hospital and business management experience.

Wu Pifa.  Mr. Wu has served as the Chief Financial Officer of GDH since February 2008 and as our director, Chief Financial Officer and Treasurer since May 1, 2010.  He is responsible for all of our and the hospital’s financial affairs.  Mr. Wu has served in senior management of commercial banks, accounting firms and large and medium-sized enterprises since 1987.  From February 2007 to February 2008, Mr. Wu was the Chief Financial Officer of Guangxi Tongji Medicine Group.  From March 2005 to February 2007, Mr. Wu served as the Vice President of Guangdong Yuejing Group, a paper and printing ink manufacturer, responsible for business acquisitions and restructuring.  Mr. Wu graduated with a Bachelor of Science degree in Economics from Central South Finance and Economics University.  Mr. Wu is a Certified Public Accountant in China.  Mr. Wu has been included on the board of directors because of his strong financial background and experience in financial management.

Li Peiliang. Mr. Li has served as a director and Vice President of GDH and its deputy chief physician of surgery since March 2003.  Mr. Li has served as our director and Vice President since May 1, 2010.  Mr. Li is responsible for overseeing the Surgery and Emergency departments at GDH.  Mr. Li graduated from Nanhua University with a Bachelor’s degree in medicine.  Mr. Li has been included on the board of directors because of his extensive medical expertise and strong management of medical services.

Fu Yunzhuang. Ms. Fu has served as GDH’s Chief Administrative Officer since February 2008 and as our director and Chief Administrative Officer since May 1, 2010.  Since September 2009, Ms. Fu has been serving a three-year term as the supervisor of the management company.  Ms. Fu is responsible for human resources management and administration of GDH.  From January 2004 to July 2007, Ms. Fu served as a director of the Overseas Chinese Affairs and Foreign Affairs Office, each of the Baiyun District Government, in Guangzhou City, for which she was responsible for liaising with and helping overseas Chinese citizens and foreigners in dealing with their affairs in China.  Ms. Fu graduated from the Education College of Guangdong.  Ms. Fu has been included on the board of directors because of her interpersonal, managerial and organizational skills.

Liu Ruihuan.  Ms. Liu has served as a Vice President of GDH since August 2007 and as our director and Vice President since May 1, 2010.  Ms. Liu is responsible for the hospital’s nursing affairs and its maternity and childcare wards.  From August 2004 to July 2007, Ms. Liu served as a Vice President of Guangzhou Shijing People’s Hospital in a similar role.  Ms. Liu graduated from Medical School of Guangzhou City.  Ms. Liu has been included on the board of directors because she has extensive experience in hospital management and is a well-known doctor in the area served by GDH.

Zheng Weiguo.  Mr. Zheng has served as GDH’s Vice President since February 2008 and as our Vice President since May 1, 2010.  Mr. Zheng is responsible for the hospital’s operations and marketing of its traditional Chinese medicine practice.  From June 2006 to February 2008, Mr. Zheng served as a vice president of Guangzhou Huadu Renai Hospital, also in charge of the traditional Chinese medicine practice.  From February 2002 to June 2006, Mr. Zheng was director of physical therapy at the Third Affiliated Hospital of Guangzhou Traditional Chinese Medicine University.  Mr. Zheng received his Medical degree from Guangzhou Traditional Chinese Medical University.

Chen Yanhui.  Ms. Chen has served as the Vice General Manager of Chief Capital Ltd., an investment banking and advisory firm, since July 2004 and as our director since May 1, 2010.  Ms. Chen received her Accounting degree from Hangzhou Dianzi University.  Ms. Chen has been included on the board of directors because of her strong professional background and extensive experience in financing and investments.

Founders and Control Persons

Except as otherwise disclosed in response to this Item 5, to our knowledge, during the last five years none of our founders or control persons has been subject to any legal proceedings or other circumstances required to be disclosed in response to this Item 5.

Item 6.  Executive Compensation.

Summary Compensation Table

CDHG was formed on September 29, 2009 but did not pay any compensation to any of our executive officers in 2009.  Amounts below reflect compensation paid by GDH to Mr. Xu, our Chairman, President and Chief Executive Officer, in 2009.  None of our other executive officers serving as such at December 31, 2009 received total compensation from GDH in an amount greater than $100,000 with respect to 2009.

Name and Principal Position	Year	Salary ($)	Bonus ($)	All Other Compensation ($)	Total ($)
Xu Jianping, President and Chief Executive Officer	2009	$8,776	$—	$—	$8,776

(1)	Compensation information for 2008 has been omitted as we were not a reporting company at any time during that year.

We did not grant any equity awards to Mr. Xu or any other executive officer in 2009.

Narrative Disclosure to the Summary Compensation Table

On February 1, 2008, GDH entered into a five-year employment agreement with our Chairman, President and Chief Executive Officer, Mr. Xu, whereby he is employed as President of GDH.  Under this employment agreement, Mr. Xu is paid a salary of RMB 5,000 per month and requires Mr. Xu to work at least 24 hours per week on behalf of GDH.  The agreement provides for paid leave as required by GDH’s employee manual and PRC law.  In the event of a non-work related injury or illness, Mr. Xu is entitled to receive sick leave basic wages of RMB 860 per month for such period as determined under PRC and local regulations.  This agreement is terminable upon mutual consent of the parties or in the event of termination conditions specified in PRC labor law.  Mr. Xu may also terminate the employment agreement if GDH gives any direction against PRC regulations or requires Mr. Xu to perform any action that threatens his life or safety.

Termination and Change-in-Control Arrangements

Mr. Xu is entitled to receive retirement benefits as required under PRC law.  See “Item 1.  Business — Government Regulation — Mandatory Employer Contribution Fund.” We do not have any agreements for the compensation of Mr. Xu after a termination or upon a change in control.

Director Compensation

We were not formed until September 29, 2009.  From September 29, 2009 until May 1, 2010, we had only one director, Mr. Xu.  We did not pay any compensation to Mr. Xu for serving in that role during 2009.  We also do not currently pay any director compensation to our executive officers who also serve as our directors.

Item 7.  Certain Relationships and Related Transactions, and Director Independence.

Certain Relationships and Related Transactions

Loans from Mr. Xu to GDH

Mr. Xu, our Chairman, President, Chief Executive Officer and beneficial owner of approximately 54% of our common stock, has historically lent funds to GDH under two separate loans.  One of these loans is an unsecured, interest-free, demand loan, pursuant to which we have recognized imputed interest at 5% per year since 2007 although we do not pay interest to Mr. Xu.  The second loan is an unsecured loan repayable between 2011 and 2015, pursuant to which interest is charged at a rate of 5% per year.  As of September 20, 2010, the amount of principal outstanding under each of these two loans was approximately $0.3 million and $3.5 million, respectively.  During 2009, 2008 and 2007, the aggregate maximum principal amount outstanding, the aggregate amount of principal paid to Mr. Xu, and the amount of interest paid and imputed interest recorded by GDH under these loans are set forth in the table below:

Period	Aggregate Maximum Principal Amount Outstanding Under Loans During the Period	Amount of Aggregate Principal Paid During the Period Under Loans	Amount of Imputed Interest Recorded During the Period	Amount of Interest Paid During the Period
Year Ended December 31, 2009	$4,165,028	$318,315	$9,562	$175,416
Year Ended December 31, 2008	$4,377,096	$212,068	$26,284	$172,358
Year Ended December 31, 2007	$4,301,097	$—	$156,396	$—

Winmark Share Exchange

On April 30, 2010, we and Winmark entered into a share exchange agreement with each of Winmark’s members, including Elegant Capital Holdings Limited, Eastern Well Holdings Limited and Good Praise Holdings Limited.  As a result of the share exchange transaction, Elegant Capital, Eastern Well and Good Praise became holders of 54.3%, 39% and 5.6%, respectively, of our common stock.  Mr. Xu is the beneficial owner of all of Elegant Capital’s capital stock.  The sole director of Good Praise is Fu Yunzhuang, who is also our Chief Administrative Officer and one of our directors, the supervisor of the management company, and a Vice President of GDH.  Minority members of Good Praise include Ms. Fu and Mr. Peiliang, each of whom is a director and executive officers of the Company.

As a result of the share exchange, each of the former members of Winmark exchanged their shares in Winmark for an aggregate of 21 million of our shares of common stock, which have been allocated in the same proportion as the former members’ ownership of shares in Winmark.

As part of the share exchange, Elegant Capital has agreed with us that, until April 30, 2012, it will not offer, sell, pledge, transfer or otherwise dispose of the 11,411,400 shares of common stock owned by it.  In addition, each of Mr. Xu, the beneficial owner of all of the outstanding shares of Elegant Capital, and Lam Wai Chuen, the sole director and the record holder of all of the outstanding shares of Elegant Capital, have agreed, subject to limited exceptions, not to offer, sell, pledge, transfer or otherwise dispose of the outstanding shares of capital stock of Elegant Capital in a transaction that would cause a change of control of Elegant Capital until April 30, 2012.

Loan from and to the Development Zone Hospital

The Development Zone Hospital has lent funds to GDH under an unsecured loan since 2004.  This loan is presently interest-free and is payable in installments ranging from December 31, 2008 to December 31, 2012.  During the first quarter of 2010, we repaid this loan in full and lent the Development Zone Hospital $235,774. This unsecured loan is interest-free and is payable in installments from March 1, 2010 to December 31, 2010.  Mr. Xu is the President and a director of the Development Zone Hospital, and Xu Jianhong, Mr. Xu’s brother, is the Executive Vice President and a 30% shareholder of the Development Zone Hospital.  The maximum principal outstanding under this loan to the Development Zone Hospital was $235,774. This loan was subsequently repaid in full in August 2010.

 During 2009, 2008 and 2007, the maximum principal amount outstanding and the amount of principal paid to the Development Zone Hospital are set forth in the table below:

Period	Maximum Principal Amount Outstanding During the Period	Amount of Principal Paid During the Period
Year Ended December 31, 2009	$201,572	$—
Year Ended December 31, 2008	$289,683	$142,009
Year Ended December 31, 2007	$289,683	$—

Guarantee of Guangzhou Rural Credit Cooperative Loan Agreement

In September 2009, Mr. Xu and his spouse have personally and unconditionally guaranteed all of GDH’s obligations under its five-year loan agreement with Guangzhou Rural Credit Cooperative, Sanyuanli Branch.  In this regard, Mr. Xu and his spouse have executed a Contract of Guaranty of Maximum Amount dated September 30, 2009.  Under this loan agreement, GDH is permitted to borrow up to RMB 15 million.  See “Item 2.  Management’s Discussion and Analysis of Results of Operations and Financial Condition — Debt Obligations — Loan Agreement.”  Outstanding amounts under this loan bore interest at a rate of 6.34% per year.   Mr. Xu and his spouse did not receive any direct compensation from us for providing this guarantee.  This loan was repaid in full in June 2010.

Lease of Vehicles

We leased three vehicles from Gui Zhaohui, the wife of Mr. Xu, under leases that expired in December 2008.  We paid $45,949 and $49,220 in 2008 and 2007, respectively, under these leases.

Founders and Control Persons

Mr. Xu  is a founder with respect to our business.  In connection with the organization, formation and founding of this business from September 2009 to June 2010, among other transactions, we, the management company and GDH entered into a number of formation transactions and contractual arrangements with certain persons who may be deemed to be our founders and control persons.  In these transactions, Mr. Xu acquired beneficial ownership of 11,414,100 shares of our common stock in exchange for the capital stock he beneficially owned in Winmark.  Ms. Fu may be deemed to have acquired beneficial ownership of 1,188,600 shares of our common stock held of record by Good Praise Holdings Limited. Each of these transactions are described below.

On April 30, 2010, Winmark and the members of Winmark entered into a share exchange agreement with the Company, whereby each Winmark member transferred all of its shares in Winmark to the Company in exchange for the issuance by the Company of a total of 21 million shares of its common stock, divided among the former Winmark members in proportion to such member’s prior ownership in Winmark.  Immediately prior to the completion of the share exchange, the shares of capital stock of Winmark had been owned by the following four entities, each of whom is a BVI business company:

Name of Former Winmark Member	Percentage of Winmark Shares Owned	Identity of Former Winmark Member
Elegant Capital Holdings Limited	54.3%	100% beneficially owned by Mr. Xu, our Chairman, President and Chief Executive Officer

Eastern Well Holdings Limited	39.0%	Owned and controlled by Ding Jinhong

Good Praise Holdings Limited	5.7%
Controlled by Fu Yunzhuang, our Chief Administrative Officer and one of our directors. Ms. Fu is also the supervisor of the management company and a Vice President of GDH.  Equity owners of Good Praise include certain of our executive officers, including Ms. Fu and Li Peiliang, our Vice President and director, as well as other officers and employees of GDH.

Daily Fortune Investments Limited	1.0%	Unaffiliated stockholder

The management company was formed on November 13, 2009 to acquire the right to operate and control hospitals located in China, and, when and as permitted under PRC law, the right to own them.  On September 20, 2009, Winmark appointed Mr. Xu as the management company’s executive director and Fu Yunzhuang, our Chief Administrative Officer, as its supervisor, each to serve a three-year term. The term of the management company expires 30 years from the date of issuance of its business license.

On June 14, 2010, GDH entered into several contractual arrangements with the management company and Mr. Xu, the sole shareholder of GDH, which serve to give the management company effective operational control over GDH, including:

•	An exclusive management consultancy agreement;

•	A call option agreement;

•	A shareholders’ voting proxy agreement; and

•	A share pledge agreement.

The terms of each of these agreements are described in “Item 1.  Business – Formation of Our Business – Guangzhou Dongfang Hospital Co. Ltd.”

As a result of this transaction, the Company now owns 100% of the shares of Winmark, and the four former owners of Winmark own in the aggregate all 21 million shares of our issued and outstanding common stock, divided among them in the proportions described in the table above.

Director Independence

Each of our directors, other than Ms. Chen, serves as an officer or employee, and is therefore not independent. The board of directors has not made any determination as to whether Ms. Chen is independent within the meaning of NASDAQ Marketplace Rule 5605(a)(2), and this rule is not presently applicable to us.  However, based on the definition of independence under this rule, we believe that Ms. Chen would not be considered to be an independent director.

At this time, we do not currently have separately designated audit, nominating or compensation committees, or committees performing similar functions. Shares of our common stock are not listed on any national securities exchange and are not otherwise publicly traded, and thus we are not subject to the SEC’s or any exchange’s rules requiring standing committees or independent directors. We are not, and in the past have not been, subject to any specific corporate governance guidelines or rules imposing requirements on the independence of our directors or committee members.

In the future, we may seek to have our common stock quoted on the OTC Bulletin Board or another interdealer quotation service, although such services do not currently require issuers to maintain standing committees or otherwise comply with any particular corporate governance standards.  At some future time, we may also seek to have our common stock or other securities quoted on a tier of a national securities exchange.  In so doing, we would need to have independent directors on our board and on standing committees, in light of applicable corporate governance rules and corporate best practices.

Item 8.  Legal Proceedings.

We may be involved in litigation and other legal proceedings from time to time in the ordinary course of our business.  Except as otherwise set forth in this registration statement, we believe the ultimate resolution of these matters will not have a material effect on our financial position, results of operations or cash flows.

Item 9.	Market Price of and Dividends on the Registrant’s Common Equity and Related Stockholder Matters.

Market Information

Our common stock does not presently trade on any stock exchange or in any market.  Through the date of this registration statement, there have been no transfers involving our common stock since we initially issued our shares in connection with the share exchange.

Holders

As of the date of this registration statement, 21 million shares of common stock were issued and outstanding and held of record by four stockholders.

Dividends

We have not paid any cash dividends to date and we do not anticipate or contemplate paying dividends in the foreseeable future.  It is the present intention of management to utilize all available funds for the development of our business.

Equity Compensation Information

We have not adopted any equity compensation plans as of the date of this registration statement.

Item 10.	Recent Sales of Unregistered Securities.

We were incorporated on September 29, 2009.  In connection with the share exchange effective as of April 30, 2010, we issued 21 million shares of our common stock to four holders in our share exchange with the former members of Winmark.  See “Item 1.  Business — Formation of Our Business.”  All issuances of these securities were effected without registration under the Securities Act in reliance upon Regulation S promulgated thereunder.  In this regard, the shares were sold outside the United States, to persons who we reasonably believed were not “U.S. Persons” as defined in Regulation S, and in compliance with the applicable terms and conditions of Regulation S.  Appropriate restrictive legends were placed on the certificates evidencing the shares.  We believe that no form of directed selling efforts, as defined in Regulation S, was used in the offer or sale of these securities.

Item 11.	Description of Registrant’s Securities to be Registered.

The following description of our securities is only a summary and is subject to the provisions of our articles of incorporation, our bylaws and the instruments, agreements and other documents that comprise such securities, which have been filed as exhibits to this registration statement, and the provisions of the Nevada Revised Statutes, or the NRS, as in effect upon the date of this registration statement. You are encouraged to read and review these documents and the provisions of the NRS that governs us.

Authorized and Outstanding Capital Stock

Our authorized capital stock consists of 200,000,000 shares of common stock, par value $0.0001 per share, and 20,000,000 shares of preferred stock, par value $0.0001 per share.  As of the date of this registration statement, there were 21 million shares of our common stock issued and outstanding and no shares of preferred stock outstanding. We have not designated the rights, preferences or limitations of any class or series of preferred stock.  As of such date, our common stock was held of record by four stockholders.

Common Stock

Holders of our common stock are entitled to one vote per share with respect to each matter presented to our stockholders on which the holders of common stock are entitled to vote. Subject to the rights of the holders of any preferred stock we may designate or issue in the future, or as may otherwise be required by law or our articles of incorporation, there is presently only one class of common stock that is entitled to vote in the election of directors and on all other matters presented to our stockholders.  Our common stock does not have any cumulative voting, conversion, redemption or preemptive rights.  Subject to the prior rights of holders of preferred stock, if any, holders of our common stock are entitled to receive dividends as may be lawfully declared from time to time by our board of directors.  Upon our liquidation, dissolution or winding up, whether voluntary or involuntary, holders of our common stock will be entitled to receive such assets as are available for distribution to our stockholders after there shall have been paid, or set apart for payment, the full amounts necessary to satisfy any preferential or participating rights to which the holders of any outstanding series of preferred stock are entitled.

Preferred Stock

We are authorized to issue 20,000,000 shares of preferred stock, of which no shares are currently outstanding. Our board of directors is authorized to issue preferred stock in one or more series and, with respect to each series, to determine the preferences, rights, qualifications, limitations and restrictions thereof, including the dividend rights, conversion rights, voting rights, redemption rights and terms, liquidation preferences, sinking fund provisions, the number of shares constituting the series and the designation of such series. Our board of directors could issue preferred stock with voting and other rights that could adversely affect the voting rights of the holders of our common stock and could have certain anti-takeover effects.

Transfer Agent and Registrar

We currently maintain our own transfer books and records and serve as our own transfer agent and registrar.

Restrictions on Resale

All of the 21 million shares of issued and outstanding common stock were issued in offshore transactions outside the United States in reliance upon Regulation S promulgated under the Securities Act.  As a result, all of such shares are deemed to be “restricted securities” as defined under the Securities Act and  none of such shares may be freely resold in the United States absent an effective registration statement or an applicable exemption from registration.

Elegant Capital has agreed with us that, until April 30, 2012, it will not offer, sell, pledge, transfer or otherwise dispose of the 11,411,400 shares of common stock owned by it.  In addition, each of Mr. Xu and Mr. Lam, the directors and stockholders of Elegant Capital, have agreed, subject to limited exceptions, not to offer, sell, pledge, transfer or otherwise dispose of the outstanding shares of capital stock of Elegant Capital in a transaction that would cause a change of control of Elegant Capital until April 30, 2012.

Anti-Takeover Effects of Nevada Law, Our Articles of Incorporation and Bylaws

Provisions of Nevada corporate law and our articles of incorporation and bylaws contain provisions that may have anti-takeover effects and may delay, defer or prevent a tender offer or takeover attempt that a stockholder might consider in its best interest.  These provisions can also have the effect of discouraging takeover and tender offer bids.

Quorum Requirements.  NRS section 78.320(1) provides for a quorum of a majority in voting power of the outstanding shares of our capital stock entitled to vote.  Shares that are represented at a meeting in person or by proxy are deemed to be present for quorum purposes, and shares may be present even though a proxy with respect thereto does not confer authority to vote on all matters.

No Cumulative Voting.  NRS section 78.360 states that the articles of incorporation may give stockholders the right to cumulate their votes in the election of directors.  Cumulative voting allows a stockholder to multiply the number of votes to be cast on the election of directors by the number of directors to be elected, and to cast all of such votes for a single director or distribute them among the directors to be voted upon as the stockholder sees fit.  Our articles of incorporation do not expressly address cumulative voting, and as a result stockholders do not have any cumulative voting rights.

Removal of Directors. Under NRS section 78.335, directors may be removed only by a vote of two-thirds of the issued and outstanding voting power entitled to vote.

Calling of Special Meeting of Stockholders. Our bylaws provide that special meetings of our stockholders may be called only by our board of directors or our President.

Limitations on Liability and Indemnification of Officers and Directors. NRS section 78.7502 generally provides for the indemnification of directors, officers or employees of a corporation made or threatened to be made a party to a proceeding by reason of the former or present official capacity of the person against judgments, penalties and fines (including attorneys’ fees and disbursements) if such person, among other things, acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful.

Additionally, our bylaws provide that directors and officers of the Company shall be indemnified by the Company, as long as such director or officer acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Company and, in a criminal proceeding, if he had no reasonable cause to believe his conduct was unlawful.  The Company, by resolution of the board of directors, may choose to provide such indemnification to its employees or agents.  Furthermore, the Company must indemnify a director, officer, employee or agent of the Company for expenses, including attorney’s fees, actually and reasonably incurred by the person in connection in defense of any action, suit or proceeding referred to in the bylaws, or in defense of any claim, issue or matter therein, to the extent that such person has been successful on the merits or otherwise.  The expenses of officers and directors of the Company incurred in defending a civil or criminal action, suit or proceeding shall be paid by the Company as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the officer or director to repay the amounts to be advanced if it is ultimately determined by a court of competent jurisdiction that he or she is not entitled to be indemnified by the Company.  The indemnification provisions in our articles of incorporation may be sufficiently broad to permit indemnification of our directors and officers for liabilities arising under the Securities Act.

Consistent with the Nevada corporate law, our articles of incorporation and bylaws provide that the individual liability of a director or officer of the Company to the Company or its stockholders for any damages as a result of any act or failure to act in the director’s or officer’s capacity as such shall be limited to the fullest extent provided or permitted by the NRS.  Under NRS section 78.138(7), except as otherwise provided under enumerated sections of the NRS, a director or officer is not liable to the corporation or its stockholders or creditors for any damages as a result of such act or failure to act unless it is proven that his or her act or failure to act constituted a breach of his or her fiduciary duties as a director or officer, and such breach involved intentional misconduct, fraud or a knowing violation of the law.  Our bylaws also provide that, except as provided under specific statute, no stockholder, director or officer of the Company shall be individually liable for a debt or liability of the Company, unless the stockholder, director or officer acts as the alter ego of the Company, as such is defined in NRS Section 78.747(2).

The limitation of liability and indemnification provisions under Nevada law and in our articles of incorporation and bylaws may discourage stockholders from bringing a lawsuit against directors or officers for breach of their fiduciary duty.  These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders.  In addition, our results of operations and financial condition may be adversely affected to the extent that, in a class action or direct suit, we pay the costs of settlement and damage awards against directors and officers or are required to advance them expenses pursuant to these indemnification provisions.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Authorized But Unissued Shares. Our authorized but unissued shares of common stock and preferred stock will be available for future issuance without stockholder approval. We may use additional shares for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans.  The existence of authorized but unissued shares of common stock and preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

In addition, our board of directors has the authority, without further stockholder approval, to issue shares of preferred stock having such rights, preferences and privileges as the board of directors may determine, including provisions that might delay or hinder our takeover. Any such issuance of shares of preferred stock could, under some circumstances, have the effect of delaying or preventing a change in control and might adversely affect the rights of holders of our common stock.

Combinations with Interested Stockholders. We have elected in our articles of incorporation not to be governed by the provisions of Nevada corporate law regarding “combinations with interested stockholders.”  Were it to apply, this statute would prohibit specified persons who, together with affiliates and associates, beneficially own, or within three years did beneficially own, 10% or more of the outstanding voting stock of a Nevada corporation, from engaging in specified business combinations and transactions with the corporation for a period of three years after the date on which the person became an interested stockholder, unless the combination or the transaction by which the person first became an interested stockholder is approved by the corporation’s board of directors before the person first became an interested stockholder. Our election not to be governed by this provision may have the effect of encouraging transactions between us and beneficial owners of 10% or more of our outstanding common stock as to which other holders of our common stock may not agree.

Acquisition of Controlling Interests.  Our articles of incorporation provide that, unless otherwise provided in the bylaws, the provisions of Nevada law limiting the acquisition of controlling interests in the Company shall not apply to us or the acquisition of a controlling interest by any of our stockholders.  We have presently not elected in our bylaws to be governed by these provisions.

Item 12.	Indemnification of Directors and Officers.

See “Item 11.  Description of Registrant’s Securities to Be Registered — Anti-Takeover Effects of Nevada Law, Our Articles of Incorporation and Bylaws — Limitations on Liability and Indemnification of Officers and Directors” for a general description of applicable indemnification provisions under the NRS and our articles of incorporation and bylaws.

We may in the future obtain an insurance policy providing for indemnification of officers and directors and certain other persons against liabilities and expenses incurred by any of them in certain stated proceedings and conditions, but we currently have not obtained such insurance.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to these provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 13.	Financial Statements and Supplementary Data.

The financial statements required to be included in this registration statement appear at the end of the registration statement beginning on page F-1.

Under the rules of the SEC applicable to smaller reporting companies, we have omitted supplementary financial information from this registration statement.

Item 14.	Changes in and Disagreements With Accountants on Accounting and Financial Disclosure.

None.

Item 15.	Financial Statements and Exhibits.

(a)          The following financial statements required to be included in this registration statement appear beginning on page F-1.

As of June 30, 2010 and For the Three and Six Months Ended June 30, 2010 and 2009:

Index to Condensed Consolidated Financial Statements	F-1
Condensed Consolidated Balance Sheets as of June 30, 2010 (Unaudited) and December 31, 2009	F-2
Condensed Consolidated Statements of Operations and Comprehensive Loss For the Three and Six Months Ended
June 30, 2010 and 2009 (Unaudited)	F-3
Condensed Consolidated Statements of Cash Flows For the Six Months Ended
June 30, 2010 and 2009 (Unaudited)	F-4
Notes to the Condensed Consolidated Financial Statements (Unaudited)	F-5

As of and For the Years Ended December 31, 2009 and 2008

Index to Combined Financial Statements	F-10
Report of Independent Registered Public Accounting Firm	F-11
Combined Balance Sheets as of December 31, 2009 and 2008	F-12
Combined Statements of Operations and Comprehensive Income For the Years Ended
December 31, 2009 and 2008	F-13
Combined Statements of Stockholders’ Equity For the Years Ended
December 31, 2009 and 2008	F-14
Combined Statements of Cash Flows For the Years Ended
December 31, 2009 and 2008	F-15
Notes to the Combined Financial Statements as of December 31, 2009 and 2008	F-16

(b)	See the Exhibit Index below.

The warranties, representations and covenants contained in any of the agreements included herein or which appear as exhibits hereto should not be relied upon by buyers, sellers or holders of the Company’s securities and are not intended as warranties, representations or covenants to any individual or entity except as specifically set forth in such agreement.

Exhibit No.	Description of Exhibit
2.1* **	Share Exchange Agreement, dated April 30, 2010, by and among the Company, Winmark and each of the members of Winmark.
3.1**	Articles of Incorporation of China Dongfang Healthcare Group Inc.
3.2**	Bylaws of China Dongfang Healthcare Group Inc.
4.1**	Specimen common stock certificate
4.2**	Call Option Agreement, by and among Guangzhou Shouzhi Medical Institution Management Co. Ltd., Xu Jianping and GDH
4.3**	Shareholders’ Voting Proxy Agreement, by and between Guangzhou Shouzhi Medical Institution Management Co. Ltd. and Xu Jianping
4.4**	Share Pledge Agreement, by and between Guangzhou Shouzhi Medical Institution Management Co. Ltd. and Xu Jianping
4.5**	Declaration of Trust, dated August 20, 2008
4.6**	Lockup Agreement, dated April 30, 2010, by and among the Company, Xu Jianping, Lam Wai Chuen and Elegant Capital Holding Limited
10.1.1**	Employment Contract between GDH and Wu Pifa, effective February 28, 2008
10.1.2**	Supplementary Agreement of Labor Contract, between GDH and Wu Pifa, extending the Employment Contract to October 30, 2010
10.2.1**	Employment Contract between GDH and Li Peiliang, effective June 12, 2009
10.2.2**	Supplementary Agreement of Labor Contract, between GDH and Li Peiliang, extending the Employment Contract to December 30, 2010
10.3**	Employment Contract between GDH and Fu Yunzhuang, effective February 1, 2008
10.4**	Employment Contract between GDH and Liu Ruihuan, effective February 1, 2008
10.5**	Employment Contract between GDH and Zheng Weiguo, effective February 1, 2008
10.6**	Contract of Loan of Maximum Amount, by and between GDH and Guangzhou Rural Credit Cooperative Sanyuanli Branch
10.7**	Contract of Guaranty of Maximum Amount, by and among Xu Jianping, Gui Zhaohui and Guangzhou Rural Credit Cooperative Sanyuanli Branch
10.8**	Contract of Mortgage of Maximum Amount, by and between GDH and Guangzhou Rural Credit Cooperative Sanyuanli Branch
10.9**	Exclusive Management Consultancy Agreement, by and among Xu Jianping, GDH and Guangzhou Shouzhi Medical Institution Management Co. Ltd.
10.10**	Employment Contract, effective February 1, 2008, by and between GDH and Xu Jianping
10.11**	Amended and restated Agreement for Repayment of Money, effective December 31, 2008, executed on October 21, 2010, by and between GDH and Xu Jianping
10.12**	Loan Agreement, effective January 1, 2008, by and between GDH, as borrower, and Qingyuan Development Zone Hospital, as lender
10.13**	Loan Agreement, effective March 1, 2010, by and between GDH, as lender, and Qingyuan Development Zone Hospital, as borrower
21.1**	Subsidiaries of the Registrant
99.1**	Dongfang Hospital Oral Department Cooperative Contract, effective June 1, 2009, by and between GDH and Yang Wei
99.2**	Dongfang Hospital (Guangdong Medical Association Medical Center) Cooperative Contract, effective September 8, 2009, by and between GDH and Luo Quanhong

*	Certain exhibits and schedules to this agreement have been omitted pursuant to rules of the SEC. Omitted exhibits and schedules will be provided supplementally to the SEC upon request.
**	Previously filed.

 INDEX TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Condensed Consolidated Balance Sheets as of June 30, 2010 (consolidated and unaudited) and December 31, 2009 (combined)	F-2

Condensed Consolidated Statements of Operations and Comprehensive Income (Loss) for the three and six months ended June 30, 2010 (consolidated and unaudited) and 2009 (combined)	F-3

Condensed Consolidated Statements of Cash Flows for the six months ended June 30, 2010 (consolidated and unaudited) and 2009 (combined)	F-4

Notes to the Condensed Consolidated Financial Statements (unaudited)	F-5

CHINA DONGFANG HEALTHCARE GROUP INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30,	December 31,
	2010	2009
	(Consolidated	(Combined)
	and unaudited)
ASSETS

CURRENT ASSETS
Cash and cash equivalents	$792,248	$1,420,407
Accounts receivable, net	138,344	100,909
Prepaid expenses and other current assets	506,476	455,322
Due from a related company	235,774	-
Inventories, net	23,011	23,554
Total Current Assets	1,695,853	2,000,192

PROPERTY AND EQUIPMENT, NET	5,833,598	6,223,560
LAND USE RIGHTS, NET	1,910,190	1,922,617
TOTAL ASSETS	$9,439,641	$10,146,369

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
Accounts payable	$380,545	$441,440
Other payables and accrued expenses	468,681	386,720
Note payable	-	731,294
Income tax payable	12,199	12,148
Due to a stockholder	486,756	337,423
Due to a related company	-	201,572
Total Current Liabilities	1,348,181	2,110,597

LONG-TERM LIABILITIES
Due to a stockholder	3,172,458	3,510,209
Total Long-term Liabilities	3,172,458	3,510,209

TOTAL LIABILITIES	4,520,639	5,620,806

COMMITMENTS AND CONTINGENCIES	-	-

STOCKHOLDERS' EQUITY
Preferred stock ($0.0001 par value, 20,000,000 shares
authorized, no shares issued as of June 30, 2010
and December 31, 2009)	-	-
Common stock ($0.0001 par value, 200,000,000 shares
authorized, 21,000,000 shares issued and outstanding
as of June 30, 2010 and December 31, 2009)	2,100	2,100
Stock subscription receivable	-	(466,709)
Additional paid-in capital	1,180,285	1,177,580
Retained earnings
Unappropriated	3,312,535	3,406,552
Appropriated	25,781	25,781
Accumulated other comprehensive income	398,301	380,259
Total Stockholders' Equity	4,919,002	4,525,563
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$9,439,641	$10,146,369

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements

CHINA DONGFANG HEALTHCARE GROUP INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
AND COMPREHENSIVE INCOME (LOSS)

	Three months ended June 30,		Six months ended June 30,
	2010	2009	2010	2009
	(Consolidated)	(Combined)	(Consolidated)	(Combined)

PATIENT SERVICE REVENUE
Patient revenue	$838,366	$776,253	$1,521,619	$1,356,808
Sale of medicine	290,376	253,491	482,169	462,701
Total Patient Service Revenue	1,128,742	1,029,744	2,003,788	1,819,509

COST OF REVENUE
Cost of patient revenue	471,493	361,694	907,602	673,606
Cost of medicine	96,693	94,807	161,277	168,563
Depreciation	143,096	141,189	285,883	281,858
Total Cost of Revenue	711,282	597,690	1,354,762	1,124,027

GROSS PROFIT	417,460	432,054	649,026	695,482

OPERATING EXPENSES
Selling, general and
administrative expenses	194,003	207,957	388,602	361,181
Professional fees	21,219	1,169	38,825	1,169
Amortization of land use rights	10,215	10,204	20,425	20,399
Depreciation	95,391	90,082	190,482	180,017
Total Operating Expenses	320,828	309,412	638,334	562,766

INCOME FROM OPERATIONS	96,632	122,642	10,692	132,716

OTHER INCOME (EXPENSE)
Interest income	5,037	-	5,851	-
Interest expense to a stockholder	(43,902)	(43,690)	(87,787)	(87,507)
Interest expense on note payable	(10,578)	-	(20,068)	-
Imputed interest	(1,422)	(2,390)	(2,705)	(4,779)
Total Other Expense, net	(50,865)	(46,080)	(104,709)	(92,286)

NET INCOME (LOSS) BEFORE TAXES	45,767	76,562	(94,017)	40,430

Income tax expense	-	-	-	-

NET INCOME (LOSS)	$45,767	$76,562	$(94,017)	$40,430

OTHER COMPREHENSIVE INCOME
Foreign currency translation gains	17,738	480	18,042	5,614

COMPREHENSIVE INCOME (LOSS)	$63,505	$77,042	$(75,975)	$46,044

Net income (loss) per share
-basic and diluted	$0.00	$0.00	$(0.00)	$0.00

Weighted average number of shares
outstanding during the period
- basic and diluted	21,000,000	21,000,000	21,000,000	21,000,000

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements

CHINA DONGFANG HEALTHCARE GROUP INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE SIX MONTHS ENDED JUNE 30, 2010 AND 2009

	2010	2009
	(Consolidated)	(Combined)
CASH FLOWS FROM OPERATING ACTIVITIES
Net (loss) income	$(94,017)	$40,430
Adjusted to reconcile net (loss) income to cash
provided by operating activities:
Depreciation - cost of revenue	285,883	281,858
Depreciation	190,482	180,017
Amortization of land use rights	20,425	20,399
Imputed interest	2,705	4,779
Changes in operating assets and liabilities
(Increase) decrease in:
Accounts receivable	(37,435)	(117,980)
Prepaid expenses and other current assets	(51,154)	(117,337)
Inventories	543	11,475
Increase (decrease) in:
Accounts payable	31,829	(16,384)
Other payables and accrued expenses	(10,763)	(136,047)
Net cash provided by operating activities	338,498	151,210
CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property and equipment	(61,852)	(105,692)
Net cash used in investing activities	(61,852)	(105,692)
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from issuance of common stock	466,709	43,829
Payments on note payable	(731,294)	-
Decrease in amount due to a stockholder	(188,418)	(307,528)
(Decrease) increase in amount due to a related company	(437,346)	166,901
Net cash used in financing activities	(890,349)	(96,798)
EFFECT OF EXCHANGE RATE ON CASH	(14,456)	(6,702)
NET DECREASE IN CASH AND CASH EQUIVALENTS	(628,159)	(57,982)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	1,420,407	192,266
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$792,248	$134,284

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid during the period:
Interest expenses on due to a stockholder accrued
in previous periods now paid	$175,574	$-

Interest expenses on note payable	$20,068	$-

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements

CHINA DONGFANG HEALTHCARE GROUP INC.
NOTES TO THE CONDENSED CONSOLIDATED
FINANCIAL STATEMENTS (UNAUDITED)

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND ORGANIZATION

(A)    Basic of presentation

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information and pursuant to the rules and regulations of the Securities and Exchange Commission. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements.

In the opinion of management, the unaudited condensed consolidated financial statements contain all adjustments consisting only of normal recurring accruals considered necessary to present fairly the Company's financial position at June 30, 2010, the results of operations for the three and six months ended June 30, 2010 and 2009 and cash flows for the six months ended June 30, 2010 and 2009. The results for the three and six months ended June 30, 2010 are not necessarily indicative of the results to be expected for the entire fiscal year ending December 31, 2010.

These financial statements should be read in conjunction with the audited combined financial statements of the Company and the notes thereto for the years ended December 31, 2009 and 2008.

(B)    Organization

China Dongfang Healthcare Group Inc. (“China Dongfang Healthcare”) was incorporated in Nevada on September 29, 2009 as a holding company.

Winmark Group Limited (“Winmark”) was incorporated in the British Virgin Islands (“BVI”) on August 8, 2008 as a holding company. Winmark established a wholly-owned foreign enterprise, Guangzhou Shouzhi Medical Institution Management Co. Ltd. (“Shouzhi”), on November 13, 2009 in the People’s Republic of China (“PRC”) to provide consulting, investment and technical services to healthcare organizations in the PRC.

Guangzhou Dongfang Hospital was incorporated on July 10, 2002 in the PRC as a not-for-profit organization to provide medical consultation services and sell medicine to patients in Guangzhou, Guangdong Province, PRC. In August 2009, Guangzhou Dongfang Hospital became a for-profit organization and was renamed in April 2009 as Guangzhou Dongfang Hospital Co. Ltd. (“GDH”) with right of operation to February 2020.

On April 30, 2010, China Dongfang Healthcare entered into a share exchange agreement with Winmark and the stockholders of Winmark in which the stockholders of Winmark exchanged 100% of the registered and fully paid up capital of Winmark, valued at $50,000, for 21,000,000 shares of common stock, $0.0001 par value per share, of China Dongfang Healthcare. Winmark became a wholly owned subsidiary of China Dongfang Healthcare. As both companies are under common control, the share exchange involving China Dongfang Healthcare and Winmark is being treated for accounting purposes as a capital transaction and a reorganization of entities under common control with China Dongfang Healthcare as the accounting acquirer and Winmark as the accounting acquiree. The consolidated financial statements were prepared as if the reorganization occurred at the beginning of the first period presented.

Accordingly, these consolidated financial statements include the following:

1.	The balance sheet consisting of the net assets of the acquirer and acquiree at historical cost; and
2.	The statement of operations including the operations of the acquirer and acquiree for the periods presented.

On June 14, 2010, Shouzhi entered into a series of contractual arrangements with GDH and the sole stockholder of GDH pursuant to which Shouzhi assumed the management of the business activities of GDH and GDH agreed to pay 100% of its profits to Shouzhi. Through this arrangement, GDH became a 100% contractually controlled subsidiary of Shouzhi. Based on these contractual arrangements, the Company considers GDH to be a Variable Interest Entity (“VIE”) under ASC 810, "Consolidation of Variable Interest Entities, an Interpretation of ARB No.51" and Winmark through Shouzhi is the primary beneficiary of GDH (See note 2). Accordingly, GDH should be consolidated under ASC 810. Immediately prior to the transactions that were completed on June 14, 2010, Mr. Xu controlled GDH as he owned 100% of its registered capital.  Mr. Xu also controlled Shouzhi as he was its executive director and indirectly controlled 54.3% of the outstanding common stock of its ultimate parent, China Dongfang Healthcare. As Winmark, Shouzhi and GDH are under common control, the contractual arrangements have been accounted for as reorganization of entities under common control and the consolidated financial statements were prepared as if the reorganization occurred at the beginning of the first period presented.

China Dongfang Healthcare, Winmark, Shouzhi and GDH are hereinafter referred to as (“the Company”).

(C)    Principles of consolidation and combination

The accompanying unaudited condensed consolidated financial statements as of and for the six months ended June 30, 2010 include the unaudited financial statements of China Dongfang Healthcare, its wholly owned subsidiaries, Winmark and Shouzhi, and its contractually controlled affiliate, GDH.

The accompanying unaudited condensed combined financial statements as of and for the six months ended June 30, 2009 include the unaudited financial statements of Winmark and GDH.

All significant inter-company accounts and transactions have been eliminated in consolidation and combination.

(D)    Use of estimates

The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(E)    Accounts receivable

Accounts receivable are recorded at the estimated net realizable amounts from PRC government units and patients. Generally, GDH collects the fees from patients without any form of governmental healthcare coverage in cash at the time of the service. Credit will only be given to PRC social insurance organization. The PRC social insurance organization reimburses the Company on a 30-day cycle and collection for the Company has historically not been considered to be an area that exposes the Company to additional risk. As of June 30, 2010 and December 31, 2009, accounts receivable from the PRC social insurance organization represents 83% and 83% of total accounts receivable respectively.

For a patient covered by governmental healthcare programs who visits GDH, GDH will only include the portion of charges borne by the social insurance organization in accounts receivable and collects the balance in cash at the time of the service.

As of June 30, 2010 and December 31, 2009, the Company considers all its accounts receivable to be collectible and no provision for doubtful accounts has been made in the financial statements.

(F)    Recent accounting pronouncements

In October 2009, the FASB issued ASU 2009-13, “Multiple-Deliverable Revenue Arrangements”, now codified under FASB ASC Topic 605, “Revenue Recognition”, (“ASU 2009-13”). ASU 2009-13 requires entities to allocate revenue in an arrangement using estimated selling prices of the delivered goods and services based on a selling price hierarchy. The amendments eliminate the residual method of revenue allocation and require revenue to be allocated using the relative selling price method. ASU 2009-13 should be applied on a prospective basis for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010, with early adoption permitted. The adoption of this statement will not have a material impact on the Company’s financial position and results of operations.

In December 2009, FASB issued ASU 2009-16 Transfers and Servicing (Topic 860) Accounting for Transfers of Financial Assets ("ASU 2009-16"). ASU 2009-16 amends the FASB Accounting Standards Codification for the issuance of FASB Statement No. 166, Accounting for Transfers of Financial Assets—an amendment of FASB Statement No. 140. The amendments in ASU 2009-16 improve financial reporting by eliminating the exceptions for qualifying special-purpose entities from the consolidation guidance and the exception that permitted sale accounting for certain mortgage securitizations when a transferor has not surrendered control over the transferred financial assets. In addition, the amendments require enhanced disclosures about the risks that a transferor continues to be exposed to because of its continuing involvement in transferred financial assets. ASU 2009-16 is effective as of the beginning of each reporting entity's first annual reporting period that begins after November 15, 2009.  The Company does not expect the adoption of ASU 2009-16 to have a material impact on the Company’s financial position and results of operations.

In December 2009, FASB issued ASU 2009-17 Consolidations (Topic 810) Improvements to Financial Reporting by Enterprises Involved with Variable Interest Entities ("ASU 2009-17"). ASU 2009-17 amends the FASB ASC 810 for the issuance of FASB Statement No. 167, Amendments to FASB Interpretation No. 46(R). The amendments in ASU 2009-17 replace the quantitative-based risks and rewards calculation for determining which enterprise, if any, has a controlling financial interest in a variable interest entity with an approach focused on identifying which enterprise has the power to direct the activities of a variable interest entity that most significantly impact the entity's economic performance and (1) the obligation to absorb losses of the entity or (2) the right to receive benefits from the entity. ASU 2009-17 also requires additional disclosures about an enterprise's involvement in variable interest entities. ASU 2009-17 is effective as of the beginning of each reporting entity's first annual reporting period that begins after November 15, 2009. The Company does not expect the adoption of ASU 2009-17 to have a material impact on the Company’s financial position and results of operations except that additional disclosures will be made in the financial statements.

In January 2010, FASB issued ASU 2010-6 Improving Disclosures about Fair Measurements ("ASU 2010-6"). ASU 2010-6 provides amendments to ASC Topic 820-10 that require separate disclosure of significant transfers in and out of Level 1 and Level 2 fair value measurements and the presentation of separate information regarding purchases, sales, issuances and settlements for Level 3 fair value measurements. Additionally, ASU 2010-6 provides amendments to ASC Topic 820-10 that clarify existing disclosures about the level of disaggregation and inputs and valuation techniques. ASU 2010-6 is effective for financial statements issued for interim and annual periods ending after December 15, 2010. The Company does not expect the adoption of ASU 2010-06 to have a material impact on the Company’s financial position and results of operations.

In February 2010, FASB issued ASU 2010-9 Subsequent Events (Topic 855) Amendments to Certain Recognition and Disclosure Requirements ("ASU 2010-9"). ASU 2010-9 amends disclosure requirements within ASC Topic 855-10. An entity that is an SEC filer is not required to disclose the date through which subsequent events have been evaluated. This change alleviates potential conflicts between ASC Topic 855-10 and the SEC's requirements. ASU 2010-9 is effective for interim and annual periods ending after June 15, 2010. The Company does not expect the adoption of ASU 2010-09 to have a material impact on the Company’s financial position and results of operations.

In March 2010, FASB issued ASU 2010-11 Scope Exception Related to Embedded Credit Derivatives (“ASU 2010-11”). ASU 2010-11 clarifies the type of embedded credit derivative that is exempt from embedded derivative bifurcation requirements. Only one form of embedded credit derivative qualifies for the exemption—one that is related only to the subordination of one financial instrument to another.  As a result, entities that have contracts containing an embedded credit derivative feature in a form other than such subordination may need to separately account for the embedded credit derivative feature. The amendments in this Update are effective for each reporting entity at the beginning of its first fiscal quarter beginning after June 15, 2010.  Early adoption is permitted at the beginning of each entity’s first fiscal quarter beginning after issuance of this Update.  The Company does not expect the adoption of ASU 2010-11 to have a material impact on the Company’s financial position and results of operations.

In April 2010, FASB issued ASU 2010-13 Compensation-Stock Compensation (Topic 718) Effect of Denominating the Exercise Price of a Share-Based Payment Award in the Currency of the Market in Which the Underlying Equity Security Trades.  ASU 2010-13 addresses the classification of a share-based payment award with an exercise price denominated in the currency of a market in which the underlying equity security trades. Topic 718 is amended to clarify that a share-based payment award with an exercise price denominated in the currency of a market in which a substantial portion of the entity’s equity securities trades shall not be considered to contain a market, performance, or service condition. Therefore, such an award is not to be classified as a liability if it otherwise qualifies as equity classification. The amendments in this Update should be effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2010.  The guidance should be applied by recording a cumulative-effect adjustment to the opening balance of retained earnings for all outstanding awards as of the beginning of the fiscal year in which the amendments are initially applied.  The Company does not expect the adoption of ASU 2010-13 to have a material impact on the Company’s financial position and results of operations.

2.	VARIABLE INTEREST ENTITY

The Company accounts for Variable Interest Entities (“VIE”) in accordance with ASC 810. As a result of the adoption of ASU 2009-17, consolidations (Topic 810) – Improvements to Financial Reporting by Enterprises Involved with Variable Interest Entities, effective January 1, 2010, ASC 810 requires the consolidation of VIEs in which a company has both the power to direct the activities of the VIE that most significantly impact the VIE’s economic performance and the obligation to absorb losses or the right to receive the benefits from the VIE that could potentially be significant to the VIE. The Company has applied the requirements of ASC 810 on a prospective basis from the date of adoption.

The Company assesses all newly created entities and those with which the Company becomes involved to determine whether such entities are VIEs and, if so, whether or not the Company is their primary beneficiary.

On June 14, 2010, the Company through its PRC subsidiary, Shouzhi entered into a series of contractual arrangements with GDH and the sole stockholder of GDH pursuant to which Shouzhi assumed the management of the business activities of GDH and GDH agreed to pay 100% of its profit to Shouzhi and Shouzhi agreed to absorb 100% of the loss incurred by GDH. Through this arrangement, GDH is considered a VIE of the Company.

As required by ASC 810-10, the Company performs a qualitative assessment to determine whether the Company is the primary beneficiary of GDH which is identified as a VIE of the Company.  A quality assessment begins with an understanding of the nature of the risks in the entity as well as the nature of the entity’s activities including terms of the contracts entered into by the entity, ownership interests issued by the entity and the parties involved in the design of the entity. The Company’s assessment on the involvement with GDH reveals that the Company has the absolute power to direct the most significant activities that impact the economic performance of GDH. Under the accounting guidance, the Company is deemed to be the primary beneficiary of GDH and the results of GDH are consolidated in the Company’s consolidated financial statements for financial reporting purposes. As of June 30, 2010, GDH had total assets of $9,132,384 and total liabilities of $4,842,641. As of December 31, 2009, GDH had total assets of $10,128,906 and total liabilities of $5,761,397.

3.	NOTE PAYABLE

Note payable at June 30, 2010 and December 31, 2009 consisted of the following:

	June 30,	December 31,
	2010	2009
	(unaudited)
Note payable to a bank, interest rate of 6.34% per annum,
collaterized by buildings of the Company, guaranteed
by a stockholder of the Company and his spouse,
due December 2014	$-	$731,294

On June 12, 2010, the note payable was fully repaid and therefore, the note payable is wholly classified as a current liability as of December 31, 2009.

Interest expense paid for the three and six months ended June 30, 2010 was $10,578 and $20,068, respectively.

4.	COMMITMENTS AND CONTINGENCIES

(A)   Lease commitments

The Company leases staff quarters from third parties under three operating leases which expire on January 1, 2012, December 31, 2010 and December 31, 2010 at annual rental of $6,345, $4,054, and $14,100 respectively.

As of June 30, 2010, the Company has outstanding commitments with respect to the above operating leases, which are due as follows:

2010	$12,249
2011	6,345
$18,594

(B)   Capital commitments

As of June 30, 2010, the Company had capital commitments of $220,000 with respect to the purchase of medical equipment.

5.	RELATED PARTY TRANSACTIONS

(A)
As of June 30, 2010, the Company owed a stockholder $134,260 for advances made which is unsecured and repayable on demand. Imputed interest expense is computed at 5% per annum on the amount due for the six months ended June 30, 2010.

Imputed interest expense recorded as additional paid-in capital amounted to $1,422 and $2,705 for the three and six months ended June 30, 2010, respectively.

As of June 30, 2010, the Company owed a stockholder $3,524,954 which is unsecured and repayable within 5 years commencing from January 1, 2011. Amount of $352,496 is repayable within one year and classified as current liabilities and the remaining balance of $3,172,458 is classified as long-term liabilities. Interest is charged at 5% per annum and amounted to $43,902 and $87,787 for the three and six months ended June 30, 2010, respectively.

(B)
As of June 30, 2010, a related company owed the Company $235,774 for advances made which is unsecured, interest-free and repayable in installments. This amount due was subsequently fully repaid in August 2010.

6.	CONCENTRATIONS AND RISKS

During 2010, 100% of the Company's assets were located in the PRC and Hong Kong and 100% of the Company's revenues were derived from patients in the PRC.

The Company had primarily three suppliers of medicine for approximately $29,595, $22,677 and $16,593 representing in aggregate 46% of purchases made for the six months ended June 30, 2010. As of June 30, 2010, accounts payable to these suppliers totaled $19,791.

INDEX TO COMBINED FINANCIAL STATEMENTS

Report of Independent Registered Public Accounting Firm	F-11

Combined Balance Sheets as of December 31, 2009 and 2008	F-12

Combined Statements of Operations and Comprehensive Income for the years ended December 31, 2009 and 2008	F-13

Combined Statements of Stockholders’ Equity for the years ended December 31, 2009 and 2008	F-14

Combined Statements of Cash Flows for the years ended December 31, 2009 and 2008	F-15

Notes to the Combined Financial Statements as of December 31, 2009 and 2008	F-16

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of:
China Dongfang Healthcare Group Inc.

We have audited the accompanying combined balance sheets of China Dongfang Healthcare Group Inc. as of December 31, 2009 and 2008 and the related combined statements of operations and comprehensive income, stockholders’ equity and cash flows for the years ended December 31, 2009 and 2008. These combined financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the combined financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall combined financial statement presentation. We believe that our audits of the combined financial statements provide a reasonable basis for our opinion.

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined financial position of China Dongfang Healthcare Group Inc. as of December 31, 2009 and 2008, and the combined results of its operations and its cash flows for the years ended December 31, 2009 and 2008, in conformity with accounting principles generally accepted in the United States of America.

/s/ Baker Tilly Hong Kong Limited

BAKER TILLY HONG KONG LIMITED

Certified Public Accountants

Hong Kong

Date:  July 20, 2010

CHINA DONGFANG HEALTHCARE GROUP INC.
COMBINED BALANCE SHEETS
AS OF DECEMBER 31, 2009 AND 2008

	2009	2008
ASSETS

CURRENT ASSETS
Cash and cash equivalents	$1,420,407	$192,266
Accounts receivable, net	100,909	85,035
Prepaid expenses and other current assets	455,322	445,450
Inventories, net	23,554	35,227
Total Current Assets	2,000,192	757,978

PROPERTY AND EQUIPMENT, NET	6,223,560	6,900,237
LAND USE RIGHTS, NET	1,922,617	1,958,581

TOTAL ASSETS	$10,146,369	$9,616,796

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
Accounts payable	$441,440	$630,156
Other payables and accrued expenses	386,720	536,912
Note payable	731,294	-
Income tax payable	12,148	-
Due to a stockholder	337,423	663,525
Due to a related company	201,572	147,674
Total Current Liabilities	2,110,597	1,978,267

LONG-TERM LIABILITIES
Due to a stockholder	3,510,209	3,501,503
Total Long-term Liabilities	3,510,209	3,501,503

TOTAL LIABILITIES	5,620,806	5,479,770

COMMITMENTS AND CONTINGENCIES	-	-

STOCKHOLDERS' EQUITY
Preferred stock ($0.0001 par value, 20,000,000 shares
authorized, no shares issued as of December 31, 2009
and 2008)	-	-
Common stock ($0.0001 par value, 200,000,000 shares
authorized, 21,000,000 shares issued and outstanding
as of December 31, 2009 and 2008)	2,100	2,100
Stock subscription receivable	(466,709)	(577,866)
Additional paid-in capital	1,177,580	1,168,018
Retained earnings
Unappropriated	3,406,552	3,174,832
Appropriated	25,781	-
Accumulated other comprehensive income	380,259	369,942
Total Stockholders' Equity	4,525,563	4,137,026
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$10,146,369	$9,616,796

The accompanying notes are an integral part of these combined financial statements

CHINA DONGFANG HEALTHCARE GROUP INC.
COMBINED STATEMENTS OF OPERATIONS AND
COMPREHENSIVE INCOME
FOR THE YEARS ENDED DECEMBER 31, 2009 AND 2008

	2009	2008

PATIENT SERVICE REVENUE
Patient revenue	$3,188,602	$2,851,742
Sale of medicine	1,036,637	1,077,462
Charitable contributions received	-	1,220,295
Total Patient Service Revenue	4,225,239	5,149,499

COST OF REVENUE
Cost of patient revenue	1,616,493	1,559,357
Cost of medicine	361,925	327,936
Depreciation	566,900	451,545
Total Cost of Revenue	2,545,318	2,338,838

GROSS PROFIT	1,679,921	2,810,661

OPERATING EXPENSES
Selling, general and administrative expenses	728,872	721,587
Professional fees	81,727	34,000
Amortization of land use rights	40,812	76,860
Depreciation	374,664	222,114
Total Operating Expenses	1,226,075	1,054,561

INCOME FROM OPERATIONS	453,846	1,756,100

OTHER INCOME (EXPENSE)
Other income	-	25,308
Interest income	775	1,165
Interest expense	(175,416)	(172,358)
Imputed interest	(9,562)	(26,284)
Total Other Expense, net	(184,203)	(172,169)

NET INCOME BEFORE TAXES	269,643	1,583,931

Income tax expense	(12,142)	-

NET INCOME	257,501	1,583,931

OTHER COMPREHENSIVE INCOME
Foreign currency translation gains	10,317	180,112

COMPREHENSIVE INCOME	$267,818	$1,764,043

Net income per share-basic and diluted	$0.01	$0.08

Weighted average number of shares outstanding during the year
- basic and diluted	21,000,000	21,000,000

The accompanying notes are an integral part of these combined financial statements

CHINA DONGFANG HEALTHCARE GROUP INC.
COMBINED STATEMENTS OF STOCKHOLDERS’ EQUITY
FOR THE YEARS ENDED DECEMBER 31, 2009 AND 2008

	Common stock		Stock		Unappropriated	Appropriated	Accumulated other
	Number of		subscription	Additional	retained	retained	comprehensive
	shares	Amount	receivable	paid-in capital	earnings	earnings	income	Total
Balance at December 31, 2007	21,000,000	$2,100	$(577,866)	$1,141,734	$1,590,901	$-	$189,830	$2,346,699

Components of comprehensive income
Net income for the year	-	-	-	-	1,583,931	-	-	1,583,931
Foreign currency translation gains	-	-	-	-	-	-	180,112	180,112
Comprehensive income								1,764,043

Imputed interest expenses on advances
from a stockholder	-	-	-	26,284	-	-	-	26,284

Balance at December 31, 2008	21,000,000	2,100	(577,866)	1,168,018	3,174,832	-	369,942	4,137,026

Components of comprehensive income
Net income for the year	-	-	-	-	257,501	-	-	257,501
Foreign currency translation gains	-	-	-	-	-	-	10,317	10,317
Comprehensive income								267,818

Imputed interest expenses on advances
from a stockholder	-	-	-	9,562	-	-	-	9,562

Stock subscription received	-	-	111,157	-	-	-	-	111,157

Transfer from retained earnings to
statutory reserves	-	-	-	-	(25,781)	25,781	-	-

Balance at December 31, 2009	21,000,000	$2,100	$(466,709)	$1,177,580	$3,406,552	$25,781	$380,259	$4,525,563

The accompanying notes are an integral part of these combined financial statements

CHINA DONGFANG HEALTHCARE GROUP INC.
COMBINED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2009 AND 2008

	2009	2008
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$257,501	$1,583,931
Adjusted to reconcile net income to cash provided by
operating activities:
Depreciation - cost of revenue	566,900	451,545
Depreciation	374,664	222,114
Amortization of land use rights	40,812	76,860
Imputed interest	9,562	26,284
Changes in operating assets and liabilities
(Increase) decrease in:
Accounts receivable	(15,874)	(53,614)
Prepaid expenses and other current assets	(9,872)	(320,320)
Inventories	11,673	(582)
Increase (decrease) in:
Accounts payable	(188,716)	314,284
Other payables and accrued expenses	(150,192)	60,932
Income tax payable	12,148	-
Net cash provided by operating activities	908,606	2,361,434
CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property and equipment	(248,104)	(3,381,037)
Decrease in amounts due from related companies	-	155,055
Net cash used in investing activities	(248,104)	(3,225,982)
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from issuance of common stock	111,157	-
Proceeds from issuance of note payable	731,294	-
(Decrease) increase in amount due to a stockholder	(317,396)	954,153
Increase in amount due to a related company	53,898	147,674
Net cash provided by financing activities	578,953	1,101,827
EFFECT OF EXCHANGE RATE ON CASH	(11,314)	(116,335)
NET INCREASE IN CASH AND CASH EQUIVALENTS	1,228,141	120,944
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR	192,266	71,322
CASH AND CASH EQUIVALENTS AT END OF YEAR	$1,420,407	$192,266

SUPPLEMENTAL DISCLOSURE OF NON-CASH INFORMATION:
During 2008, medical equipment of $1,220,295 was contributed by a third party charitable organization to the Company.

The accompanying notes are an integral part of these combined financial statements

CHINA DONGFANG HEALTHCARE GROUP INC.
NOTES TO THE COMBINED FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2009 AND 2008

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND ORGANIZATION

(A)    Organization

China Dongfang Healthcare Group Inc. (“China Dongfang Healthcare”) was incorporated in Nevada on September 29, 2009 as a holding company.

Winmark Group Limited (“Winmark”) was incorporated in the British Virgin Islands (“BVI”) on August 8, 2008 as a holding company. Winmark established a wholly-owned foreign enterprise, Guangzhou Shouzhi Medical Institution Management Co. Ltd. (“Shouzhi”), on November 13, 2009 in the People’s Republic of China (“PRC”) to provide consulting, investment and technical services to healthcare organizations in the PRC.

Guangzhou Dongfang Hospital was incorporated on July 10, 2002 in the PRC as a not-for-profit organization to provide medical consultation services and sell medicine to patients in Guangzhou, Guangdong Province, PRC. In August 2009, Guangzhou Dongfang Hospital became a for-profit organization and was renamed in April 2010 as Guangzhou Dongfang Hospital Co. Ltd. (“GDH”) with right of operation to February 2020.

On April 30, 2010, China Dongfang Healthcare entered into a share exchange agreement with Winmark and the stockholders of Winmark in which the stockholders of Winmark exchanged 100% of the registered and fully paid up capital of Winmark, valued at $50,000, for 21,000,000 shares of common stock, $0.0001 par value per share, of China Dongfang Healthcare. Winmark became a wholly owned subsidiary of China Dongfang Healthcare. As both companies are under common control, the share exchange involving China Dongfang Healthcare and Winmark is being treated for accounting purposes as a capital transaction and a reorganization of entities under common control with China Dongfang Healthcare as the accounting acquirer and Winmark as the accounting acquiree. The combined financial statements were prepared as if the reorganization occurred at the beginning of the first period presented (See note 15(A)).

Accordingly, these combined financial statements include the following:

1.	The balance sheet consisting of the net assets of the acquirer and acquiree at historical cost; and
2.	The statement of operations including the operations of the acquirer and acquiree for the periods presented.

On June 14, 2010, Shouzhi entered into a series of contractual arrangements with GDH and the sole stockholder of GDH pursuant to which Shouzhi assumed the management of the business activities of GDH and GDH agreed to pay 100% of its profits to Shouzhi. Through this arrangement, GDH became a 100% contractually controlled subsidiary of Shouzhi. Based on these contractual arrangements, the Company considers GDH to be a Variable Interest Entity (“VIE”) under ASC 810, "Consolidation of Variable Interest Entities, an Interpretation of ARB No.51" and Winmark through Shouzhi is the primary beneficiary of GDH (See note 2). Accordingly, GDH should be consolidated under ASC 810. Immediately prior to the transactions that were completed on June 14, 2010, Mr. Xu controlled GDH as he owned 100% of its registered capital.  Mr. Xu also controlled Shouzhi as he was its executive director and indirectly controlled 54.3% of the outstanding common stock of its ultimate parent, China Dongfang Healthcare. As Winmark, Shouzhi and GDH are under common control, the contractual arrangements have been accounted for as reorganization of entities under common control and the combined financial statements were prepared as if the reorganization occurred at the beginning of the first period presented (See note 15(B)).

China Dongfang Healthcare, Winmark, Shouzhi and GDH are hereinafter referred to as (“the Company”).

(B)    Principles of combination

The accompanying combined financial statements for the year ended December 31, 2009 include the financial statements of China Dongfang Healthcare for the period from September 29, 2009 (inception) to December 31, 2009 and its wholly owned subsidiaries, Winmark for the year ended December 31, 2009 and Shouzhi for the period from November 13, 2009 (inception) to December 31, 2009 and its contractually controlled affiliate, GDH for the year ended December 31, 2009 (collectively, “the Company”).

The accompanying combined financial statements for the year ended December 31, 2008 include the financial statements of Winmark for the period from August 8, 2008 (inception) to December 31, 2008 and GDH for the year ended December 31, 2008.

All significant inter-company accounts and transactions have been eliminated in combination.

(C)    FASB Launches New Accounting Standards Codification

In June 2009, the Financial Accounting Standards Board (“FASB”) issued FASB Accounting Standards Codification (“Codification”) as the single source of authoritative GAAP recognized by the FASB to be applied by nongovernmental entities effective for interim and annual periods ending after September 15, 2009.  Rules and interpretive releases of the SEC under authority of federal securities laws are also sources of authoritative GAAP for SEC registrants. The Codification supersedes all existing non-SEC accounting and reporting standards. All other non-grandfathered and non-SEC accounting literature not included in the Codification have become non-authoritative.

Following the Codification, FASB will not issue new standards in the form of Statements, FASB Staff Positions (“FSP”) or Emerging Issues Task Force (“EITF”) Abstracts. Instead, it will issue Accounting Standards Updates, which will serve to update the Codification, provide background information about the guidance and provide the basis for conclusions on the changes to the Codification.

GAAP is not intended to be changed as a result of the FASB's Codification, but it will change the way the guidance is organized and presented. As a result, these changes will have a significant impact on how companies reference GAAP in their financial statements and in their accounting policies.

(D)    Use of estimates

The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(E)    Cash and cash equivalents

For purposes of the balance sheets and the statements of cash flows, cash and cash equivalents include cash on hand and demand deposits with a bank with a maturity of less than three months.

(F)    Accounts receivable

Accounts receivable are recorded at the estimated net realizable amounts from PRC government units and patients. Generally, GDH collects the fees from patients without any form of governmental healthcare coverage in cash at the time of the service. Credit will only be given to PRC social insurance organization. The PRC social insurance organization reimburses the Company on a 30-day cycle and collection for the Company has historically not been considered to be an area that exposes the Company to additional risk. As of December 31, 2009 and 2008, accounts receivable from the PRC social insurance organization represents 83% and 88% of total accounts receivable respectively.

For a patient covered by governmental healthcare programs who visits GDH, GDH will only include the portion of charges borne by the social insurance organization in accounts receivable and collects the balance in cash at the time of the service.

As of December 31, 2009 and 2008, the Company considers all its accounts receivable to be collectible and no provision for doubtful accounts has been made in the financial statements.

(G)    Property and equipment

Property and equipment are stated at cost, less accumulated depreciation.  Expenditures for additions, major renewals and betterments are capitalized and expenditures for maintenance and repairs are charged to expense as incurred.

Depreciation is provided on a straight-line basis, less estimated residual values over the assets’ estimated useful lives. The estimated useful lives are as follows:

Buildings	30 Years
Medical equipment	10 Years
Furniture, fixtures and equipment	5 Years
Motor vehicles	5 Years

Land use rights are stated at cost, less accumulated amortization, and are amortized over 50 years from the date of acquisition.

(H)    Inventories

Inventories are valued at the lower of average cost or market, cost being determined on a weighted average method. Inventories consist of both traditional Chinese and western medicines and pharmaceutical products.

(I)    Long-lived assets

The Company accounts for long-lived assets under the Accounting Standards Codification (“ASC”) Nos. 350 and 360-10-05 “Intangibles – Goodwill and Other” and “Property, Plant, and Equipment - Impairment or Disposal of Long-Lived Assets” (“ASC No. 350 and 360-10-05”), (formerly Statements of Financial Accounting Standards (“SFAS”) Nos. 142 and 144 “Accounting for Goodwill and Other Intangible Assets” and “Accounting for Impairment or Disposal of Long-Lived Assets”). In accordance with ASC No. 350 and 360-10-05, long-lived assets held and used by the Company are reviewed for impairment annually in the fourth quarter or more frequently if events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. For purposes of evaluating the recoverability of long-lived assets, when undiscounted future cash flows will not be sufficient to recover an asset’s carrying amount, the asset is written down to its fair value. The Company believes that no impairment of property and equipment and land use rights existed at December 31, 2009 and 2008.

(J)    Fair value of financial instruments

ASC No. 825, “Financial Instruments”, (formerly SFAS No. 107, "Disclosure About Fair Value of Financial Instruments"), requires certain disclosures regarding the fair value of financial instruments. Fair value of financial instruments is made at a specific point in time, based on relevant information about financial markets and specific financial instruments. As these estimates are subjective in nature, involving uncertainties and matters of significant judgment, they cannot be determined with precision. Changes in assumptions can significantly affect estimated fair values.

The carrying value of cash and cash equivalents, accounts receivable (trade and others), accounts payable (trade and related party), accrued expenses and note payable approximate their fair values because of the short-term nature of these instruments. The management of the Company is of the opinion that the Company is not exposed to significant interest or credit risks arising from these financial instruments.

(K)    Revenue recognition

The Company recognizes revenue over the period the service is performed in accordance with ASC No. 605, Revenue Recognition in Financial Statements.  In general, ASC No. 605 requires that four basic criteria must be met before revenue can be recognized: (i) persuasive evidence of an arrangement exists, (ii) delivery has occurred or services rendered, (iii) the fee is fixed and determinable, and (iv) collectability is reasonably assured.

The Company bills for services rendered based upon several methodologies including established charges, the cost of providing services, predetermined rates per diagnosis, fixed per diem rates and discount from established charges.

The Company derives a significant portion of its revenue from patients who do not have any form of governmental healthcare coverage. For self-pay or non-governmental insurance protected inpatients, a minimum deposit of $15 must be paid by the patients before receiving any medical treatment and will be replenished when the deposit is used up. The final outstanding fee billed must be collected before discharge from the hospital. Revenue associated with these patients is reported at the Company’s gross charges and recognized when the medical services are provided. For self-pay or non-governmental insurance protected outpatients, consultation services are usually associated with subsequent sale of medicine. Fees will be billed on provision of consultation services and must be collected before dispensing medicine to patients. Revenue will be recognized when the consultation services are provided. For revenue derived from treatment of patients covered by governmental programs, fees are billed on provision of medical treatments and monthly statements will be sent to state-owned insurance houses for collection of fees. The revenue derived is reported at gross charges and recognized on provision of medical services.

The Company also sells medicine to patients and revenue from these sales is recognized upon the pharmaceutical drugs being dispensed for use by patients.

In June 2009, GDH entered into an eight-year exclusive cooperation agreement with a licensed dentist to jointly organize and operate a dental clinic housed at GDH. This clinic provides patients with a variety of dental services and medicines. GDH is responsible for providing dental chairs, treatment units and other equipment, as well as the medical staff.  The parties have agreed to split revenues from the dental center, and the licensed dentist has agreed to provide GDH with a minimum amount of revenue each month. The dental clinic has been operational since June 1, 2009.

GDH also entered into a five-year cooperation agreement in September 2009 with a licensed physician specializing in surgery to invest in the Guangdong Province Medical Association Medical Center. The cooperation agreement requires GDH to provide a facility, equipment and operating permit to be able to treat patients in this medical center. The licensed physician is responsible for paying utilities, taxes and security for the medical center, and provided GDH an initial investment of $29,860.  Other expenses are to be allocated to the medical center. The parties have agreed to split revenues from the medical center depending on its source and the licensed physician has agreed to provide GDH with a minimum amount of revenue each year. The medical center has been operational since September 8, 2009.

The Company collects the revenues from the dental center and the medical center and allocates the associated costs to each center by the Company’s charging system and financial system.  The Company recognizes the revenues and the associated costs from the centers as a gross amount and consolidates the accounts of each center. The gross profit derived from each center would be allocated between GDH and the counterparty to the respective cooperation agreement. The profit allocated to the counterparty would be recorded in the Company’s cost of revenue.

(L)    Charitable contributions received

Charitable contribution received is recognized on the nonreciprocal transfer of the medical equipment from the donor to the Company and is measured at the medical equipment’s fair value on the date of the transfer.

(M)    Income taxes

The Company accounts for income taxes under the ASC Topic 740-10-25 (“ASC 740-10-25”). Under ASC 740-10-25, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the consolidated financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under ASC 740-10-25, the effect on deferred tax assets and liabilities of a change in tax rates is recognized as income in the period included the enactment date.

On January 1, 2007, the Company adopted the provisions of ASC 740-10-25, "Accounting for Uncertainty in Income Taxes". ASC 740-10-25 prescribes a more-likely-than-not threshold for consolidated financial statement recognition and measurement of a tax position taken (or expected to be taken) in a tax return. This Interpretation also provides guidance on the recognition of income tax assets and liabilities, classification of current and deferred income tax assets and liabilities, accounting for interest and penalties associated with tax positions, accounting for interest and penalties associated with tax positions, accounting for income taxes in interim periods and income tax disclosures. The adoption of ASC 740-10-25 has not resulted in any material impact on the Company's financial position or results.

(N)    Foreign currency translation

China Dongfang Healthcare and Winmark maintain their accounting records in their functional currencies of United States Dollars ("US$") and Hong Kong Dollars ("HK$") respectively, whereas Shouzhi and GDH maintain their accounting records in their functional currency of Renminbi ("RMB").

Foreign currency transactions during the year are translated to its functional currency at the approximate rates of exchange on the dates of transactions.  Monetary assets and liabilities denominated in foreign currencies at the balance sheet date are translated at the approximate rates of exchange at that date.  Non-monetary assets and liabilities are translated at the rates of exchange prevailing at the time the asset or liability was acquired.  Exchange gains or losses are recorded in the statement of operations.

The financial statements of the subsidiaries whose functional currency is HK$ and RMB are translated into US$ using the closing rate method.  The balance sheet items are translated into US$ using the exchange rates at the respective balance sheet dates.  The capital and various reserves are translated at historical exchange rates prevailing at the time of the transactions while income and expenses items are translated at the average exchange rate for the year.  All exchange differences are recorded as a component of accumulated other comprehensive income within equity.

The exchange rates used to translate amounts in RMB into US$ for the purposes of preparing the financial statements were as follows:

	December 31, 2009	December 31, 2008
Balance sheet items, except for common
stock, additional paid-in capital and
retained earnings, as of year end	US$1=RMB6.8372	US$1=RMB6.8542

Amounts included in the statements of
operations and cash flows for the year	US$1=RMB6.84088	US$1=RMB6.96225

The exchange rate used to translate amounts in HK$ into $US was US$1 = HK$7.75 for all items in the financial statements.

The translation difference recorded for the years ended December 31, 2009 and 2008 were gains of $10,317 and $180,112 respectively.

No presentation is made that RMB amounts have been, or would be, converted into US$ at the above rates. Although the Chinese government regulations now allow convertibility of RMB for current account transactions, significant restrictions still remain. Hence, such translations should not be construed as a representation that the RMB could be converted into US$ at that rate or any other rate.

The value of RMB against US$ and other currencies may fluctuate and is affected by, among other things, changes in China’s political and economic conditions, any significant revaluation of RMB may materially affect the Company’s financial condition in terms of US$ reporting.

Since HK$ is pegged to US$, there is no significant exposure expected on HK$ transactions and balances.

(O)    Comprehensive income

The foreign currency translation gains or losses resulting from the translation of the financial statements expressed in HK$ and RMB to US$ is reported as other comprehensive income in the statements of operations and stockholders’ equity. Other comprehensive income for the years ended December 31, 2009 and 2008 was $10,317 and $180,112 respectively.

(P)    Earnings per share

Earnings per share in accordance with the provisions of ASC Topic 260, “Earnings Per Share”, (formerly SFAS No. 128, "Earnings Per Share"). ASC Topic 260 requires presentation of basic and diluted earnings per share in conjunction with the disclosure of the methodology used in computing such earnings per share. Basic earnings per share excludes dilution and is computed by dividing income available to common stockholders by the weighted average common shares outstanding during the period. Diluted earnings per share takes into account the potential dilution that could occur if securities or other contracts to issue common stock were exercised and converted into common stock using the treasury method.

(Q)    Segment disclosure

The Company operates in only one segment. Thereafter segment disclosure is not presented.

(R)    Recent accounting pronouncements

In October 2009, the FASB issued ASU 2009-13, “Multiple-Deliverable Revenue Arrangements”, now codified under FASB ASC Topic 605, “Revenue Recognition”, (“ASU 2009-13”). ASU 2009-13 requires entities to allocate revenue in an arrangement using estimated selling prices of the delivered goods and services based on a selling price hierarchy. The amendments eliminate the residual method of revenue allocation and require revenue to be allocated using the relative selling price method. ASU 2009-13 should be applied on a prospective basis for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010, with early adoption permitted. The adoption of this statement will not have a material impact on the Company’s financial position and results of operations.

In December 2009, FASB issued ASU 2009-16 Transfers and Servicing (Topic 860) Accounting for Transfers of Financial Assets ("ASU 2009-16"). ASU 2009-16 amends the FASB Accounting Standards Codification for the issuance of FASB Statement No. 166, Accounting for Transfers of Financial Assets—an amendment of FASB Statement No. 140. The amendments in ASU 2009-16 improve financial reporting by eliminating the exceptions for qualifying special-purpose entities from the consolidation guidance and the exception that permitted sale accounting for certain mortgage securitizations when a transferor has not surrendered control over the transferred financial assets. In addition, the amendments require enhanced disclosures about the risks that a transferor continues to be exposed to because of its continuing involvement in transferred financial assets. ASU 2009-16 is effective as of the beginning of each reporting entity's first annual reporting period that begins after November 15, 2009.  The Company does not expect the adoption of ASU 2009-16 to have a material impact on the Company’s financial position and results of operations.

In December 2009, FASB issued ASU 2009-17 Consolidations (Topic 810) Improvements to Financial Reporting by Enterprises Involved with Variable Interest Entities ("ASU 2009-17"). ASU 2009-17 amends the FASB ASC 810 for the issuance of FASB Statement No. 167, Amendments to FASB Interpretation No. 46(R). The amendments in ASU 2009-17 replace the quantitative-based risks and rewards calculation for determining which enterprise, if any, has a controlling financial interest in a variable interest entity with an approach focused on identifying which enterprise has the power to direct the activities of a variable interest entity that most significantly impact the entity's economic performance and (1) the obligation to absorb losses of the entity or (2) the right to receive benefits from the entity. ASU 2009-17 also requires additional disclosures about an enterprise's involvement in variable interest entities. ASU 2009-17 is effective as of the beginning of each reporting entity's first annual reporting period that begins after November 15, 2009. The Company does not expect the adoption of ASU 2009-17 to have a material impact on the Company’s financial position and results of operations except that additional disclosures will be made in the financial statements.

In January 2010, FASB issued ASU 2010-6 Improving Disclosures about Fair Measurements ("ASU 2010-6"). ASU 2010-6 provides amendments to subtopic 820-10 that require separate disclosure of significant transfers in and out of Level 1 and Level 2 fair value measurements and the presentation of separate information regarding purchases, sales, issuances and settlements for Level 3 fair value measurements. Additionally, ASU 2010-6 provides amendments to subtopic 820-10 that clarify existing disclosures about the level of disaggregation and inputs and valuation techniques. ASU 2010-6 is effective for financial statements issued for interim and annual periods ending after December 15, 2010. The Company does not expect the adoption of ASU 2010-06 to have a material impact on the Company’s financial position and results of operations.

In February 2010, FASB issued ASU 2010-9 Subsequent Events (Topic 855) Amendments to Certain Recognition and Disclosure Requirements ("ASU 2010-9"). ASU 2010-9 amends disclosure requirements within Subtopic 855-10. An entity that is an SEC filer is not required to disclose the date through which subsequent events have been evaluated. This change alleviates potential conflicts between Subtopic 855-10 and the SEC's requirements. ASU 2010-9 is effective for interim and annual periods ending after June 15, 2010. The Company does not expect the adoption of ASU 2010-09 to have a material impact on the Company’s financial position and results of operations.

(S)    Self-insurance policy

As the Company is primarily engaged in operating a hospital, the Company is subject to professional liability claims from patients. Based on the historical experience on claims incurred, the Company considers that amounts of ultimate net liability for this risk is minimal and does not accrue for the losses and costs resulting from professional liability claims. During the fiscal years ended December 31, 2009 and 2008, the Company has not elected to self-insure against medical malpractice claims as such costs have historically been lower than the premiums for medical malpractice insurance.  During these periods, the Company has experienced no more than three medical malpractice claims.  The amount paid for professional liability claims was $8,861 and $28,956 for the years ended December 31, 2009 and 2008 respectively.

The Company is currently considering and evaluating whether to obtain medical malpractice insurance in the future.  As noted above, however, the Company has had a very low historical medical malpractice claim experience.  Beginning in January 2011, the Company will record a loss reserve of approximately $0.50 per patient for medical malpractice claims, which is estimated will amount to an aggregate reserve of $50,000 by the end of 2011, based on the Company’s current annualized average patient count for 2010.  If the actual amount paid for medical malpractice claims during 2011 exceeds this reserve, we will seek to increase the reserve for 2012.  If the medical malpractice related payments exceed this reserve for two years continuously, we will seek to obtain medical malpractice insurance in the next year.

2.	VARIABLE INTEREST ENTITY

The Company accounts for Variable Interest Entities (“VIE”) in accordance with ASC 810. As a result of the adoption of ASU 2009-17, consolidations (Topic 810) – Improvements to Financial Reporting by Enterprises Involved with Variable Interest Entities, effective January 1, 2010, ASC 810 requires the consolidation of VIEs in which a company has both the power to direct the activities of the VIE that most significantly impact the VIE’s economic performance and the obligation to absorb losses or the right to receive the benefits from the VIE that could potentially be significant to the VIE. The Company has applied the requirements of ASC 810 on a prospective basis from the date of adoption.

The Company assesses all newly created entities and those with which the Company becomes involved to determine whether such entities are VIEs and, if so, whether or not the Company is their primary beneficiary.

On June 14, 2010, the Company through its PRC subsidiary, Shouzhi entered into a series of contractual arrangements with GDH and the sole stockholder of GDH pursuant to which Shouzhi assumed the management of the business activities of GDH and GDH agreed to pay 100% of its profit to Shouzhi and Shouzhi agreed to absorb 100% of the loss incurred by GDH. Through this arrangement, GDH is considered a VIE of the Company.

As required by ASC 810-10, the Company performs a qualitative assessment to determine whether the Company is the primary beneficiary of GDH which is identified as a VIE of the Company.  A quality assessment begins with an understanding of the nature of the risks in the entity as well as the nature of the entity’s activities including terms of the contracts entered into by the entity, ownership interests issued by the entity and the parties involved in the design of the entity. The Company’s assessment on the involvement with GDH reveals that the Company has the absolute power to direct the most significant activities that impact the economic performance of GDH. Under the accounting guidance, the Company is deemed to be the primary beneficiary of GDH and the results of GDH are combined in the Company’s combined financial statements for financial reporting purposes. As of December 31, 2009, GDH had total assets of $10,128,906 and total liabilities of $5,761,397. As of December 31, 2008, GDH had total assets of $9,615,119 and total liabilities of $5,525,296.

3.	ACCOUNTS RECEIVABLE, NET

Accounts receivable at December 31, 2009 and 2008 consisted of the following:

	2009	2008

Accounts receivable	$100,909	$85,035
Less: allowance for doubtful accounts	-	-
Accounts receivable, net	$100,909	$85,035

As of December 31, 2009 and 2008, the Company considered all accounts receivable collectible and has not recorded a provision for doubtful accounts.

4.	PREPAID EXPENSES AND OTHER CURRENT ASSETS

Prepaid expenses and other current assets at December 31, 2009 and 2008 consisted of the following:

	2009	2008

Prepaid expenses	$89,365	$86,296
Advances to suppliers	204,133	231,179
Due from staff	144,277	125,183
Other receivables	17,547	2,792
	$455,322	$445,450

5.	INVENTORIES, NET

Inventories at December 31, 2009 and 2008 consisted of the following:

	2009	2008

Western medicine	$20,281	$28,247
Traditional Chinese medicine	3,274	6,980
	23,554	35,227
Less: provision for obsolescence	-	-
Inventories, net	$23,554	$35,227

For the years ended December 31, 2009 and 2008, no provision for obsolete inventories was recorded by the Company.

6.	PROPERTY AND EQUIPMENT, NET

The following is a summary of property and equipment at December 31, 2009 and 2008:

	2009	2008

Buildings	$1,199,104	$1,196,130
Medical equipment	6,344,895	6,236,822
Furniture, fixtures and equipment	1,872,215	1,738,163
Motor vehicles	270,173	269,503
Construction in progress	41,944	15,964
	9,728,331	9,456,582
Less: accumulated depreciation	(3,504,771)	(2,556,345)
Property and equipment, net	$6,223,560	$6,900,237

Depreciation expense for the years ended December 31, 2009 and 2008 was $941,564 and $673,659 respectively.

7.	LAND USE RIGHTS, NET

The following is a summary of land use rights at December 31, 2009 and 2008:

	2009	2008

Land use rights	$2,041,717	$2,036,653
Less: accumulated amortization	(119,100)	(78,072)
Land use rights, net	$1,922,617	$1,958,581

The term of the land use rights are 50 years from the date of grant and expire in 2057.  The amortization expense for the years ended December 31, 2009 and 2008 was $40,812 and $76,860 respectively.

Amortization expenses for the next five years after December 31, 2009 are as follow:

2010	$40,834
2011	40,834
2012	40,834
2013	40,834
2014	40,834
Thereafter	1,718,447
$1,922,617

8.	OTHER PAYABLES AND ACCRUED EXPENSES

Other payables and accrued expenses at December 31, 2009 and 2008 consisted of the following:

	2009	2008

Other payables	$217,127	$149,737
Other accrued expenses	98,517	200,401
Deposits received from patients	71,076	186,774
	$386,720	$536,912

9.	NOTE PAYABLE

Note payable at December 31, 2009 and 2008 consisted of the following:

	2009	2008

Note payable to a bank, interest rate of 6.34% per annum,
collaterized by buildings of the Company, guaranteed
by a stockholder of the Company and his spouse,
due December 2014	$731,294	$-

Subsequent to the balance sheet date, the note payable was fully repaid and therefore, the note payable is wholly classified as a current liability.

No interest was recorded in 2009 as the note payable was borrowed on December 31, 2009.

10.	COMMITMENTS AND CONTINGENCIES

(A)	Employee benefits

The full time employees of the Company are entitled to employee benefits including medical care, welfare subsidies, unemployment insurance and pension benefits through a Chinese government mandated multi-employer defined contribution plan. The Company is required to accrue for those benefits based on certain percentages of the employees’ salaries and make contributions to the plans out of the amounts accrued for medical and pension benefits. The total provision and contributions made for such employee benefits for the years ended December 31, 2009 and 2008 was $35,869 and $32,053 respectively. The Chinese government is responsible for the medical benefits and the pension liability to be paid to these employees.

(B)	Lease commitments

The Company leases staff quarters from third parties under three operating leases which expire on January 1, 2012, December 31, 2010 and December 31, 2010 at annual rental of $6,318, $4,037, and $14,041 respectively.

As of December 31, 2009, the Company has outstanding commitments with respect to the above operating leases, which are due as follows:

2010	$24,396
2011	6,318
$30,714

(C)	Capital commitments

As of December 31, 2009, the Company had capital commitments of $219,000 with respect to the purchase of medical equipment.

11.	STOCKHOLDERS’ EQUITY

(A)	Appropriated retained earnings

The Company’s PRC subsidiaries are required to make appropriation to the statutory surplus reserve at 10% of the after-tax net income annually until the total contributions equal to 50% of the entities’ registered capital.  The statutory reserve funds are restricted for use to set off against prior period losses, expansion of production and operations or for the increase in the registered capital of the respective companies. This reserve is therefore not available for distribution except in liquidation.

During 2009, GDH appropriated $25,781 to the reserve fund based on its net income in accordance with the laws and regulations of the PRC.

During 2008, GDH made no appropriation to the reserve fund as GDH was previously registered as a not-for-profit organization.

(B)	Stock subscription receivable

On April 1, 2010, Winmark issued 2,830 shares of common stock to a company controlled by certain employees of GDH at a premium of $203 per share for the purpose of the share exchange with China Dongfang Healthcare (See note 1(A)). As of December 31, 2009, $111,157 was paid and the remaining balance of $466,709 was classified as stock subscription receivable. As the exchange of shares has been accounted for as a reorganization of entities under common control and the issue of 2,830 shares of common stock by Winmark was recorded as if it had occurred at the beginning of the first period presented.

12.	RELATED PARTY TRANSACTIONS

(A)
As of December 31, 2009 and 2008, the Company owed a stockholder $337,423 and $663,525 respectively for advances made, which are unsecured and repayable on demand. Imputed interest expense is computed at 5% and 5% per annum on the amount due for the years ended December 31, 2009 and 2008 respectively.

Imputed interest expense recorded as additional paid-in capital amounted to $9,562 and $26,284 for the years ended December 31, 2009 and 2008 respectively.

As of December 31, 2009 and 2008, the Company owed a stockholder $3,510,209 and $3,501,503 respectively which is unsecured and repayable within 5 years commencing from January 1, 2011. Interest is charged at 5% per annum and amounted to $175,416 and $172,358 for the years ended December 31, 2009 and 2008 respectively.

(B)
As of December 31, 2009 and 2008, the Company owed a related company $201,572 and $147,674 respectively for advances made which is unsecured, interest-free and repayable in installments ranging from December 31, 2008 to December 31, 2012.

(C)	During 2009 and 2008, the Company paid a stockholder’s spouse $0 and $44,526 respectively for lease of motor vehicles.

(D)	A stockholder and his spouse have provided guarantees to a bank for a bank loan in the amount of $731,294 extended to the Company.

13.	INCOME TAX

The Company is subject to income taxes on an entity basis on income arising in or derived from the tax jurisdiction in which each entity is domiciled.

China Dongfang Healthcare was incorporated in the United States in September 2009 and has no operating gains or losses for income tax purposes for 2009.

Winmark was incorporated in the British Virgin Islands and income earned is not subject to income tax.

Shouzhi and GDH were incorporated in the PRC and are subject to PRC income tax which is computed according to the relevant laws and regulations in the PRC. The applicable tax rate has been 25% for the years ended December 31, 2009 and 2008.  The net income of GDH for the period from January 1, 2008 to August 17, 2009 (date of approval of change from a not-for-profit organization to a for-profit organization) is exempted from income tax as it was registered as a not-for-profit organization since August 30, 2006.

The income tax expense for 2009 and 2008 are summarized as follows:

	Year ended December 31,
	2009	2008

Current	$12,142	$-
Deferred	-	-
	$12,142	$-

The reconciliation of income taxes computed at the statutory income tax rates to total income taxes for the years ended December 31, 2009 and 2008 is as follows:

	Year ended December 31,
	2009	2008

Federal tax rate on net income	$91,679	$538,537
Valuation allowance
Winmark	104	98
Tax effect of net income not taxable for income tax purpose
GDH	(55,346)	(396,055)
Foreign tax differential	(24,295)	(142,580)
	$12,142	$-

14.	CONCENTRATIONS AND RISKS

During 2009 and 2008, 100% of the Company's assets were located in the PRC and Hong Kong and 100% of the Company's revenues were derived from patients in the PRC.

The Company relied on three suppliers of medicine for approximately $40,372, $39,242 and $36,765 representing in aggregate 34% of purchases made in 2009, and on two suppliers of medicine for approximately $79,076 and $37,578 representing in aggregate 30% of purchases made in 2008. As of December 31, 2009 and 2008, accounts payable to these suppliers totaled $8,892 and $6,326 respectively.

15.	SUBSEQUENT EVENTS

(A)
On April 30, 2010, China Dongfang Healthcare entered into a share exchange agreement with Winmark and the stockholders of Winmark in which the members of Winmark exchanged 100% of the registered and fully paid up capital of Winmark, valued at $50,000, for 21,000,000 shares of common stock, $0.0001 par value per share, of China Dongfang Healthcare (See note 1(A)).

(B)
On June 14, 2010, Shouzhi entered into a series of contractual arrangements with GDH and the stockholder of GDH pursuant to which Shouzhi assumed the management of the business activities of GDH for 100% of its profits (See note 1(A)).

(C)
On April 1, 2010, Winmark issued 2,830 shares of common stock to a company controlled by certain employees of GDH at a premium of $203 per share for the purpose of the share exchange with China Dongfang Healthcare (See note 11(B)).

(D)	On June 12, 2010, the note payable was fully repaid (See note 9).

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized.

China Dongfang Healthcare Group Inc.

Date: November 10, 2010
	By:	/s/ Xu Jianping
Xu Jianping
Chairman, President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description of Exhibit
2.1* **	Share Exchange Agreement, dated April 30, 2010, by and among the Company, Winmark and each of the members of Winmark.
3.1**	Articles of Incorporation of China Dongfang Healthcare Group Inc.
3.2**	Bylaws of China Dongfang Healthcare Group Inc.
4.1**	Specimen common stock certificate
4.2**	Call Option Agreement, by and among Guangzhou Shouzhi Medical Institution Management Co. Ltd., Xu Jianping and GDH
4.3**	Shareholders’ Voting Proxy Agreement, by and between Guangzhou Shouzhi Medical Institution Management Co. Ltd. and Xu Jianping
4.4**	Share Pledge Agreement, by and between Guangzhou Shouzhi Medical Institution Management Co. Ltd. and Xu Jianping
4.5**	Declaration of Trust, dated August 20, 2008
4.6**	Lockup Agreement, dated April 30, 2010, by and among the Company, Xu Jianping, Lam Wai Chuen and Elegant Capital Holding Limited
10.1.1**	Employment Contract between GDH and Wu Pifa, effective February 28, 2008
10.1.2**	Supplementary Agreement of Labor Contract, between GDH and Wu Pifa, extending the Employment Contract to October 30, 2010
10.2.1**	Employment Contract between GDH and Li Peiliang, effective June 12, 2009
10.2.2**	Supplementary Agreement of Labor Contract, between GDH and Li Peiliang, extending the Employment Contract to December 30, 2010
10.3**	Employment Contract between GDH and Fu Yunzhuang, effective February 1, 2008
10.4**	Employment Contract between GDH and Liu Ruihuan, effective February 1, 2008
10.5**	Employment Contract between GDH and Zheng Weiguo, effective February 1, 2008
10.6**	Contract of Loan of Maximum Amount, by and between GDH and Guangzhou Rural Credit Cooperative Sanyuanli Branch
10.7**	Contract of Guaranty of Maximum Amount, by and among Xu Jianping, Gui Zhaohui and Guangzhou Rural Credit Cooperative Sanyuanli Branch
10.8**	Contract of Mortgage of Maximum Amount, by and between GDH and Guangzhou Rural Credit Cooperative Sanyuanli Branch
10.9**	Exclusive Management Consultancy Agreement, by and among Xu Jianping, GDH and Guangzhou Shouzhi Medical Institution Management Co. Ltd.
10.10**	Employment Contract, effective February 1, 2008, by and between GDH and Xu Jianping,
10.11**	Amended and restated Agreement for Repayment of Money, effective December 31, 2008, executed on October 21, 2010, by and between GDH and Xu Jianping
10.12**	Loan Agreement, effective January 1, 2008, by and between GDH, as borrower, and Qingyuan Development Zone Hospital, as lender
10.13**	Loan Agreement, effective March 1, 2010, by and between GDH, as lender, and Qingyuan Development Zone Hospital, as borrower
21.1**	Subsidiaries of the Registrant
99.1**	Dongfang Hospital Oral Department Cooperative Contract, effective June 1, 2009, by and between GDH and Yang Wei
99.2**	Dongfang Hospital (Guangdong Medical Association Medical Center) Cooperative Contract, effective September 8, 2009, by and between GDH and Luo Quanhong

*	Certain exhibits and schedules to this agreement have been omitted pursuant to rules of the SEC. Omitted exhibits and schedules will be provided supplementally to the SEC upon request.
**	Previously filed.

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